Exhibit 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Summary

This executive summary of Management’s Discussion and Analysis of Financial Condition and Results of Operation highlights selected information and may not contain all the information that is important to current or potential investors in our securities. You should read this Recast 2022 Annual Report updated for Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data (the "Recast 2022 Annual Report") along with the Jackson Financial Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the "2022 Annual Report") in its entirety for a more detailed description of events, trends, uncertainties, risks and critical accounting estimates affecting us.

This Recast 2022 Annual Report reflects the modified retrospective adoption, except for market risk benefits for which we applied a full retrospective transition approach, of U.S. GAAP Accounting Standards Update (“ASU”) 2018-12, related to Targeted Improvements to the Accounting for Long-Duration Contracts (“LDTI”), to our Management’s Discussion and Analysis of Financial Condition and Results of Operations and financial statements and related notes previously filed with our 2022 Annual Report. This Recast 2022 Annual Report does not otherwise seek to update that previously reported information for events occurring subsequent to the March 1, 2023 filing of the 2022 Annual Report, except as otherwise noted herein. See our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed subsequent to that 2022 Annual Report for information regarding those subsequent events.

Discussion related to the results of operations for the Company's comparison of 2021 results to 2020 results have been omitted in this Recast 2022 Annual Report. 2020 results were not required to be, and were not, recast to reflect the adoption of LDTI; and consequently, a comparison of recast 2021 results to non-recast 2020 results is not useful. The Company's comparison of 2021 non-recast results to 2020 non-recast results is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary and Results of Operations.

See the 2022 Annual Report for Principal Definitions, Abbreviations, and Acronyms Used in the Text and Notes of this Recast 2022 Annual Report.

Jackson Financial Inc. (“Jackson Financial”or "JFI") and its subsidiaries, collectively, the “Company,” “we,” “our” or “us”, is a financial services company focused on helping Americans grow and protect their savings and income to enable them to pursue financial freedom for life. We believe that we are uniquely positioned in our markets because of our differentiated products, well-known brand and disciplined risk management. Our market leadership is supported by our efficient and scalable operating platform and industry-leading distribution network. We believe these core strengths will enable us to grow profitably as an aging, U.S. population transitions into retirement.

We offer a diverse suite of annuities to retail investors in the U.S. Our variable annuities have been among the best-selling products of their kind in the U.S., primarily due to the differentiated features we offer as compared to our competitors, in particular the wider range of investment options and greater freedom to invest across multiple investment options. We also offer fixed index annuities and fixed annuities. In the fourth quarter of 2021, our primary life insurance subsidiary, Jackson National Life Insurance Company (“Jackson”) and its insurance subsidiaries successfully launched Jackson Market Link ProSM and Jackson Market Link Pro AdvisorySM, their commission and advisory based suite of registered index-linked annuities ("RILA"). Also in the fourth quarter of 2021, we entered the defined contribution market as a carrier in the AllianceBernstein Lifetime Income Strategy ("AllianceBernstein").

We manage our business through three segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments, including the results of PPMH, the holding company of PPM, which manages the majority of our general account investment portfolio, in Corporate and Other. See Note 3 to Consolidated Financial Statements in the Recast 2022 Annual Report for further information on our segments.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Executive Summary
There are several significant events that have affected, or are expected to affect, us, including:

•Demerger from Prudential: We were previously a majority-owned subsidiary of Prudential plc (“Prudential”), London, England and served as the holding company for its U.S. operations. The demerger, or separation, from Prudential was completed September 13, 2021 (the "Demerger"), and we are now an independent U.S. public company. Prudential retained an equity interest in us, which, as a result of Prudential's sales subsequent to the Demerger, represents 9.2% beneficial ownership of our outstanding common stock as of December 31, 2022.

•Common Stock Split: On September 9, 2021, Jackson Financial effected a 104,960.3836276-for-1 stock split of its Class A Common Stock and Class B Common Stock by way of a reclassification of its Class A Common Stock and Class B Common Stock. All share and earnings per share information presented in this Recast 2022 Annual Report have been retroactively adjusted to reflect the stock split. On June 9, 2022, our shareholders approved the Third Amended and Restated Certificate of Incorporation, which eliminated the Class B Common Stock. As a result, our Class A Common Stock became simply, common stock.

•Athene Transactions: On June 18, 2020, Jackson announced that it entered into a funds withheld coinsurance agreement (the “Athene Reinsurance Agreement”) with Athene Life Re Ltd. (“Athene”), effective June 1, 2020, to reinsure on a 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission (the “Athene Reinsurance Transaction”). As a result, we hold various investments whose economic performance accrues to Athene but are reported in our financial statements. In July 2020, Athene invested $500 million of capital into the Company for an equity interest. In August 2020, the Company contributed $500 million, as a capital contribution to Jackson. Athene has an equity interest in us, which as a result of Athene's sales subsequent to the Demerger, represents 1.9% beneficial ownership of our outstanding common stock as of December 31, 2022.

•Common Stock Repurchases: Since the Demerger and through December 31, 2022, we have repurchased 13,425,218 shares of our common stock for an aggregate consideration of $494 million. After giving effect to those repurchases and issuances for our equity-based compensation programs, we had 11,784,813 shares of treasury stock and 82,690,098 shares of common stock outstanding at December 31, 2022.

•Inflation Reduction Act of 2022: As discussed in Note 13 of Notes to Consolidated Financial Statements in this Recast 2022 Annual Report, on August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (“IRA”) which, among other changes, created a new corporate alternative minimum tax (“AMT”) based on "adjusted financial statement income," rather than reported taxable income, and imposed a 1% excise tax on corporate stock repurchases. The AMT provision is effective January 1, 2023. We expect that we will be subject to the AMT beginning in 2023. We expect any AMT incurred to be treated as a taxable temporary difference, and recorded as a deferred tax asset, so it is not expected to have a direct impact on total income tax expense; although it could affect our cash tax liabilities. As of December 31, 2022, we have not recorded any provision for the AMT. The calculation of adjusted financial statement income, and therefore the AMT, is subject to the issuance of regulatory guidance by the U.S. Department of the Treasury, which is expected throughout 2023. Any excise tax incurred on corporate stock repurchases will generally be recognized as part of the cost basis of the treasury stock acquired and not reported as part of income tax expense. We continue to monitor developments and regulations associated with the IRA for any potential future impacts on our business, financial condition, results of operations and cash flows.

An understanding of several key operating measures, including sales, account value, net flows, benefit base and assets under management ("AUM"), is helpful to evaluating our results. See “Key Operating Measures” below. Finally, we are affected by various economic, industry and regulatory trends, which are described below under “Macroeconomic, Industry and Regulatory Trends.”

Impact of Recent Accounting Pronouncements

For a complete discussion of new accounting pronouncements affecting us, see Note 2 — Significant Accounting Policies of Notes to Consolidated Financial Statements in this Recast 2022 Annual Report.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Executive Summary

As discussed in Note 2 — Significant Accounting Policies of Notes to Consolidated Financial Statements in this Recast Report, we adopted Accounting Standards Update 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts” , for our fiscal year beginning January 1, 2023, with a transition date of January 1, 2021. Based on the elected transition methods, the adoption of LDTI resulted in a decrease in total equity of $3.0 billion as of the transition date of January 1, 2021, comprised of a reduction in accumulated other comprehensive income ("AOCI") of $0.4 billion and a reduction in retained earnings of $2.6 billion. The adoption of LDTI resulted in increases in net income attributable to Jackson Financial of $489 million and $234 million for the years ended December 31, 2022 and 2021, respectively, and also resulted in an increase in total equity of $223 million and a decrease of $2.8 billion for the years ended December 31, 2022 and 2021, respectively, from the amounts reported prior to the adoption of LDTI. The change in the equity impact from the transition date was primarily due to higher interest rates and is comprised of a reduction in retained earnings that is more than offset by an increase in AOCI. See further discussion in Note 2- Significant Accounting Policies for the significant changes associated with this change in accounting principle.

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report, selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

Adjusted Operating Earnings equals our net income adjusted to eliminate the impact of the following items:

1.Net Hedging Results: Comprised of: (i) fees attributed to guaranteed benefits; (ii) changes in the fair value of freestanding derivatives used to manage the risk associated with market risk benefits and other guaranteed benefit features; (iii) the movements in reserves, market risk benefits, guaranteed benefit features accounted for as embedded derivative instruments, and related claims and benefit payments; (iv) amortization of the balance of unamortized deferred acquisition costs at the date of transition to current accounting guidance on January 1, 2021 associated with items excluded from adjusted operating earnings prior to transition; and (v) the impact on the valuation of Guaranteed Benefits and Net Hedging Results arising from changes in underlying actuarial assumptions. These items are excluded from adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach appropriately removes the impact to both revenue and related expenses associated with Guaranteed Benefits and Net Hedging Results and provides investors a better picture of the drivers of our underlying performance.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations |
Non-GAAP Financial Measures
2.Net Realized Investment Gains and Losses: Comprised of: (i) realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio; and (ii) impairments of securities, after adjustment for the non-credit component of the impairment charges. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

3.Change in Value of Funds Withheld Embedded Derivative and Net investment income on funds withheld assets: Includes (i) the change in fair value of funds withheld embedded derivatives; and (ii) net investment income on funds withheld assets related to funds withheld reinsurance transactions. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

4.Other items: Comprised of: (i) the impact of investments that are consolidated in our financial statements due to U.S. GAAP accounting requirements, such as our investments in collateralized loan obligations (CLOs), but for which the consolidation effects are not consistent with our economic interest or exposure to those entities, and (ii) one-time or other non-recurring items, such as costs relating to our separation from Prudential. These items are excluded from adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

Operating income taxes are calculated using the prevailing corporate federal income tax rate of 21% while taking into account any items recognized differently in our financial statements and federal income tax returns, including the dividends received deduction and other tax credits. For interim reporting periods, the Company uses an estimated annual effective tax rate (“ETR”) in computing its tax provision including consideration of discrete items.

The following is a reconciliation of Adjusted Operating Earnings to Net income (loss) attributable to Jackson Financial Inc., the most comparable U.S. GAAP measure.

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)
Income tax expense (benefit)	1,505	666	(854)
Pretax income (loss) attributable to Jackson Financial Inc.	7,691	4,083	(2,488)
Non-operating adjustments (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(3,077)	(2,855)	(2,509)
Net movement in freestanding derivatives	2,744	5,674	4,662
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Net reserve and embedded derivative movements	222	141	3,184
Amortization of DAC associated with non-operating items at date of transition to LDTI	658	737	(1,261)
Assumption changes	—	—	(128)
Total guaranteed benefits and net hedging results	(2,989)	(269)	3,948
Net realized investment (gains) losses	359	(182)	(377)
Net realized investment (gains) losses on funds withheld assets	(2,186)	21	(440)
Net investment income on funds withheld assets	(1,254)	(1,188)	(792)
Loss on funds withheld reinsurance transaction	—	—	2,082
Other items	22	36	41
Total non-operating adjustments	(6,048)	(1,582)	4,462
Pretax Adjusted Operating Earnings	1,643	2,501	1,974
Operating income taxes	189	322	94
Adjusted Operating Earnings	$1,454	$2,179	$1,880

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations |
Non-GAAP Financial Measures
Adjusted Book Value and Adjusted Operating ROE

We use Adjusted Operating Return on Equity ("ROE") to manage our business and evaluate our financial performance. Adjusted Operating ROE excludes items that vary from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as such items may distort the underlying performance of our business. We calculate Adjusted Operating ROE by dividing our Adjusted Operating Earnings by average Adjusted Book Value. Adjusted Book Value excludes AOCI attributable to JFI. AOCI attributable to JFI excludes AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are of longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business.

Adjusted Book Value and Adjusted Operating ROE should not be used as substitutes for total shareholders’ equity and ROE as calculated using annualized net income and average equity in accordance with U.S. GAAP. However, we believe the adjustments to equity and earnings are useful to gaining an understanding of our overall results of operations.

The following is a reconciliation of Adjusted Book Value to total shareholders’ equity and a comparison of Adjusted Operating ROE to ROE, the most comparable U.S. GAAP measure:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)
Adjusted Operating Earnings	$1,454	$2,179	$1,880

Total shareholders' equity	$8,646	$7,641	$9,429
Adjustments to total shareholders’ equity:
Exclude accumulated other comprehensive (income) loss attributable to Jackson Financial Inc. (1)	1,272	(1,073)	(2,608)
Adjusted Book Value	$9,918	$6,568	$6,821

ROE on average equity	69.7%	44.1%	(20.1)%
Adjusted Operating ROE on average equity	16.2%	32.8%	27.6%

(1) Accumulated other comprehensive income (loss) of $(2,106) million and $287 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of December 31, 2022 and 2021, respectively, are not attributable to Jackson Financial Inc. and are therefore not included as an adjustment to total shareholders’ equity in the reconciliation of Adjusted Book Value to total shareholders’ equity.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations |
Key Operating Measures

Key Operating Measures

We use a number of operating measures, discussed below, that management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Sales

Sales of annuities and institutional products include all money deposited by customers into new and existing contracts. We believe sales statistics are useful to gaining an understanding of, among other things, the attractiveness of our products, how we can best meet our customers’ needs, evolving industry product trends and the performance of our business from period to period.

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Sales
Variable annuities	$13,638	$19,073	$16,621
RILA	1,811	108	—
Fixed Index Annuities	126	115	997
Fixed Annuities(1)	162	33	327
Total Retail Annuity Sales	15,737	19,329	17,945

Total Institutional Product Sales	2,398	475	1,284

Total Sales	$18,135	$19,804	$19,229
(1) Includes payout annuities

For the year ended December 31, 2022, total sales decreased by $1,669 million compared to the year ended December 31, 2021. Lower retail sales were primarily due to decreased sales of our variable annuities with lifetime living benefits, the decline in equity markets, and shifting consumer preferences in a rising interest rate environment. The lower sales were partially offset by sales of our lifetime income solutions offering in the defined contribution market and our new RILA product, which were launched in the fourth quarter of 2021. Sales of fixed index and fixed annuities increased in 2022 due to the rising interest rate environment, which enabled more favorable pricing actions. In addition, sales of our institutional products were higher by $1,923 million, compared to the year ended December 31, 2021.

Account Value

Account value generally equals the account value of our variable annuities, RILA, fixed index annuities, fixed annuities, interest sensitive life, and institutional products. It reflects the total amount of customer invested assets that have accumulated within a respective product and equals cumulative customer contributions, which includes gross deposits or premiums, plus accrued credited interest plus or minus the impact of market movements, as applicable, less withdrawals and various fees. We believe account value is a useful metric in providing an understanding of, among other things, the sources of potential fee income generation, potential benefit obligations and risk management priorities.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations |
Key Operating Measures

	December 31,
	2022	2021
	(in millions)
Account Value
GMWB For Life	$149,706	$188,078
GMWB	5,674	7,318
GMIB	1,356	1,808
No Living Benefits	49,073	60,719
Total Variable Annuity Account Value	205,809	257,923

RILA	1,875	110

Fixed Index Annuity (1)	415	291
Fixed Annuity (1)	1,219	1,099
Total Fixed & Fixed Index Annuity Account Value (1)	1,634	1,390

Payout Annuity(1)	$649	$712

Total Retail Annuities Account Value(1)	$209,967	$260,135

Total Institutional Products Account Value	$9,019	$8,830

Total Closed Life and Annuity Blocks Account Value (1)	$8,288	$8,637
(1) Net of reinsurance

Net Flows

Net flows represent the net change in customer account balances during a period, including gross premiums, surrenders, withdrawals and benefits. Net flows exclude investment performance, interest credited to customer accounts, transfers between fixed and variable benefits for variable annuities and policy charges. We believe net flows is a useful metric in providing an understanding of, among other things, sales, ongoing premiums and deposits, the changes in account value from period to period, sources of potential fee income and policyholder behavior.

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Net Flows:
Variable Annuity	$(2,407)	$(1,011)	$1,788
RILA	1,803	108	—
Fixed Index Annuity (1)	124	106	481
Fixed Annuity (1)	90	13	(179)
Payout Annuity (1)	(79)	(81)	(61)
Total Retail Annuities Net Flows (1)	(469)	(865)	2,029
Net flows ceded to Athene	(3,182)	(2,521)	(1,449)
Total Retail Annuities net flows, gross of reinsurance	$(3,651)	$(3,386)	$580

Total Institutional Products Net Flows	$40	$(2,440)	$(1,517)

Total Closed Life and Annuity Blocks Net Flows (1)	$(270)	$(250)	$(283)
(1) Net of reinsurance

Net flows, net of reinsurance, improved for the year ended December 31, 2022, compared to the year ended December 31, 2021, driven by the increased sales of RILA and institutional products which has a positive effect on net flows.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations |
Key Operating Measures
Benefit Base

Benefit base refers to a notional amount that represents the value of a customer’s guaranteed benefit, and therefore may be a different value from the invested assets in a customer’s account value. The benefit base may be used to calculate the fees for a customer’s guaranteed benefits within an annuity contract. The guaranteed death benefit and guaranteed living benefit within the same contract may not have the same benefit base. We believe benefit base is a useful metric for our variable annuity policies in providing an understanding of, among other things, fee income generation, potential optional guarantee benefit obligations and risk management priorities. The following table shows variable annuity account value and benefit base as of December 31, 2022 and 2021:

	Years Ended December 31,
	2022		2021
	Account Value	Benefit Base	Account Value	Benefit Base
	(in millions)
No Living Benefits	$49,073	N/A	$60,719	N/A
By Guaranteed Living Benefits:
GMWB for Life	149,706	189,814	188,078	183,626
GMWB	5,674	5,655	7,318	5,860
GMIB (1)	1,356	1,929	1,808	2,059
Total	$205,809	$197,398	$257,923	$191,545

By Guaranteed Death Benefit:
Return of AV (No GMDB)	$25,049	N/A	$30,337	N/A
Return of Premium	157,339	138,419	197,544	135,034
Highest Anniversary Value	12,128	14,272	15,599	14,767
Rollup	3,229	4,695	4,188	4,850
Combination HAV/Rollup	8,064	10,297	10,255	10,402
Total	$205,809	$167,683	$257,923	$165,053
(1) Substantially all our GMIB benefits are reinsured.

Assets Under Management

AUM, or assets under management, refers to investment assets that are managed by one of our subsidiaries and includes: (i) the assets in our investment portfolio managed by PPM, which excludes assets held in funds withheld accounts for reinsurance transactions, (ii) third party assets managed by PPM, including those for Prudential and its affiliates or third parties, and (iii) the separate account assets of our Retail Annuities segment that Jackson National Asset Management ("JNAM") manages and administers. Total AUM reflects exclusions between segments to avoid double counting. We believe AUM is a useful metric for an understanding of, among other things, the sources of our earnings, net investment income and performance of our invested assets, customer directed investments and risk management priorities.

	December 31,
	2022	2021
	(in millions)
Jackson Invested Assets	$44,486	$47,224
Third Party Invested Assets (including CLOs)	26,993	31,980
Total PPM AUM	71,479	79,204
Total JNAM AUM	219,070	280,250
Total AUM	$290,549	$359,454

Total AUM decreased for the year ended December 31, 2022, compared to the year ended December 31, 2021, driven primarily by a decline in separate account balances managed by JNAM due to negative equity market returns over the last year.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Macroeconomic, Industry and Regulatory Trends
Macroeconomic, Industry and Regulatory Trends

We discuss a number of trends and uncertainties below that we believe could materially affect our future business performance, including our results of operations, our investments, our cash flows, and our capital and liquidity position.

Macroeconomic and Financial Market Conditions

Our business and results of operations are affected by macroeconomic factors. The level of interest rates and shape of the yield curve, credit and equity market performance and equity volatility, regulation, tax policy, the level of U.S. employment, inflation and the overall economic growth rate can affect both our short and long-term profitability. Monetary and fiscal policy in the U.S., or similar actions in foreign nations, could result in increased volatility in financial markets, including interest rates, currencies and equity markets, and could impact our business in both the short-term and medium-term. Political events, including precautions with the COVID-19 pandemic, civil unrest, tariffs or other barriers to international trade, and the effects that these or other political events could have on levels of economic activity, could also impact our business through impacts on consumers’ behavior or impact on financial markets.

In the short- to medium-term, the potential for increased volatility could pressure sales and reduce demand for our products as consumers consider purchasing alternative products to meet their objectives. Our financial performance can be adversely affected by market volatility and equity market declines if fees assessed on the account value of our annuities fluctuate, hedging costs increase and revenues decline due to reduced sales and increased outflows.

In early March through late April, several regional U.S. banks were taken over by federal regulators with the Federal Deposit Insurance Corporation ("FDIC") being named the receiver. These bank failures raised concern among investors and depositors regarding the solvency and liquidity of regional banks across the country, leading to increased stress on the banking sector. In response, the FDIC invoked a systemic risk exception allowing the government to ensure repayment of all amounts on deposit at the failed banks. We continue to monitor and analyze the ongoing situation in the banking sector. Except for assets held as part of reinsurance arrangements within our funds withheld portfolios, where the Company does not have exposure to default risk, the Company's general account portfolio had no exposure to Silicon Valley Bank ("SVB"), Signature Bank, First Republic Bank, and Credit Suisse Additional Tier 1 debt as of March 31, 2023.

Equity Market Environment

Our financial performance is impacted by the performance of equity markets. For example, our variable annuities earn fees based on the account value, which changes with equity market levels. After a very volatile 2020, U.S. equity markets performed well in 2021, with the S&P 500 generally at or near all-time highs throughout the year. In 2022, equity markets declined and equity volatility increased, resulting in higher hedging costs. The financial performance of our hedging program could be impacted by large directional market movements or periods of high volatility. In particular, our hedges could be less effective in periods of large directional movements or we could experience more frequent or more costly rebalancing in periods of high volatility, which would lead to adverse performance versus our hedge targets and increased hedging costs. Further, we are also exposed to basis risk, which results from our inability to purchase or sell hedge assets whose performance is perfectly correlated to the performance of the funds into which customers allocate their assets. We make funds available to customers where we believe we can transact in sufficiently correlated hedge assets, and we anticipate some variance in the performance of our hedge assets and customer funds. This variance may result in our hedge assets outperforming or underperforming the customer assets they are intended to match. This variance may be exacerbated during periods of high volatility, leading to a mismatch in our hedge results relative to our hedge targets and U.S GAAP results.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Macroeconomic, Industry and Regulatory Trends
Interest Rate Environment

The interest rate environment has affected, and will continue to affect our business and financial performance in the future for the following reasons:

•Periods of sharp rises in interest rates, as we have seen recently as a result of the Federal Reserve's actions and signals about upcoming interest rate decisions, impact investment related activity including investment income returns, net investment spread results, new money rates, mortgage loan prepayments, and bond redemptions. Due to increases in interest rates, the yield on new investments has generally exceeded the yield on asset maturities and redemptions (runoff yield). Rising interest rates also impact the hedging results of our variable annuity business as the market value of interest rate hedges decline driving immediate hedging losses. We would expect lower hedging costs and reduced levels of hedging going forward. Further, we expect near-term hedging losses from rising rates may be more than offset by changes in the fair value of the related guaranteed benefit liabilities as was the case for the year ended December 31, 2022.

•Interest rate increases also expose us to disintermediation risk, where higher rates make currently sold fixed annuity products more attractive while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our customers to lapse their products in an environment where selling assets causes us to realize losses.

•Additionally, our statutory total adjusted capital ("TAC") may be negatively impacted by rising rates due to minimum required reserving levels (i.e., cash surrender value floor) when reserve releases are limited and unable to offset interest rate hedging losses. Statutory required capital, or company action level ("CAL") will generally decline in rising interest rate environments. The RBC ratio may increase or decrease depending on the interaction between TAC and the CAL movements, which could impact available dividends from our insurance subsidiaries.

•We operated in a low interest rate environment for several years. A prolonged low interest rate environment subjects us to increased hedging costs or an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for optional guaranteed benefits, decreasing statutory surplus, which would adversely affect their ability to pay dividends. Certain inputs to the statutory models rely on prescribed interest rates, which are determined using a historical interest rate perspective with a mean reversion path over the longer term. In addition, low interest rates could also increase the perceived value of optional guaranteed benefit features to our customers, which in turn could lead to a higher utilization of withdrawal or annuitization features of annuity policies and higher persistency of those products over time.

•Finally, some of our annuities have a guaranteed minimum interest crediting rate. These guaranteed minimum interest crediting rates may not be lowered, even if earnings on our investment portfolio decline, resulting in net investment spread compression that negatively impacts earnings. More customers are expected to hold policies with comparatively high guaranteed minimum interest crediting rates longer in a low interest rate environment, which may result in lower than previously expected lapse rates. Similarly, we expect customers would be less likely to hold policies if existing guaranteed minimum interest crediting rates are perceived to have less value as interest rates rise, which may result in higher than previously expected lapse rates.

Credit Market Environment

Our financial performance is impacted by conditions in fixed income markets. After tightening in 2021, credit spreads widened in 2022. As credit spreads widen, the fair value of our existing investment portfolio generally decreases, although we generally expect the widening spreads to increase the yield on new fixed income investments. Conversely, as credit spreads tighten, the fair value of our existing investment portfolio generally increases, and the yield available on new investment purchases decreases. While changing credit spreads impact the fair value of our investment portfolio, this revaluation is generally reflected in our AOCI. The revaluation will impact net income for realized gains or losses from the sale of securities, the change in fair value of trading securities or securities carried at fair value under the fair value election, or potential changes in the allowance for credit loss ("ACL"). In addition, if credit conditions deteriorate due to a recession or other negative credit events in capital markets, we could experience an increase in defaults and other-than-temporary-impairments (“OTTI”).

OTTI in our underlying investments would result in a reduction in TAC held by our insurance company subsidiaries. Also, shifts in the credit quality or credit rating downgrades of our investments as a result of stressed credit conditions may also

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Macroeconomic, Industry and Regulatory Trends
impact the level of regulatory required statutory capital for our insurance company subsidiaries. As such, significant credit rating downgrades along with elevated defaults and OTTI losses would negatively impact our RBC ratio, which could impact available dividends from our insurance subsidiaries.

Pandemics and Other Public Health Crises

The COVID-19 pandemic disrupted our business and contributed to additional operating costs over the past several years. While the effects of that pandemic appear to be subsiding, other pandemics, epidemics or disease outbreaks in the U.S. or globally could disrupt our business by affecting how we protect and interact with our critical workforce, customers, key vendors, third-party suppliers, or counterparties with whom we transact. Disruption could result from an inability of those persons to work or transact effectively due to illness, quarantines, and government actions in response to public health emergencies. The extent and severity of governmental actions will necessarily depend on the extent and severity of the perceived emergency. We have risk management plans in place and have been able to navigate through COVID-19 with remote and hybrid work environments; however, those plans may be challenged by a new public health emergency.

Consumer Behavior

We believe that many retirees have begun to look to tax-efficient savings products as a tool for addressing their unmet need for retirement planning. We believe our products are well positioned to meet this increasing consumer demand. However, consumer behavior may be impacted by increased economic uncertainty, unemployment rates, declining equity markets, significant changes in interest rates and increased volatility of financial markets. In recent years, we have introduced new products to better address changes in consumer demand and targeted distribution channels which meet changes in consumer preferences.

Demographics

We expect demographic trends in the U.S. population, in particular the increase in the number of retirement age individuals, to generate significant demand for our products. In addition, the potential risk to government social safety net programs and shifting of responsibility for retirement planning and financial security from employers and other institutions to employees, highlights the need for individuals to plan for their long-term financial security and will create additional opportunities to generate sustained demand for our products. We believe we are well positioned to capture the increased demand generated by these demographic trends.

Regulatory Policy

We operate in a highly regulated industry. Our insurance company subsidiaries are regulated primarily at the state level, with some policies and products also subject to federal regulation. As such, regulations recently approved or currently under review at both the U.S. federal and state level could impact our business model, including statutory reserve and capital requirements. We anticipate that our ability to respond to changes in regulation and other legislative activity will be critical to our long-term financial performance. In particular, the following could materially impact our business:

Department of Labor Fiduciary Advice Rule

The Department of Labor (“DOL”) has issued a regulatory action (the “Fiduciary Advice Rule”) effective February 16, 2021, that reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to Employee Retirement Income Security Act ("ERISA") Plans and Individual Retirement Accounts ("IRAs") and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Tax Code. In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship. Because our distribution of annuities is primarily through intermediaries, we believe that we will have limited exposure to the new Fiduciary Advice Rule. Unlike the DOL’s previous fiduciary rule issued in 2016, compliance with the Fiduciary Advice Rule will not require us or our distributors to provide the disclosures required for exemptive relief under the previous rule. However, we continue to analyze the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our distribution partners. The Fiduciary Advice Rule may also lead

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Macroeconomic, Industry and Regulatory Trends
to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions to comply with or assist our distributors in their compliance with the Fiduciary Advice Rule.

Legislative Reforms

Congress approved the Setting Every Community Up for Retirement Enhancement Act of 2019 (the "SECURE Act") on December 20, 2019. The SECURE Act provides individuals with greater access to retirement products. Namely, it makes it easier for 401(k) programs to offer annuities as an investment option by, among other things, creating a statutory safe harbor in ERISA for a retirement plan’s selection of an annuity provider. The SECURE Act represents the largest overhaul to retirement plans in over a decade. On December 29, 2022, SECURE 2.0 Act of 2022 (“SECURE 2.0”) was signed into law as part of a larger omnibus appropriations bill. SECURE 2.0 contains provisions that expand automatic enrollment programs, increase the age of required minimum distributions, and eliminate age requirements for traditional IRA contributions. These changes are intended to expand and increase Americans’ retirement savings. We view these reforms as beneficial to our business model and expect growth opportunities will arise from the new laws.

Tax Laws

All our annuities offer investors the opportunity to benefit from tax deferral. If U.S. tax laws were to change, such that our annuities no longer offer tax-deferred advantages, demand for our products could materially decrease.

Consolidated Results of Operations

This section is recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data from our Consolidated Income Statements. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes elsewhere in this Recast 2022 Annual Report:

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Consolidated Results of Operations

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Revenues
Fee income	$7,722	$8,059	$6,928
Premiums	132	148	187
Net investment income:
Net investment income excluding funds withheld assets	1,507	2,236	2,026
Net investment income on funds withheld assets	1,254	1,188	792
Total net investment income	2,761	3,424	2,818
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(3,023)	(5,344)	(6,891)
Net gains (losses) on funds withheld reinsurance treaties	2,186	(21)	440
Total net gains (losses) on derivatives and investments	(837)	(5,365)	(6,451)
Other income	85	94	64
Total revenues	9,863	6,360	3,546

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,062	925	1,362
(Gain) loss from updating future policy benefits cash flow assumptions, net	(34)	41	—
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Interest credited on other contract holder funds, net of deferrals and amortization	866	832	1,301
Interest expense	113	37	88
Operating costs and other expenses, net of deferrals	2,432	2,839	1,299
Cost of reinsurance	—	—	2,520
Amortization of deferred acquisition costs	1,226	1,307	(533)
Total benefits and expenses	2,129	2,015	6,037
Pretax income (loss)	7,734	4,345	(2,491)
Income tax expense (benefit)	1,505	666	(854)
Net income (loss)	6,229	3,679	(1,637)
Less: Net income (loss) attributable to noncontrolling interests	43	262	(3)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)

Adjusted Operating Earnings
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)
Income tax expense (benefit)	1,505	666	(854)
Pretax income (loss) attributable to Jackson Financial Inc.	7,691	4,083	(2,488)
Non-operating adjustments (income) loss:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	(3,077)	(2,855)	(2,509)
Net movement in freestanding derivatives	2,744	5,674	4,662
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Net reserve and embedded derivative movements	222	141	3,184
Amortization of DAC associated with non-operating items at date of transition to LDTI	658	737	(1,261)
Assumption changes	—	—	(128)
Total guaranteed benefits and net hedging results	(2,989)	(269)	3,948
Net realized investment (gains) losses	359	(182)	(377)
Net realized investment (gains) losses on funds withheld assets	(2,186)	21	(440)
Net investment income on funds withheld assets	(1,254)	(1,188)	(792)
Loss on funds withheld reinsurance transaction	—	—	2,082
Other items	22	36	41
Total non-operating adjustments	(6,048)	(1,582)	4,462
Pretax Adjusted Operating Earnings	1,643	2,501	1,974
Operating income taxes	189	322	94
Adjusted Operating Earnings	$1,454	$2,179	$1,880

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Consolidated Results of Operations

Year Ended December 31, 2022 compared to Year Ended December 31, 2021 (Recast for the adoption of LDTI)

Pretax Income (Loss)

Our pretax income (loss) increased by $3,389 million to pretax income of $7,734 million for the year ended December 31, 2022, from $4,345 million for the year ended December 31, 2021, primarily due to:

•$4,528 million improvement on total net gains (losses) on derivatives and investments as shown in table below and driven by:

	Years Ended December 31,
	2022	2021	Variance
	(in millions)
Net gains (losses) excluding derivatives and funds withheld assets	$(359)	$182	$(541)

Net gains (losses) on freestanding derivatives	(2,704)	(5,520)	2,816
Net gains (losses) on embedded derivatives (excluding funds withheld reinsurance)	40	(6)	46
Net gains (losses) on derivative instruments	(2,664)	(5,526)	2,862
Net gains (losses) on funds withheld reinsurance	2,186	(21)	2,207
Total net gains (losses) on derivatives and investments	$(837)	$(5,365)	$4,528

•Lower freestanding derivative losses on our equity derivatives primarily driven by significant market decreases in 2022, compared to market increases in the prior year. These gains were partially offset by losses within our interest rate related hedge instruments, reflecting increases in interest rates, as compared to the prior year;
•Higher benefit recognized on funds withheld reinsurance driven by increased interest rates compared to prior year; and

Primarily offset by:

•Losses on sales of securities recognized on gains (losses) excluding derivatives and funds withheld assets, compared to prior year gains.

•$407 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower deferred compensation expense as a result of declines in the value of the underlying liabilities, lower incentive compensation in 2022, lower asset-based non-deferrable commissions and lower sub-advisor expenses due to lower account values during the year ended December 31, 2022, and higher separation costs in 2021.

These favorable variances were partially offset by:

•$663 million decrease in net investment income as a result of lower income on limited partnership investments, which are recorded on a one quarter lag;
•$430 million unfavorable movements in market risk benefits (gains) losses, net, primarily driven by lower equity market returns, higher equity market volatility, and unfavorable impacts of assumption updates in 2022, partially offset by more favorable increases in interest rates, compared to the prior year.
•$337 million decrease in fee income primarily due to decreases in variable fee income and asset management fees compared to prior year, partially offset by increases in benefit-based guarantee fee income; and
•$76 million increase in interest expense incurred in the current year primarily related to our senior notes, which refinanced our term loan facilities.
•$62 million increase in death, other policy benefits, and change in policy reserves, net of (gain) loss from updating future policy benefits cash flow assumptions, primarily due to higher guaranteed benefit payments partially offset by remeasurement gain/losses on the traditional life business.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Consolidated Results of Operations
Income Taxes

Income tax expense increased $839 million to an expense of $1,505 million for the year ended December 31, 2022, from an expense of $666 million for the year ended December 31, 2021. The 2022 income tax expense represents an effective tax rate of 20%, versus a 2021 income tax expense that represents an effective income tax rate of 16%. Our effective rate typically varies from the marginal statutory rate of 21% due to the impact of permanent tax differences, such as dividends received deduction and foreign tax credits. In addition, income taxes for the year ended December 31, 2021 included $24 million benefit of net interest related to tax refunds and $3 million benefit for the reversal of an uncertain tax position.

Segment Results of Operations

We manage our business through three segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments, including the results of PPM Holdings, Inc., the holding company of PPM, within Corporate and Other. The following tables and discussion represent an overall view of our results of operations for each segment.

Pretax Adjusted Operating Earnings by Segment

The following table summarizes pretax adjusted operating earnings from the Company's business segment operations and also provides a reconciliation of the segment measure to net income on a consolidated U.S. GAAP basis. See also Item 8. Financial Statements and Supplementary Data, Note 3, Segment Information in this 2022 Recast Annual Report (recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
		(in millions)
Pretax Adjusted Operating Earnings by Segment:
Retail Annuities	$1,507	$2,184	$2,006
Institutional Products	79	64	85
Closed Life and Annuity Blocks	117	255	—
Corporate and Other	(60)	(2)	(117)
Pretax Adjusted Operating Earnings	1,643	2,501	1,974
Pre-tax reconciling items from adjusted operating income to net income (loss) attributable to Jackson Financial Inc.:
Guaranteed benefits and hedging results:
Fees attributable to guarantee benefit reserves	3,077	2,855	2,509
Net movement in freestanding derivatives	(2,744)	(5,674)	(4,662)
Market risk benefits gains (losses), net	3,536	3,966	—
Net reserve and embedded derivative movements	(222)	(141)	(3,184)
Amortization of DAC associated with non-operating items	(658)	(737)	1,261
Assumption changes	—	—	128
Total guaranteed benefits and net hedging results	2,989	269	(3,948)
Net realized investment gains (losses)	(359)	182	377
Net realized investment gains (losses) on funds withheld assets	2,186	(21)	440
Loss on funds withheld reinsurance transaction	—	—	(2,082)
Net investment income on funds withheld assets	1,254	1,188	792
Other items	(22)	(36)	(41)
Total pre-tax reconciling items	6,048	1,582	(4,462)
Pretax income (loss) attributable to Jackson Financial Inc.	7,691	4,083	(2,488)
Income tax expense (benefit)	1,505	666	(854)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Segment Results of Operations
Retail Annuities

This section is recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Retail Annuities segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Recast 2022 Annual Report:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Retail Annuities:
Operating Revenues
Fee income	$4,108	$4,636	$3,806
Premiums	10	15	27
Net investment income	403	692	956
Income (loss) on operating derivatives	17	52	48
Other income	42	47	30
Total Operating Revenues	4,580	5,442	4,867

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves	61	6	142
(Gain) loss from updating future policy benefits cash flow assumptions, net	(4)	(8)	—
Interest credited on other contract holder funds, net of deferrals and amortization	253	225	477
Interest expense	32	22	27
Operating costs and other expenses, net of deferrals	2,174	2,456	2,158
Amortization of deferred acquisition costs	557	557	57
Total Operating Benefits and Expenses	3,073	3,258	2,861

Pretax Adjusted Operating Earnings	$1,507	$2,184	$2,006

The following table summarizes a roll-forward of activity affecting account value for our Retail Annuities segment for the periods indicated:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Retail Annuities Account Value:
Balance as of beginning of period	$260,135	$230,741	$231,760
Premiums and deposits	15,961	19,594	18,142
Surrenders, withdrawals, and benefits	(16,430)	(20,459)	(16,112)
Net flows	(469)	(865)	2,030
Investment performance	(47,149)	32,621	26,588
Change in value of equity option	(41)	7	(33)
Interest credited	244	223	701
Policy charges and other	(2,753)	(2,592)	(30,305)
Balance as of end of period, net of ceded reinsurance	209,967	260,135	230,741
Ceded reinsurance	22,037	25,075	26,837
Balance as of end of period, gross of reinsurance	$232,004	$285,210	$257,578

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $677 million to $1,507 million for the year ended December 31, 2022 from $2,184 million for the year ended December 31, 2021 primarily due to:

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Segment Results of Operations
•$528 million decrease in fee income primarily due to a decrease in average variable annuity account values stemming from unfavorable separate account performance in 2022.
•$289 million decrease in net investment income primarily due to lower levels of investment income on private equity and other limited partnership investments, when compared to the same period in 2021.

These decreases were partially offset by:

•$282 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower asset-based non-deferrable commissions due to lower account values during 2022, lower deferred compensation expense as a result of declines in the value of the underlying liabilities and lower incentive compensation expenses in 2022.

Account Value

Retail annuities account value, net of reinsurance, decreased $50.2 billion between periods primarily due to negative variable annuity separate account returns driven by unfavorable market performance in 2022, as well as negative net flows over the period, primarily from our reinsured fixed and fixed index annuity block.

Institutional Products

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Institutional Products segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Recast 2022 Annual Report:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Institutional Products:
Operating Revenues
Net investment income	$312	$260	$355
Income (loss) on operating derivatives	(22)	(3)	—
Other income	—	—	1
Total Operating Revenues	290	257	356

Operating Benefits and Expenses
Interest credited on other contract holder funds, net of deferrals and amortization	201	188	250
Interest expense	5	—	16
Operating costs and other expenses, net of deferrals	5	5	5
Total Operating Benefits and Expenses	211	193	271

Pretax Adjusted Operating Earnings	$79	$64	$85

The following table summarizes a roll-forward of activity affecting account value for our Institutional Products segment for the periods indicated:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Institutional Products:
Balance as of beginning of period	$8,830	$11,138	$12,287
Premiums and deposits	2,398	475	1,284
Surrenders, withdrawals, and benefits	(2,358)	(2,915)	(2,801)
Net flows	40	(2,440)	(1,517)
Credited Interest	201	188	266
Policy Charges and other	(52)	(56)	102
Balance as of end of period	$9,019	$8,830	$11,138

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Segment Results of Operations
Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings increased $15 million to $79 million for the year ended December 31, 2022 from $64 million for the year ended December 31, 2021 primarily due to increased investment income partially offset by higher interest credited and increased losses on operating derivatives, driven by interest rate and foreign exchange movements, compared to prior year.

Account Value

Institutional product account value increased from $8,830 million at December 31, 2021 to $9,019 million at December 31, 2022. The increase in account value was driven by new issuances in 2022, partially offset by continued maturities of the existing contracts and funding agreements.

Closed Life and Annuity Blocks

Recast for the adoption of LDTI for 2022 and 2021.

The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for our Closed Life and Annuity Blocks segment. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Recast 2022 Annual Report:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Closed Life and Annuity Blocks:
Operating Revenues
Fee income	$474	$492	$513
Premiums	134	145	172
Net investment income	706	950	778
Income (loss) on operating derivatives	31	72	58
Other income	35	39	25
Total Operating Revenues	1,380	1,698	1,546

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves	734	752	906
(Gain) loss from updating future policy benefits cash flow assumptions, net	(24)	80	—
Interest credited on other contract holder funds, net of deferrals and amortization	412	419	436
Operating costs and other expenses, net of deferrals	130	179	187
Amortization of deferred acquisition costs	11	13	17
Total Operating Benefits and Expenses	1,263	1,443	1,546

Pretax Adjusted Operating Earnings	$117	$255	$—

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $138 million to $117 million for the year ended December 31, 2022 from $255 million for the year ended December 31, 2021 primarily due to:

•$244 million decrease in net investment income primarily due to lower levels of investment income on private equity and other limited partnership investments, when compared to the same period in 2021.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Segment Results of Operations
This was partially offset by:

•$122 million decrease in death, other policy benefits, and change in policy reserves, net of (gain) loss from updating future policy benefits cash flow assumptions, primarily due to remeasurement (gain) losses on the traditional life business.
•$49 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower deferred and incentive compensation expenses in 2022.

Corporate and Other

Recast for the adoption of LDTI for 2022 and 2021.

Corporate and Other includes the operations of PPM Holdings, Inc., the holding company of PPM, and unallocated corporate revenue and expenses, as well as certain eliminations and consolidation adjustments. The following table sets forth, for the periods presented, certain data underlying the pretax adjusted operating earnings results for Corporate and Other. The information contained in the table below should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this Recast 2022 Annual Report:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Corporate and Other:
Operating Revenues
Fee income	$52	$65	$88
Net investment income	65	55	(35)
Income (loss) on operating derivatives	14	32	21
Other income	8	8	8
Total Operating Revenues	139	160	82

Operating Benefits and Expenses
Interest expense	76	15	45
Operating costs and other expenses, net of deferrals	123	147	134
Amortization of deferred acquisition costs	—	—	20
Total Operating Benefits and Expenses	199	162	199

Pretax Adjusted Operating Earnings	$(60)	$(2)	$(117)

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Pretax Adjusted Operating Earnings

Pretax adjusted operating earnings decreased $58 million to $(60) million for the year ended December 31, 2022 from $(2) million for the year ended December 31, 2021 primarily due to the following:

•$61 million higher interest expense incurred in the current year primarily related to our senior notes. See Note 13 - Long-Term Debt of Notes to Consolidated Financial Statements.

This was partially offset by:

•$24 million decrease in operating costs and other expenses, net of deferrals, primarily due to lower deferred and incentive compensation expenses in 2022 and higher separation costs in 2021.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments

Investments

Our investment portfolio primarily consists of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, private securities and loans, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The fair value of these and our other invested assets fluctuates depending on market and other general economic conditions and the interest rate environment and could be adversely impacted by other economic factors.

Investment Strategy

Our overall investment strategy is to maintain a diversified and largely investment grade fixed income portfolio that is capital efficient, achieves risk-adjusted returns that support competitive pricing for our products, generates profitable growth of our business and maintains adequate liquidity to support our obligations. The investments within our investment portfolio are primarily managed by PPM, our wholly-owned registered investment advisor. Our investment strategy benefits from PPM’s ability to originate investments directly, as well as participate in transactions originated by banks, investment banks, commercial finance companies and other intermediaries. Certain investments held in funds withheld accounts for reinsurance transactions are managed by Apollo Insurance Solutions Group LP ("Apollo"), an Athene affiliate, see Note 8 - Reinsurance of Notes to Consolidated Financial Statements for further details. We may also use other third-party investment managers for certain niche asset classes. As of December 31, 2022, Apollo managed $19.7 billion of cash and investments and other third-party investment managers managed approximately $182 million of investments.

Our investment program seeks to generate a competitive rate of return on our invested assets to support the profitable growth of our business, while maintaining investment portfolio allocations within the Company’s risk tolerance. This means maximizing risk-adjusted return within the context of a largely fixed income portfolio while also managing exposure to downside risk in a stressed environment, regulatory and rating agency capital models, overall portfolio yield, diversification and correlation with other investments and company exposures.

Our Investment Committee has specified a target strategic asset allocation (“SAA”) that is designed to deliver the highest expected return within a defined risk tolerance while meeting other important objectives such as those mentioned in the prior paragraph. The fixed income portion of the SAA is assessed relative to a customized index of public corporate bonds that represents a close approximation of the maturity profile of our liabilities and a credit quality mix that is consistent with our risk tolerance. PPM’s objective is to outperform this index on a number of measures including portfolio yield, total return and capital loss due to downgrades and defaults. While PPM has access to a broad universe of potential investments, we believe grounding the investment program with a customized public corporate index that can be easily tracked and monitored helps guide PPM in meeting the risk and return expectations and assists with performance evaluation.

Recognizing the trade -offs between the level of risk, required capital, liquidity and investment return, the largest allocation within our investment portfolio is to investment grade fixed income securities. As previously mentioned, our investment manager accesses a broad universe of potential investments to construct the investment portfolio and considers the benefits of diversification across various sectors, collateral types and asset classes. To this end, our SAA and investment portfolio includes allocations to public and private corporate bonds (both investment grade and high yield), mortgage loans, structured securities, private equity and U.S. Treasury securities. These U.S. Treasury securities, while lower yielding than other alternatives, provide a higher level of liquidity and play a role in managing our interest rate exposure.

As of December 31, 2022 and 2021, we had total investments of $65.9 billion and $74.2 billion, respectively.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments
Portfolio Composition

The following table summarizes the carrying values of our investments:

	December 31,
	2022			2021
	Investments excluding Funds Withheld	Funds Withheld	Total	Investments excluding Funds Withheld	Funds Withheld	Total
	(in millions)
Debt Securities, available-for-sale, net of allowance for credit losses	$28,867	$13,622	$42,489	$32,453	$19,094	$51,547
Debt Securities, at fair value under fair value option	2,014	159	2,173	1,547	164	1,711
Debt securities, trading, at fair value	100	—	100	117	—	117
Equity securities, at fair value	316	77	393	163	116	279
Mortgage loans, net of allowance for credit losses	6,840	4,127	10,967	6,743	4,739	11,482
Mortgage loans, at fair value under fair value option	—	582	582	—	—	—
Policy loans	942	3,435	4,377	992	3,483	4,475
Freestanding derivative instruments	1,192	78	1,270	1,375	42	1,417
Other invested assets	2,802	793	3,595	2,484	715	3,199
Total investments	$43,073	$22,873	$65,946	$45,874	$28,353	$74,227

Available-for-sale debt securities decreased to $42,489 million at December 31, 2022 from $51,547 million at the end of 2021, primarily due to a decrease in net unrealized gains. The amortized cost of debt securities, available-for-sale, decreased from $51,206 million as of December 31, 2021 to $51,071 million as of December 31, 2022. Further, net unrealized gains on these assets decreased from a net unrealized gain of $2,178 million as of December 31, 2021 to a net unrealized loss of $6,286 million as of December 31, 2022.

Other Invested Assets

In June 2021, we entered into an arrangement to sell $420 million of limited partnership investments, of which $236 million and $168 million were sold in the second and third quarter of 2021, respectively, and the remainder was sold in January 2022. The increase in Other Invested Assets from December 31, 2021 to December 31, 2022 primarily resulted from the increased valuations of limited partnership investments.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments
Debt Securities

At December 31, 2022 and December 31, 2021, the amortized cost, allowance for credit loss, gross unrealized gains and losses, and fair value of debt securities, including trading securities and securities carried at fair value under the fair value option, were as follows (in millions):

December 31, 2022	Amortized Cost	Allowance for Credit Loss	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government securities	$6,192	$—	$1	$1,008	$5,185
Other government securities	1,719	2	1	251	1,467
Corporate securities
Utilities	5,893	—	27	695	5,225
Energy	3,006	10	7	390	2,613
Banking	1,994	—	2	234	1,762
Healthcare	2,956	—	8	439	2,525
Finance/Insurance	4,497	4	8	621	3,880
Technology/Telecom	2,333	1	2	296	2,038
Consumer goods	2,463	—	10	378	2,095
Industrial	1,675	—	8	173	1,510
Capital goods	1,982	—	3	196	1,789
Real estate	1,723	—	1	225	1,499
Media	1,230	—	1	175	1,056
Transportation	1,576	—	3	214	1,365
Retail	1,312	—	5	182	1,135
Other (1)	2,056	—	1	178	1,879
Total Corporate Securities	34,696	15	86	4,396	30,371
Residential mortgage-backed	510	6	19	59	464
Commercial mortgage-backed	1,821	—	—	183	1,638
Other asset-backed securities	6,133	—	8	504	5,637
Total Debt Securities	$51,071	$23	$115	$6,401	$44,762

(1) No single remaining industry exceeds 3% of the portfolio.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments

December 31, 2021	Amortized Cost	Allowance for Credit Loss	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government securities	$4,525	$—	$97	$301	$4,321
Other government securities	1,489	—	147	17	1,619
Corporate securities
Utilities	6,069	—	671	25	6,715
Energy	2,872	—	222	16	3,078
Banking	1,944	—	79	10	2,013
Healthcare	3,196	—	175	21	3,350
Finance/Insurance	4,299	—	228	47	4,480
Technology/Telecom	2,376	—	123	26	2,473
Consumer goods	2,525	—	123	38	2,610
Industrial	1,996	—	118	10	2,104
Capital goods	2,206	—	134	8	2,332
Real estate	1,805	—	82	11	1,876
Media	1,187	—	84	19	1,252
Transportation	1,789	—	105	13	1,881
Retail	1,289	—	75	13	1,351
Other (1)	2,217	—	134	5	2,346
Total Corporate Securities	35,770	—	2,353	262	37,861
Residential mortgage-backed	528	2	46	3	569
Commercial mortgage-backed	1,968	—	76	6	2,038
Other asset-backed securities	6,926	7	71	23	6,967
Total Debt Securities	$51,206	$9	$2,790	$612	$53,375

(1) No single remaining industry exceeds 3% of the portfolio.

The increase in rates on U.S. Treasury securities and the widening credit spreads of investment grade corporate securities resulted in reduced fair values and increased unrealized losses during the year ended December 31, 2022. Of the $5,789 million total increase in unrealized losses and the $23,972 million additional fair value on securities with an associated unrealized loss, $2,516 million and $5,033 million, respectively, are associated with assets subject to funds withheld agreements.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments
Evaluation of Available-For-Sale Debt Securities

See Note 4 - Investment of Notes to Consolidated Financial Statements for information about how we evaluate our available-for-sale debt securities for credit loss.

Equity Securities

Equity securities consist of investments in common and preferred stock holdings and mutual fund investments. Common and preferred stock investments generally arise out of previous private equity investments or other settlements rather than as direct investments. Mutual fund investments typically represent investments made in our own mutual funds to seed those structures for external issuance at a later date. The following table summarizes our holdings:

	December 31,
	2022	2021
	(in millions)
Common Stock	$82	$78
Preferred Stock	133	168
Mutual Funds	178	33
Total	$393	$279

Mortgage Loans

Commercial mortgage loans of $10.2 billion and $10.5 billion at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $91 million and $85 million at each date, respectively. At December 31, 2022, commercial mortgage loans were collateralized by properties located in 38 states, the District of Columbia, and Europe. Residential mortgage loans of $1,308 million and $939 million at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $4 million and $9 million at each date, respectively. Loans were collateralized by properties located in 50 states, the District of Columbia, Mexico, and Europe.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments
The table below presents the carrying value, net of allowance of credit loss, of our mortgage loans by property type:

	December 31,
	2022	2021
	(in millions)
Commercial:
Apartment	$3,558	$3,755
Hotel	1,015	1,054
Office	1,795	1,889
Retail	2,085	2,104
Warehouse	1,788	1,741
Total Commercial	$10,241	$10,543
Residential	1,308	939
Total	$11,549	$11,482

The table below presents the carrying value, net of allowance for credit loss, of our mortgage loans by region:

	December 31,
	2022	2021
	(in millions)
United States:
East North Central	1,116	1,184
East South Central	546	491
Middle Atlantic	1,677	1,558
Mountain	627	688
New England	371	452
Pacific	2,850	2,897
South Atlantic	2,313	2,295
West North Central	572	552
West South Central	920	829
Total United States	10,992	10,946
Foreign	557	536
Total	11,549	11,482

The following table provides information about the credit quality of our mortgage loans:

	December 31,
	2022	2021
	(in millions)
Commercial mortgage loans
Loan to value ratios:
Less than 70%	$9,586	$9,819
70% - 80%	424	670
80% - 100%	197	44
Greater than 100%	34	10
Total	10,241	10,543

Residential mortgage loans
Performing	1,230	727
Nonperforming	78	212
Total	1,308	939

Total mortgage loans	$11,549	$11,482

(1) At December 31, 2022 and 2021, includes $41 million and $202 million of loans purchased when the loans were greater than 90 days delinquent and $12 million and $5 million of loans in process of foreclosure are supported with insurance or other guarantees provided by various governmental programs, respectively.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments

The following table provides a summary of the allowance for credit losses related to our mortgage loans:

	December 31,
	2022	2021
	(in millions)
Balance at beginning of period	$94	$179
Provision (release)	1	(85)
Balance at end of period	$95	$94

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure, when deemed uncollectible. Delinquency status is determined from the date of the first missed contractual payment.

At December 31, 2022, there was $15 million of recorded investment, $16 million of unpaid principal balance, nil related loan allowance, $18 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans. At December 31, 2021, there was $6 million of recorded investment, $7 million of unpaid principal balance, nil related loan allowance, $2 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans.
Derivative Instruments

The following table presents the aggregate contractual or notional amounts and the fair values of our freestanding and embedded derivatives instruments (in millions, recast for the adoption of LDTI.):

	December 31, 2022
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset (Liability)
Freestanding derivatives
Cross-currency swaps	$1,825	$73	$104	$(31)
Equity index call options	17,500	106	—	106
Equity index futures (2)	19,760	—	—	—
Equity index put options	30,500	958	—	958
Interest rate swaps	7,728	5	231	(226)
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	25,000	—	1,711	(1,711)
Interest rate futures (2)	105,261	—	—	—
Total return swaps	739	31	—	31
Total freestanding derivatives	209,813	1,173	2,046	(873)
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	931	(931)
Registered index linked annuity embedded derivatives (3)	N/A	—	205	(205)
Total embedded derivatives	N/A	—	1,136	(1,136)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	23	1	22
Cross-currency forwards	1,490	74	18	56
Funds withheld embedded derivative (4)	N/A	3,158	—	3,158
Total derivatives related to funds withheld under reinsurance treaties	1,648	3,255	19	3,236
Total	$211,461	$4,428	$3,201	$1,227

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Investments

	December 31, 2021
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset (Liability)
Freestanding derivatives
Cross-currency swaps	$1,767	$55	$35	$20
Equity index call options	21,000	606	—	606
Equity index futures (2)	18,258	—	—	—
Equity index put options	27,500	150	—	150
Interest rate swaps	7,728	430	—	430
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	19,000	133	—	133
Interest rate futures (2)	912	—	—	—
Total freestanding derivatives	97,665	1,374	35	1,339
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	1,439	(1,439)
Registered index linked annuity embedded derivatives (3)	N/A	—	6	(6)
Total embedded derivatives	N/A	—	1,445	(1,445)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	10	1	9
Cross-currency forwards	1,119	33	5	28
Funds withheld embedded derivative (4)	N/A	—	120	(120)
Total derivatives related to funds withheld under reinsurance treaties	1,277	43	126	(83)
Total	$98,942	$1,417	$1,606	$(189)

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

The notional on derivatives increased to $211 billion from $99 billion at December 31, 2022 and 2021, respectively, primarily resulting from the increase in notional related to interest rate futures as part of our hedging program related to variable annuity guarantees. The interest rate futures employed to hedge the short end of the rate curve require large notional amounts to achieve the appropriate level of hedging.

Evaluation of Invested Assets
We perform regular evaluations of our invested assets. On a monthly basis, management identifies those investments that may require additional monitoring and carefully reviews the carrying value of such investments to determine whether specific investments should be placed on a non-accrual status and if an allowance for credit loss is required. In making these reviews, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower’s recent financial performance, news reports and other externally generated information concerning the issuer’s affairs. In the case of publicly traded bonds, management also considers market value quotations, where available. For mortgage loans, management generally considers information concerning the mortgaged property, including factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral. For investments in partnerships, management reviews the financial statements and other information provided by the general partners.

To determine an allowance for credit loss, we consider a security’s forecasted cash flows as well as the severity of depressed fair values. Investment income is not accrued on securities in default and otherwise where the collection is uncertain. Subsequent receipts of interest on such securities are generally used to reduce the cost basis of the securities. The provisions for impairment on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest on mortgage loans is generally suspended when

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Policy and Contract Liabilities
principal or interest payments on mortgage loans are past due more than 90 days. Interest is then accounted for on a cash basis.

Policy and Contract Liabilities

This section is recast for the adoption of LDTI for 2022 and 2021.

We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet policy obligations or to provide for future annuity payments. Amounts for actuarial liabilities are computed and reported on the Consolidated Financial Statements in conformity with U.S. GAAP. For more details on Policyholder Liabilities, see “Critical Accounting Estimates" on Page 35.

As an insurance company, a substantial portion of our profits are derived from fee income and the invested assets backing our policy and contract liabilities, which includes separate account liabilities, reserves for future policy benefits and claims payable and other contract holder funds. As of December 31, 2022, 88% of our policy and contract liabilities were in our Retail Annuities segment, 3% were in our Institutional Products segment and 9% were in our Closed Life and Annuity Blocks segment.

The table below represents a breakdown of our policy and contract liabilities:

December 31, 2022	Separate Accounts	Reserves for future policy benefits	Other contract holder funds	Market Risk Benefits	Total
	(in millions)
Variable Annuities	$195,550	$—	$10,259	$767	$206,576
RILA[1]	—	—	1,875	5	1,880
Fixed Annuities	—	—	11,696	—	11,696
Fixed Index Annuities[2]	—	—	11,787	17	11,804
Payout Annuities	—	1,042	837	—	1,879
Other Annuities	285	—	—	—	285
Total Retail Annuities	195,835	1,042	36,454	789	234,120
Total Institutional Products	—	—	9,019	—	9,019
Total Closed Life and Annuity Blocks	71	9,726	12,534	8	22,339
Total Policy and Contract Liabilities	195,906	10,768	58,007	797	265,478
Claims payable and other	—	1,550	183	—	1,733
Total	$195,906	$12,318	$58,190	$797	$267,211

December 31, 2021	Separate Accounts	Reserves for future policy benefits	Other contract holder funds	Market Risk Benefits	Total
	(in millions)
Variable Annuities	$248,469	$—	$9,456	$6,281	$264,206
RILA[1]	—	—	110	—	110
Fixed Annuities	—	—	13,185	2	13,187
Fixed Index Annuities[2]	—	—	13,161	80	13,241
Payout Annuities	—	1,249	831	—	2,080
Other Annuities	390	—	—	—	390
Total Retail Annuities	248,859	1,249	36,743	6,363	293,214
Total Institutional Products	—	—	8,830	—	8,830
Total Closed Life and Annuity Blocks	90	12,361	12,964	6	25,421
Total Policy and Contract Liabilities	248,949	13,610	58,537	6,369	327,465
Claims payable and other	—	1,580	184	—	1,764
Total	$248,949	$15,190	$58,721	$6,369	$329,229
(1) Includes the embedded derivative liabilities in other contract holder funds related to RILA of $205 million and $6 million at December 31, 2022 and 2021, respectively.
(2) Includes the embedded derivative liabilities related to fixed index annuity in other contract holder funds of $931 million and $1,439 million at December 31, 2022 and 2021, respectively.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Policy and Contract Liabilities
As of December 31, 2022, $195.9 billion or 74% of our policy and contract liabilities were backed by separate account assets. These separate account assets backed reserves primarily related to our variable annuities. Separate account liabilities are fully funded by cash flows from the customer’s corresponding separate account assets and are set equal to the fair value of such invested assets. We generate revenue on our separate account liabilities primarily from asset-based fee income. Separate account assets and associated liabilities are subject to variability driven by the performance of the underlying investments, which are exposed to fluctuations in equity markets and bond fund valuations. As a result, revenue derived from asset-based fee income is similarly subject to variability in line with the variability of the underlying separate account assets.

As of December 31, 2022, $47.4 billion of our policy and contract liabilities were backed by our investment portfolio and $22.2 billion reinsured by Athene, were backed by funds withheld assets. As of December 31, 2022, 100% of our RILA policy and contract liabilities were subject to surrender charges of at least 5% or at market value in the event of discretionary withdrawal by customers. We have the discretion, subject to contractual limitations and minimums, to reset the crediting terms on the majority of our fixed index annuities and fixed annuities. As of December 31, 2022, 93% of fixed annuity, fixed-indexed annuity, and the fixed accounts of RILA and variable annuity correspond to crediting rates that are at the guaranteed minimum crediting rate.

See Note 9, Note 10, Note 11 and Note 12 to Consolidated Financial Statements for additional discussion on accounting policies around Reserves for future policy benefits and claims payable, Other contract holder funds, Separate account assets and liabilities and MRBs.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash flows to meet the cash requirements of operating, investing and financing activities. Capital refers to our long-term financial resources available to support the business operations and contribute to future growth. Our ability to generate and maintain sufficient liquidity and capital depends on the profitability of the businesses, timing of cash flows on investments and products, general economic conditions and access to the capital markets and the alternate sources of liquidity and capital described herein.

The discussion below describes our liquidity and capital resources for the years ended December 31, 2022, 2021 and 2020.

Cash Flows

The following table presents a summary of our cash flow activity for the periods set forth below (recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Net cash provided by (used in) operating activities	$5,206	$5,682	$3,712
Net cash provided by (used in) investing activities	(1,374)	(1,296)	(4,333)
Net cash provided by (used in) financing activities	(2,162)	(3,774)	705
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,670	612	84
Cash, cash equivalents, and restricted cash at beginning of period	2,631	2,019	1,935
Total cash, cash equivalents, and restricted cash at end of period	$4,301	$2,631	$2,019

Cash flows from Operating Activities

The principal operating cash inflows from our insurance activities come from insurance premiums, fees charged on our products and net investment income. The principal operating cash outflows are the result of annuity and life insurance benefits, interest credited on other contract holder funds, operating expenses and income tax, as well as interest expense. The primary liquidity concern with respect to these cash flows is the risk of early contract holder and policyholder benefit payments.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources
Cash flows provided by operating activities decreased $476 million to $5,206 million during the year ended December 31, 2022 from $5,682 million during the year ended December 31, 2021. This decrease was primarily due to lower investment income as a result of lower income on limited partnership investments in 2022, compared to prior year.

Cash flows from Investing Activities

The principal cash inflows from our investment activities come from repayments of principal, proceeds from maturities and sales of investments, as well as settlements of freestanding derivatives. The principal cash outflows relate to purchases of investments and settlements of freestanding derivatives. It is not unusual to have a net cash outflow from investing activities because cash inflows from insurance operations are typically reinvested to fund insurance liabilities. We closely monitor and manage these risks through our comprehensive investment risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors or market disruptions that might impact the timing of investment related cash flows as well as derivative collateral needs, which could result in material liquidity needs for our insurance subsidiaries.

Cash flows used in investing activities decreased $78 million to $(1,374) million during the year ended December 31, 2022 from $(1,296) million during the year ended December 31, 2021. This decrease was primarily due to lower sales of debt securities in 2022 compared to 2021, partially offset by decreased outflows related to our hedging program for derivative settlements and collateral predominately resulting from movements in the equity markets in 2022 compared to 2021 in addition to lower debt security purchases in 2022 compared to 2021.

Cash flows from Financing Activities

The principal cash inflows from our financing activities come from deposits of funds associated with policyholder account balances, issuance of debt, and lending of securities. The principal cash outflows come from withdrawals associated with policyholder account balances and the return of securities on loan. The primary liquidity concerns with respect to these cash flows are market disruption and the risk of early policyholder withdrawal.

Cash flows used in financing activities increased $1,612 million to $(2,162) million during the year ended December 31, 2022 from $(3,774) million for the year ended December 31, 2021. This increase was primarily due to decreased withdrawals of policyholders’ account balances during 2022 compared to 2021. This was partially offset by lower deposits driven by decreased variable annuity sales in 2022 and higher inflows in the prior year related to debt agreements entered into in 2021.

Statutory Capital

Our insurance company subsidiaries have statutory surplus above the level needed to meet current regulatory requirements. Risk-based capital, or RBC, requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula that incorporates both factor-based components (applied to various asset, premium, claim, expense and statutory reserve items) and model-based components. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not to rank insurers generally. As of December 31, 2022, our insurance companies were well in excess of the minimum required capital levels. Jackson is also subject to risk-based capital guidelines that provide a method to measure the adjusted capital that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of Jackson’s investments and products.

Jackson had an RBC ratio of 544%, 580% and 347% as of December 31, 2022, 2021 and 2020, respectively. The decrease in Jackson’s RBC ratio as of December 31, 2022 as compared to December 31, 2021 was primarily due to the $600 million return of capital and an increase in variable annuity capital charges during 2022.

Holding Company Liquidity

As a holding company with no business operations of its own, Jackson Financial primarily derives cash flows from dividends and interest payments from its insurance subsidiaries. These principal sources of liquidity are expected to be supplemented by cash and short-term investments held by Jackson Financial and access to bank lines of credit and the

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources
capital markets. We intend to maintain a minimum amount of cash and highly liquid securities at Jackson Financial adequate to fund two years of holding company fixed net expenses, which may change over time as we refinance existing debt or make changes to our debt and capital structure, and is currently targeted at $250 million. The main uses of liquidity for Jackson Financial are interest payments and debt repayment, holding company operating expenses, payment of dividends and other distributions to shareholders, which may include stock repurchases, and capital contributions, if needed, to our insurance company subsidiaries. Our principal sources of liquidity and our anticipated capital position are described in the following paragraphs.

Any declaration of cash dividends or stock repurchases will be at the discretion of JFI’s Board of Directors and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to paying cash dividends or repurchasing stock, restrictions imposed by Delaware law, general business conditions and any other factors that JFI’s Board of Directors deems relevant in making any such determination. Therefore, there can be no assurance that we will pay any cash dividends to holders of our common stock or approve any further increase in the existing, or any new, stock repurchase program, or as to the amount of any such cash dividends or stock repurchases.

Delaware law requires that dividends be paid and stock repurchases made only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital; or out of the current or the immediately preceding year’s earnings. JFI is a holding company and has no direct operations. All of our business operations are conducted through our subsidiaries. Any dividends we pay or stock repurchases we make will depend upon the funds legally available for distribution, including dividends or distributions from our subsidiaries to us. The states in which our insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to their parent companies. These restrictions are based in part on the prior year’s statutory income and surplus, as well as earned surplus. Such restrictions, or any future restrictions adopted by the states in which our insurance subsidiaries are domiciled, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by our subsidiaries without affirmative approval of state regulatory authorities. See “Risk Factors—Risks relating to Financing and Liquidity - As a holding company, Jackson Financial depends on the ability of its subsidiaries to pay dividends and make other distributions to meet its obligations and liquidity needs, including servicing debt, dividend payments and stock repurchases.”

During the year ended December 31, 2022, we paid a quarterly cash dividend of $0.55 per share on JFI's common stock totaling $199 million. On February 27, 2023, our Board of Directors approved a first quarter cash dividend on JFI's common stock of $0.62 per share, payable on March 23, 2023 to shareholders of record on March 14, 2023.

On February 28, 2022, our Board of Directors authorized an increase of $300 million in our existing share repurchase authorization of JFI's Class A Common Stock. On February 27, 2023, our Board of Directors authorized an increase of $450 million in our existing share repurchase authorization of JFI's common stock. We repurchased a total of 7,646,569 shares of common stock for an aggregate purchase price of $283 million for the year ended December 31, 2022, which were funded with cash on hand.

See Note 24- Equity to Consolidated Financial Statements in this Recast 2022 Annual Report for further information on dividends to shareholders and share repurchases.

Distributions from our Insurance Company Subsidiaries

The ability of our insurance company subsidiaries to pay dividends is limited by applicable laws and regulations of the jurisdictions where such subsidiaries are domiciled as well as agreements entered into with regulators. These laws and regulations require, among other things, our insurance company subsidiaries to maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay.

Subject to these limitations, our insurance company subsidiaries are permitted to pay ordinary dividends based on calculations specified under insurance laws of the relevant state of domicile, subject to prior notification to the appropriate regulatory agency. Any distributions above the amount permitted by statute in any twelve-month period are considered extraordinary dividends, and the approval of the appropriate regulator is required prior to payment. In Michigan, the Director of the Michigan Department of Insurance and Financial Services (the Michigan Director of Insurance) may limit, or not permit, the payment of dividends from either Jackson or Brooke Life, Jackson's direct parent company, if it determines that the surplus of either of these subsidiaries is not reasonable in relation to their outstanding liabilities and is

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources
not adequate to meet their financial needs, as required by the Michigan Insurance Code of 1956. Unless otherwise approved by the Michigan Director of Insurance, dividends may only be paid from earned surplus. Also, surplus note arrangements and interest payments must be approved by the Michigan Director of Insurance and such interest payments to related parties reduce the otherwise calculated ordinary dividend capacity for that period. In New York, all dividends require approval from the NYSDFS.

For 2022, Jackson and Brooke Life have total ordinary dividend capacity, based on 2021 statutory capital and surplus and statutory net gain from operations, subject to the availability of earned surplus, of $608 million and $514 million, respectively. Brooke Life, as the sole owner of our other insurance company subsidiaries, including Jackson and Jackson National Life NY, is the direct recipient of any dividend payments from those subsidiaries and must make dividend payments to its ultimate parent company, Jackson Financial, in order for any funds from our insurance company subsidiaries to reach Jackson Financial. As such, Jackson Financial’s ability to receive dividend payments from our insurance company subsidiaries is effectively limited by Brooke Life’s ability to make dividend payments to Jackson Financial.

On March 1, 2022, Jackson remitted a $600 million return of capital to its parent company, Brooke Life. Brooke Life subsequently paid a $510 million ordinary dividend to its ultimate parent, Jackson Financial and $90 million of interest associated with the $2 billion surplus note between Brooke Life and Jackson Finance, LLC ("Jackson Finance"), a subsidiary of Jackson Financial, respectively.

On February 24, 2023, Jackson received approval from the Michigan Director of Insurance for a $600 million distribution to Jackson’s parent company, Brooke Life, which was distributed on March 1,2023. Brooke Life subsequently upstreamed this distribution to its ultimate parent, Jackson Financial, except for $90 million of the distribution to be used for debt servicing of its surplus note payable.

The maximum distribution permitted by law or contract is not necessarily indicative of an insurer’s actual ability to pay such distributions, which may be constrained by business and other considerations, such as imposition of withholding tax, the impact of such distributions on surplus, which could affect the insurer’s credit and financial strength ratings or competitive position, the ability to generate new annuity sales and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our insurance subsidiaries following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for the insurance subsidiaries’ financial needs. Along with solvency regulations, another primary consideration in determining the amount of capital used for dividends is the level of capital needed to maintain desired financial strength ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch. Given recent economic events that have affected the insurance industry, both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for insurance company subsidiaries. We believe our insurance company subsidiaries have sufficient statutory capital and surplus to maintain their desired financial strength rating.

Insurance Company Subsidiaries’ Liquidity

The liquidity requirements for our insurance company subsidiaries primarily relate to the liabilities associated with their insurance and reinsurance activities, operating expenses and income taxes. Liabilities arising from insurance and reinsurance activities include the payment of policyholder benefits when due, cash payments in connection with policy surrenders and withdrawals and policy loans.

Liquidity requirements are principally for purchases of new investments, management of derivative related margin requirements, repayment of principal and interest on debt, payments of interest on surplus notes, funding of insurance product liabilities including payments for policy benefits, surrenders, maturities and new policy loans, funding of expenses including payment of commissions, operating expenses and taxes. As of December 31, 2022, Jackson’s outstanding surplus notes and bank debt included $62 million of bank loans from the Federal Home Loan Bank of Indianapolis ("FHLBI"), collateralized by mortgage-related securities and mortgage loans and $250 million of surplus notes maturing in 2027.

Significant increases in interest rates could create sudden increases in surrender and withdrawal requests by customers and contract holders and result in increased liquidity requirements at our insurance company subsidiaries. Significant increases in interest rates or equity markets may also result in higher margin and collateral requirements on our derivative portfolio. The derivative contracts are an integral part of our risk management program, especially for the management of our

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources
variable annuities program, and are managed in accordance with our hedging and risk management program. Our cash flows associated with collateral received from counterparties and posted with counterparties fluctuates with changes in the market value of the underlying derivative contract and/or the market value of the collateral. The net collateral position depends on changes in interest rates and equity markets related to the amount of the exposures hedged. Collateral posting requirements can result in material liquidity needs for our insurance subsidiaries. As of December 31, 2022, we were in a net collateral payable position of $689 million compared to $913 million as of December 31, 2021.

Other factors that are not directly related to interest rates can also give rise to an increase in liquidity requirements, including, changes in ratings from rating agencies, general policyholder concerns relating to the life insurance industry (e.g., the unexpected default of a large, unrelated life insurer) and competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. Most of the life insurance and annuity products Jackson offers permit the policyholder or contract holder to withdraw or borrow funds or surrender cash values. As of December 31, 2022, approximately half of Jackson’s general account reserves are either not surrenderable, included surrender charges greater than 5%, or market value adjustments to discourage early withdrawal of policy and contract funds.

The liquidity sources for our insurance company subsidiaries are their cash, short-term investments, sales of publicly traded bonds, insurance premiums, fees charged on our products, sales of annuities and institutional products, investment income, commercial repurchase agreements and utilization of a short-term borrowing facility with the FHLBI.

Jackson uses a variety of asset liability management techniques to provide for the orderly provision of cash flow from investments and other sources as policies and contracts mature in accordance with their normal terms. Jackson’s principal sources of liquidity to meet unexpected cash outflows associated with sudden and severe increases in surrenders and withdrawals or benefit payments are its portfolio of liquid assets and its net operating cash flows. As of December 31, 2022, the portfolio of cash, short-term investments and privately and publicly traded securities and equities, which are unencumbered and unrestricted to sale, amounted to $23.3 billion.

Our Indebtedness

Senior Notes
On June 8, 2022, the Company issued $750 million aggregate principal amount of its senior unsecured notes, consisting of $400 million aggregate principal amount of 5.170% Senior Notes due June 8, 2027, and $350 million aggregate principal amount of 5.670% Senior Notes due June 8, 2032. The net proceeds of these notes were used, together with cash on hand, to repay the Company’s $750 million aggregate principal amount term loan due February 2023.

On November 23, 2021, the Company issued $1.6 billion aggregate principal amount of its senior unsecured notes consisting of $600 million aggregate principal amount of 1.125% Senior Notes due November 22, 2023, $500 million aggregate principal amount of 3.125% Senior Notes due November 23, 2031, and $500 million aggregate principal amount of 4.000% Senior Notes due November 23, 2051. The proceeds of these notes were used, together with cash on hand, to repay the Company’s $1.6 billion aggregate principal amount senior unsecured term loan due May 2022 (the “2022 DDTL Facility”), as described below.

Revolving Credit Facility

On February 24, 2023, the Company entered into a revolving credit facility (the "2023 Revolving Credit Facility") with a syndicate of banks and Bank of America, N.A., as Administrative Agent. The 2023 Revolving Credit Facility replaced an existing revolving credit facility that was due to expire in February 2024. The 2023 Revolving Credit Facility provides for borrowings for working capital and other general corporate purposes under aggregate commitments of $1.0 billion, with a sub-limit of $500 million available for letters of credit. The 2023 Revolving Credit Facility further provides for the ability to request, subject to customary terms and conditions, an increase in commitments thereunder by up to an additional $500 million. Commitments under the 2023 Revolving Credit Facility terminate on February 24, 2028. Interest on borrowings may be based on a “Base Rate” (as defined in the 2023 Revolving Credit Facility) plus an adder ranging from 0.125% to 0.875%, or a “Term SOFR Rate” (as defined in the 2023 Revolving Credit Facility) plus an adder ranging from 1.125% to 1.875%. The applicable adder is based upon the ratings assigned to the Company’s senior, unsecured, non-credit enhanced debt.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources

The credit agreement governing the 2023 Revolving Credit Facility contains a number of customary representations and warranties, affirmative and negative covenants and events of default (including a change of control provision). The credit agreement contains financial maintenance covenants, including a minimum adjusted consolidated net worth test of no less than 70% of our adjusted consolidated net worth as of September 30, 2022 (plus (to the extent positive) or minus (to the extent negative) 70% of the impact on such adjusted consolidated net worth resulting from the application of a one-time transition adjustment for the LDTI accounting change for insurance contracts, and plus 50% of the aggregate amount of any increase in adjusted consolidated net worth resulting from equity issuances by the Company and its consolidated subsidiaries after September 30, 2022) and a maximum consolidated indebtedness to total capitalization ratio test not to exceed 35%. We were in compliance with these covenants at December 31, 2022.

Term Loans

On February 22, 2021, we and a syndicate of banks entered into a credit agreement consisting of a $1.7 billion senior unsecured delayed draw term loan facility maturing in February 2022 (extended to May 2022 by a subsequent amendment) and a $1.0 billion senior unsecured delayed draw term loan facility maturing in February 2023, under which we borrowed $1.6 billion and $750 million, respectively. We contributed a majority of the proceeds from the term loan borrowings to Jackson. The remaining amount of proceeds from the term loan borrowings were kept at Jackson Financial to establish a minimum liquidity buffer of at least $250 million with an additional approximately $575 million being retained. The amounts at Jackson Financial are expected to be used for general corporate purposes, including interest payments and debt repayment, holding company operating expenses, payment of dividends and other distributions to shareholders, which has included stock repurchases, and may include capital contributions, if needed, to our insurance company subsidiaries. As noted, these term loans were repaid in November 2021 and June 2022, respectively, with the proceeds from our issuance of senior notes.

Surplus Notes

On March 15, 1997, our subsidiary, Jackson, issued 8.2% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, as amended, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20 million, $20 million, and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Under the Michigan Insurance Code of 1956, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings which the director determines to be available for such payments under Michigan insurance law.

Federal Home Loan Bank

Jackson is a member of the regional FHLBI primarily for the purpose of participating in its collateralized loan advance program with funding facilities. Membership requires us to purchase and hold a minimum amount of FHLBI capital stock, plus additional stock based on outstanding advances. Advances are in the form of either notes or funding agreements issued to FHLBI. As of December 31, 2022 and 2021, Jackson held a bank loan with an outstanding balance of $62 million and $67 million, respectively.

Financial Strength Ratings

Our access to funding and our related cost of borrowing, the attractiveness of certain of our subsidiaries’ products to customers, our attractiveness as a reinsurer to potential ceding companies and requirements for derivatives collateral posting are affected by our credit ratings and financial strength ratings, which are periodically reviewed by the rating agencies. Financial strength ratings and credit ratings are important factors affecting consumer confidence in an insurer and its competitive position in marketing products as well as critical factors considered by ceding companies in selecting a reinsurer.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Liquidity and Capital Resources
Our principal insurance company subsidiaries are rated by A.M. Best, S&P, Moody’s and Fitch. Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurer or reinsurer to meet its obligations under an insurance policy or reinsurance arrangement and generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their financial strength ratings upon information furnished to them by the company and upon their own investigations, studies and assumptions. Financial strength ratings are based upon factors of concern to customers, distribution partners and ceding companies and are not directed toward the protection of investors. Financial strength ratings are not recommendations to buy, sell or hold securities and may be revised or revoked at any time at the sole discretion of the rating organization.

As of May 3, 2023, the financial strength ratings of our principal insurance subsidiaries were as follows:

Company	A.M. Best	Fitch	Moody’s	S&P
Jackson National Life Insurance Company
Rating	A	A	A2	A
Outlook	stable	stable	negative	stable
Jackson National Life Insurance Company of New York
Rating	A	A	A2	A
Outlook	stable	stable	negative	stable
Brooke Life Insurance Company
Rating	A
Outlook	stable

In evaluating a company’s financial strength, the rating agencies evaluate a variety of factors including our strategy, market positioning and track record, mix of business, profitability, leverage and liquidity, the adequacy and soundness of our reinsurance, the quality and estimated market value of our assets, the adequacy of our surplus, our capital structure, and the experience and competence of our management.

In addition to the financial strength ratings, rating agencies use an outlook statement to indicate a short- or medium-term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer’s financial or economic performance. A stable outlook does not preclude a rating agency from changing a rating at any time without notice.

A.M. Best, S&P, Moody’s and Fitch review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. While the degree to which ratings adjustments will affect sales of our annuities and institutional products, and persistency is unknown, if our ratings are negatively adjusted for any reason, we believe we could experience a material decline in the sales in our individual channel, origination in our institutional channel, and the persistency of our existing business.

Contractual Obligations

We have contractual obligations identified within Item 8. "Financials Statements and Supplementary Data; Note. 5. Derivative Instruments, Note 9. Reserves for Future Policy Benefits and Claims Payable, Note 10. Other Contract Holder Funds, Note 11. Separate Account Assets and Liabilities, Note 12. Market Risk Benefits, Note 13. Long-Term Debt, Note 16. Commitments and Contingencies, and Note 17. Leases."

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in our Consolidated Financial Statements. The following are our most critical estimates, which require management’s most difficult, subjective and complex judgments, including the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates
The following discussion is not intended to represent a comprehensive list of our accounting policies. For a detailed discussion of the application of these and other accounting policies, see Note 2- Summary of Significant Accounting Policies to Consolidated Financial Statements.

Reserves for Future Policy Benefits and Claims Payable

We establish reserves for future policy benefits to, or on behalf of, customers in the same period in which the policy is issued or acquired, using methodologies prescribed by U.S. GAAP.

Reserves for Future Policy Benefits

For non-participating traditional life insurance contracts and limited pay life-contingent contracts, which includes term, whole life, and payout annuities with significant insurance risk, reserves for future policy benefits represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders in future periods and certain related expenses less the present value of estimated future net premiums.

Reserves for future policy benefits for non-participating traditional and limited-payment insurance contracts are measured using the net premium ratio (NPR) measurement model. The NPR measurement model accrues for future policy benefits in proportion to the premium revenue recognized. The reserve for future policy benefits is derived from the Company's best estimate of future net premium and future benefits and expenses, which is based on best estimate assumptions including mortality, persistency, claims expense, and discount rate. On an annual basis, or as circumstances warrant, we conduct a comprehensive review of our current best estimate assumptions based on our experience, industry benchmarking, and other factors, as applicable. Expense assumptions are updated based on estimates of expected non-level costs, such as termination or settlement costs, and costs after the premium-paying period and exclude acquisition costs or any costs that are required to be charged to expenses as incurred. Updates to assumptions are applied on a retrospective basis, and each reporting period the reserve for future policy benefits is updated to reflect actual experience to date.

The Company establishes cohorts, which are groupings used to measure reserves for future policy benefits. In determining cohorts, the Company considered both qualitative and quantitative factors, including the issue year, type of product, product features, and legal entity.

The discount rate used to estimate reserves for future policy benefits is consistent with an upper-medium grade (low-credit risk) fixed-income corporate instrument yield, which has been interpreted to represent a single-A corporate instrument yield. This discount rate curve is determined by fitting a parametric function to yields to maturity and related times to maturity of market observable single-A rated corporate instruments. The discount rate used to recognize interest accretion on the reserves for future policy benefits is locked at the initial measurement of the cohort. Each reporting period, the reserve for future policy benefits is remeasured using the current discount rate. The difference between the reserve calculated using the current discount rate and the reserve calculated using the locked-in discount rate is recorded in other comprehensive income.

Additional Liabilities - Universal Life-type

The Company issues universal life plans with secondary guarantees and interest-sensitive life plans. The primary reserves for these policies are the contract holder account balances reported within the other contract holder funds line of the balance sheet. Where these contracts provide additional benefits beyond the account balance or base insurance coverage that are not market risk benefits or embedded derivatives, liabilities in addition to the policyholder’s account value are recognized. These additional liabilities for annuitization, death and other insurance benefits are reported within reserves for future policy benefits and claims payable. The methodology uses a benefit ratio defined as a constant percentage of the assessment base. This ratio is multiplied by current period assessments to determine the reserve accrual for the period. The assumptions used in the measurement of the additional liabilities for annuitization, death and other insurance benefits are based on best estimate assumptions including mortality, persistency, investment returns, and discount rates. These assumptions are similarly subject to the annual review process discussed above.

Other Future Policy Benefits and Claims Payable

In conjunction with a prior acquisition, we recorded a fair value adjustment related to certain annuity and interest-sensitive life blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates
between the guaranteed interest rate and an assumed new money guaranteed interest rate. This adjustment is recorded in reserves for future policy benefits and claims payable. This component of the acquired reserves is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in policy reserve through the consolidated income statements.

In addition, life and annuity claims liabilities in course of settlement are included in other future policy benefits and claims payable.

See Note 9- Reserve for Future Policy Benefits and Claims Payable to Consolidated Financial Statements for additional information on these accounting policies.

Market Risk Benefits

Contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs. All long-duration insurance contracts and certain investment contracts are subject to MRB evaluation. MRBs are measured at fair value at the contract level and can be in either an asset or liability position. For contracts that contain multiple MRB features, the MRBs are valued together as a single compound MRB.

The use of models and assumptions used to determine fair value of MRBs requires a significant amount of judgement. The significant assumptions used in the MRB fair value calculations are:

•Mortality rates - These vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range used reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
•Base lapse rates - These vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
•Utilization rates - These represent the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
•Withdrawal rates - These represent the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
•Non-performance risk adjustment - This is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
•Long-term equity volatility - This represents the equity volatility beyond the period for which observable equity volatilities are available.
See Note 6- Fair Value Measurements to Consolidated Financial Statements for additional information.

Variable Annuities

We issue variable contracts through our separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder. Certain of these contracts include contract provisions by which we contractually guarantee to the contract holder either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable upon the depletion of funds (GMWB), in the event of death (GMDB), at annuitization (GMIB), or at the end of a specified period (GMAB). Substantially all of our GMIB benefits are reinsured. GMIB benefits and GMAB benefits were discontinued in 2009 and

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates
2011, respectively. For additional information regarding our account value by optional guarantee benefit, see “Business–Our Segments–Retail Annuities–Variable Annuities.”

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefits features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

See Note 12- Market Risk Benefits to Consolidated Financial Statements for additional information on these accounting policies.

Income Taxes

Income taxes represent the net amount of income taxes that we expect to pay to or receive from various taxing jurisdictions in connection with our operations. We provide for federal and state income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities.

Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized. We are required to test the value of deferred tax assets for realizability. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, we consider the carryback eligibility of losses, reversal of existing temporary differences, estimated future taxable income and tax planning strategies.

Determining the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on historical experience and expectations of future performance. To recognize a tax benefit in the Consolidated Financial Statements, there must be a greater than 50% chance of success of our position being sustained by the relevant taxing authority with regard to that tax position. Management’s judgments are potentially subject to change given the inherent uncertainty in predicting future performance, which is impacted by such factors as policyholder behavior, competitor pricing and other specific industry and market conditions.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates

Reinsurance

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risk with respect to reinsurance receivables. We periodically review actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluate the financial strength of counterparties to our reinsurance agreements. Counterparty credit risk may be managed through the use of letters of credit, collateral trusts or on balance sheet funds withheld agreements. Assets held under funds withheld agreements are included on our balance sheets and subject to triggers embedded within the relevant reinsurance agreements.

Additionally, for each of our reinsurance agreements, we determine whether the agreement provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. We review all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

For reinsurance contracts, reinsurance recoverable balances are generally calculated using methodologies and assumptions that are consistent with those used to calculate the direct liabilities. For non-participating traditional life insurance contracts and limited pay life-contingent contracts, there may be reinsurance contracts executed subsequent to the direct contract issue dates, and market interest rates may have changed between the date that the underlying insurance contracts were issued and the date the reinsurance contract is recognized in the financial statements, resulting in the underlying discount rate differing between the direct and reinsured business.

Our guaranteed minimum income benefits (GMIBs) are reinsured with an unrelated party. For contracts that only ceded the GMIB feature of our annuity products, the reinsurance contract in its entirety is classified as a reinsured market risk benefit (MRB). Accordingly, the reinsured market risk benefit is recorded at fair value using internally developed models consistent with those used to value our direct market risk benefits.

See Note 8- Reinsurance to Consolidated Financial Statements for additional information on these accounting policies.

Investments – Valuation and Impairment

We determine the fair values of certain financial assets and liabilities based on quoted market prices, where available. When necessary, we may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. Fair values also, if appropriate, reflect adjustments for counterparty credit quality, credit rating, liquidity and incorporate risk margins for unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions could result in inactive markets for certain of our financial instruments. In such instances, there could be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

We periodically review our available-for-sale debt securities on a case-by-case basis to determine if an impairment is necessary for securities with a decline in fair value to below cost or amortized cost. Factors considered in determining whether an impairment is necessary include whether we have the intent to sell, or whether it is more likely than not we will be required to sell the security before the amortized cost basis is fully recovered, the severity of the unrealized loss, the reasons for the decline in value and expectations for the amount and timing of a recovery in fair value. For debt securities in an unrealized loss position, for which we deem an impairment necessary, the amortized cost may be written down to fair value through net gains (losses) on derivatives and investments, or an ACL may be recorded along with a charge to net gains (losses) on derivatives and investments.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates

Securities determined to be underperforming or potential problem securities are subject to regular review. To facilitate the review, securities with significant declines in value, or where other objective criteria evidencing credit deterioration have been met, are included on a watch list. Among the criteria for securities to be included on a watch list are: credit deterioration that has led to a significant decline in fair value of the security; a significant covenant related to the security has been breached; or an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that could impair its creditworthiness.

In performing these reviews, we consider the relevant facts and circumstances relating to each investment and exercise considerable judgment in determining whether an impairment is needed for a particular security. Assessment factors include judgments about an obligor’s current and projected financial position, an issuer’s current and projected ability to service and repay its debt obligations, the existence of, and realizable value of, any collateral backing the obligations and the outlooks for specific industries and issuers. This assessment may also involve assumptions regarding underlying collateral such as prepayment rates, default and recovery rates, and third-party servicing capabilities.

In addition to the review procedures described above, investments in asset-backed securities where market prices are depressed are subject to a review of their future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment speeds, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate.

After these reviews, we recognize impairments on debt securities in an unrealized loss position when any of the following circumstances exists:
•We intend to sell a security;
•It is more likely than not that we will be required to sell a security prior to recovery; or
•We do not expect full recovery of the amortized cost based on the discounted cash flows estimated to be collected.

Mortgage loans, which are not carried at fair value under the fair value option, are carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, or ACL. Acquisition discounts and premiums on mortgage loans are amortized into investment income through maturity dates using the effective interest method. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Interest income and amortization of premiums and discounts are reported in net investment income along with prepayment fees and mortgage loan fees, which are recorded as incurred.

We review mortgage loans on a quarterly basis to estimate the ACL with changes in the ACL recorded in net gains (losses) on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, we record an ACL on the pool of mortgage loans based on lifetime expected credit losses. Credit loss estimates are pooled by property type and unfunded commitments are included in the model with an allowance for credit losses determined accordingly.

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL.

Accrued interest receivables are presented separate from the amortized cost of debt securities and mortgage loans. An allowance for credit losses is not estimated on an accrued interest receivable. Rather, receivable balances that are deemed uncollectible are written off with a corresponding reduction to net investment income.

Derivatives

Freestanding Derivative Instruments

We enter into financial derivative transactions, including swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows that we have acquired or incurred.

Freestanding derivative instruments are reported at fair value, that reflects the estimated amounts, net of payment accruals, which we would receive or pay upon sale or termination of the contracts at the reporting date. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. The determination of the estimated fair value of freestanding derivatives, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, non-performance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. See Notes 5- Derivative Instruments and 6- Fair Value Measurements to Consolidated Financial Statements for additional information on significant inputs into our derivative pricing methodology.

Embedded Derivatives - Product Liabilities

For our registered index-linked and fixed index annuities, the equity-linked option issued by the Company is accounted for at fair value as an embedded derivative on the Company’s consolidated balance sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The policyholder account value is the imputed value of the underlying guaranteed host contract.

The fair value of the embedded derivative for the FIA and RILA products is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. We typically update our actuarial assumptions, annually as discussed above, unless a material change is observed in an interim period that we feel is indicative of a long-term trend.

The underlying assumptions may have a material impact on the measurement of the embedded derivative, including equity market movements. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

See Notes 5- Derivative Instruments and 10- Other Contract Holder Funds to Consolidated Financial Statements for additional information on our accounting policies for embedded derivatives bifurcated for insurance host contracts.

Embedded Derivatives - Funds Withheld Reinsurance Agreements

The Company has recorded an embedded derivative liability related to the Athene Reinsurance Agreement (the “Athene Embedded Derivative”) in accordance with ASC 815-15 as Jackson’s obligation under the Reinsurance Agreement is based on the total return of investments in a segregated funds withheld account rather than Jackson’s own creditworthiness. As the Reinsurance Agreement transfers the economics of the investments in the segregated funds withheld account to Athene, they will receive an investment return equivalent to owning the underlying assets. At inception of the Reinsurance Agreement, the Athene Embedded Derivative was valued at zero. Additionally, the inception fair value of the investments in the segregated funds withheld account differed from their book value and, accordingly, the amortization of this difference is reported in Net gains (losses) on derivatives and investments in the Consolidated Income Statement, while the

Part II | Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations | Critical Accounting Estimates
investments are held. Subsequent to the effective date of the Reinsurance Agreement, the Athene Embedded Derivative is measured at fair value with changes reported in Net gains (losses) on derivatives and investments in the Consolidated Income Statement. The Athene Embedded Derivative Liability is included in Funds withheld payable under reinsurance treaties in the Consolidated Balance Sheet.

See Note 8- Reinsurance to Consolidated Financial Statements for additional information on Athene Reinsurance Transaction.

Net Investment Income

Net investment income reported for each of our three segments and Corporate and Other includes an allocation for investment income generated on assigned capital. The amount of capital assigned to each of our segments for purposes of measuring segment net investment income is established at a level that management considers necessary to support the segment’s risks. This assessment is determined based upon internal models and contemplates National Association of Insurance Commissioners (“NAIC”) RBC requirements at internally defined levels. Capital in excess of the amount required to support our core operating strategies is considered excess equity capital and is reflected in Corporate and Other.

Contingent Liabilities

We are a party to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on our financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of our contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon our financial position. However, it is the opinion of management that the ultimate disposition of contingent liabilities is unlikely to have a material adverse effect on our financial position.

Consolidation of Variable Interest Entities (“VIEs”)

The Company invests in a number of asset types that it has determined are VIEs, such as equity positions in collateralized loan obligations (“CLOs”), limited partnerships (“LPs”), limited liability companies (“LLCs”), and mutual funds that are assessed to determine whether they meet the criteria as a VIE. For those entities deemed to be VIEs, we further assess whether the VIE must be consolidated as a result of the terms specific to each entity. Entities for which consolidation is required are included on our Consolidated Financial Statements. To the extent that external parties are also invested in these VIEs, a non-controlling interest is reflected on our Consolidated Financial Statements as well. See Note 4- Investments to Consolidated Financial Statements for additional information.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm (KPMG LLP, Dallas, TX, Auditor Firm ID: 185)	44
Consolidated Balance Sheets as of December 31, 2022 and 2021	46
Consolidated Income Statements for the years ended December 31, 2022, 2021 and 2020	47
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020	48
Consolidated Statements of Equity for the years ended December 31, 2022, 2021 and 2020	49
Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020	50
Notes to Consolidated Financial Statements
Note 1. Business and Basis of Presentation	52
Note 2. Summary of Significant Accounting Policies	55
Note 3. Segment Information	67
Note 4. Investments	72
Note 5. Derivative Instruments	87
Note 6. Fair Value Measurements	93
Note 7. Deferred Acquisition Costs and Deferred Sales Inducements	111
Note 8. Reinsurance	113
Note 9. Reserves for Future Policy Benefits and Claims Payable	119
Note 10. Other Contract Holder Funds	124
Note 11. Separate Account Assets and Liabilities	129
Note 12. Market Risk Benefits	130
Note 13. Long-term Debt	133
Note 14. Federal Home Loan Bank Advances	135
Note 15. Income Taxes	135
Note 16. Commitments and Contingencies	139
Note 17. Leases	140
Note 18. Share-Based Compensation	141
Note 19. Other Related Party Transactions	143
Note 20. Statutory Accounting and Regulatory Matters	144
Note 21. Benefit Plans	145
Note 22. Operating Costs and Other Expenses	145
Note 23. Accumulated Other Comprehensive Income (Loss)	146
Note 24. Equity	146
Note 25. Earnings Per Share	149
Note 26. Revision and Reclassifications of Prior Period Financial Statements	149
Note 27. Selected Quarterly Financial Data (Unaudited)	152
Note 28. Subsequent Events	153
Financial Statement Schedules:
Schedule I—Summary of Investments—Other Than Investments in Related Parties as of December 31, 2022	154
Schedule II—Financial Statements of Jackson Financial Inc. (Parent Only) as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020	155
Schedule III—Supplemental Insurance Information for the years ended December 31, 2022, 2021 and 2020	158
Schedule IV—Reinsurance for the years ended December 31, 2022, 2021 and 2020	160
Schedule V—Valuation and Qualifying Accounts for the years ended December 31, 2022 and 2021	161

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Jackson Financial Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jackson Financial Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated income statements, statements of comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes and financial statement schedules I to V (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company adopted ASU 2018-12, Targeted Improvements to the Accounting for Long Duration Contracts (LDTI), effective January 1, 2023, with a transition date of January 1, 2021.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair value of market risk benefits

As disclosed in Note 2 to the consolidated financial statements, the Company adopted LDTI effective January 1, 2023, with a transition date of January 1, 2021. As part of the adoption, market risk benefits (MRBs) were recorded at fair value using a full retrospective transition approach. As disclosed in Notes 6 and 12, contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs. The Company estimates MRBs at fair value using subjective judgments related to the discount rate assumptions, including the Company’s nonperformance risk, and actuarially determined assumptions, including mortality, benefit utilization and lapse. As of December 31, 2022, the fair value of MRB assets and liabilities were estimated to be $4,865 million and $5,662 million, respectively.

We identified the evaluation of the fair value of MRB assets and liabilities as a critical audit matter. Specifically, there was a high degree of auditor effort and subjective auditor judgment involved in evaluating the nonperformance risk, mortality, benefit utilization, and lapse assumptions used to estimate the fair value of MRB assets and liabilities. Evaluation of the assumptions required valuation and actuarial professionals with specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. With the assistance of actuarial professionals, we evaluated the design and tested the operating effectiveness of certain internal controls related to the fair value of MRBs, including controls related to the development of the mortality, benefit utilization and lapse assumptions. We involved valuation professionals with specialized skills and knowledge who assisted in evaluating the Company’s nonperformance risk assumption used to estimate the fair value of MRBs, which included assessing the methodology and inputs utilized by the Company by developing an independent range of the Company’s credit curve using market observable instruments issued by the Company and its affiliates, as well as indicative pricing for the Company’s debt, with certain adjustments, and comparing them to the discount rate curve used by the Company. We involved actuarial professionals with specialized skills and knowledge, who assisted in evaluating the Company’s estimate of the fair value of MRB assets and liabilities, by:

•evaluating the Company’s methodology for determining the mortality, benefit utilization, and lapse assumptions used to estimate the fair value of MRBs for compliance with generally accepted actuarial standards

◦comparing the mortality, benefit utilization, and lapse assumptions with the Company’s emerging experience or market trends and evaluating the reasonableness of these assumptions where deviations from Company experience or market trends were identified

◦assessing the reasonableness of the Company’s fair value estimate for a selection of policies with MRBs by recalculating the fair value and comparing to the Company’s estimate.

/s/ KPMG LLP

We have served as the Company’s auditor since 1999.

Chicago, Illinois
March 1, 2023, except for Note 2, as to which the date is May 10, 2023

Jackson Financial Inc.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,
	2022(1)	2021(1)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $23 and $9 at December 31, 2022 and 2021, respectively (amortized cost: 2022 $48,798; 2021 $49,378)	$42,489	$51,547
Debt Securities, at fair value under fair value option	2,173	1,711
Debt Securities, trading, at fair value	100	117
Equity securities, at fair value	393	279
Mortgage loans, net of allowance for credit losses of $95 and $94 at December 31, 2022 and 2021, respectively	10,967	11,482
Mortgage loans, at fair value under fair value option	582	—
Policy loans (including $3,419 and $3,467 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	4,377	4,475
Freestanding derivative instruments	1,270	1,417
Other invested assets	3,595	3,199
Total investments	65,946	74,227
Cash and cash equivalents	4,298	2,623
Accrued investment income	514	503
Deferred acquisition costs	12,923	13,525
Reinsurance recoverable, net of allowance for credit losses of $15 and $12 at December 31, 2022 and 2021, respectively	29,046	32,834
Reinsurance recoverable on market risk benefits, at fair value	221	383
Market risk benefit assets, at fair value	4,865	1,664
Deferred income taxes, net	320	1,716
Other assets	944	933
Separate account assets	195,906	248,949
Total assets	$314,983	$377,357
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$12,318	$15,190
Other contract holder funds	58,190	58,721
Market risk benefit liabilities, at fair value	5,662	8,033
Funds withheld payable under reinsurance treaties (including $3,582 and $3,639 at fair value under the fair value option at December 31, 2022 and 2021, respectively)	22,957	29,007
Long-term debt	2,635	2,649
Repurchase agreements and securities lending payable	1,048	1,589
Collateral payable for derivative instruments	689	913
Freestanding derivative instruments	2,065	41
Notes issued by consolidated variable interest entities, at fair value under fair value option (See Note 4)	1,732	1,404
Other liabilities	2,403	2,540
Separate account liabilities	195,906	248,949
Total liabilities	305,605	369,036
Commitments, Contingencies, and Guarantees (See Note 16)
Equity
Common stock, (i) at December 31, 2022, common stock (formerly known as the Class A Common Stock at December 31, 2021) 1,000,000,000 shares authorized, $0.01 par value per share and 82,690,098 shares issued and outstanding (ii) at December 31, 2021, Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 88,046,833 shares issued and outstanding and Class B Common Stock 100,000,000 shares authorized, $0.01 par value per share and 638,861 shares issued and outstanding (See Note 24)	1	1
Additional paid-in capital	6,063	6,051
Treasury stock, at cost; 11,784,813 and 5,778,649 shares at December 31, 2022 and 2021, respectively	(443)	(211)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(66) in 2022 and $84 in 2021	(3,378)	1,360
Retained earnings	6,403	440
Total shareholders' equity	8,646	7,641
Noncontrolling interests	732	680
Total equity	9,378	8,321
Total liabilities and equity	$314,983	$377,357

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.
See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Consolidated Income Statements
(in millions, except per share data)

	For the Years Ended December 31,
	2022(1)	2021(1)	2020
Revenues
Fee income	$7,722	$8,059	$6,928
Premiums	132	148	187
Net investment income:
Net investment income excluding funds withheld assets	1,507	2,236	2,026
Net investment income on funds withheld assets	1,254	1,188	792
Total net investment income	2,761	3,424	2,818
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(3,023)	(5,344)	(6,891)
Net gains (losses) on funds withheld reinsurance treaties	2,186	(21)	440
Total net gains (losses) on derivatives and investments	(837)	(5,365)	(6,451)
Other income	85	94	64
Total revenues	9,863	6,360	3,546

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	1,062	925	1,362
(Gain) loss from updating future policy benefits cash flow assumptions, net	(34)	41	—
Market risk benefits (gains) losses, net	(3,536)	(3,966)	—
Interest credited on other contract holder funds, net of deferrals and amortization	866	832	1,301
Interest expense	113	37	88
Operating costs and other expenses, net of deferrals	2,432	2,839	1,299
Cost of reinsurance	—	—	2,520
Amortization of deferred acquisition costs	1,226	1,307	(533)
Total benefits and expenses	2,129	2,015	6,037
Pretax income (loss)	7,734	4,345	(2,491)
Income tax expense (benefit)	1,505	666	(854)
Net income (loss)	6,229	3,679	(1,637)
Less: Net income (loss) attributable to noncontrolling interests	43	262	(3)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)

Earnings per share
Basic	$72.34	$36.35	$(24.14)
Diluted	$69.75	$36.17	$(24.14)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	For the Years Ended December 31,
	2022(1)	2021(1)	2020

Net income (loss)	$6,229	$3,679	$(1,637)

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax expense (benefit) of: $(917), $(594), and $414 for the years ended December 31, 2022, 2021 and 2020, respectively	(7,507)	(2,144)	1,419
Change in unrealized gains (losses) on securities with credit impairment, net of tax expense (benefit) of: $(1), $1, and $1 for the years ended December 31, 2022, 2021 and 2020, respectively	(2)	3	4
Change in current discount rate related to reserve for future policy benefits, net of tax expense (benefit) of $361 and $110 for the years ended December 31, 2022 and 2021, respectively.	1,303	397	—
Change in non-performance risk on market risk benefits, net of tax expense (benefit) of $407 and $(92) for the years ended December 31, 2022 and 2021, respectively.	1,468	(332)	—
Total other comprehensive income (loss)	(4,738)	(2,076)	1,423
Comprehensive income (loss)	1,491	1,603	(214)
Less: Comprehensive income (loss) attributable to noncontrolling interests	43	262	(3)
Comprehensive income (loss) attributable to Jackson Financial Inc.	$1,448	$1,341	$(211)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Consolidated Statements of Equity
(in millions)

							Accumulated
			Additional	Treasury	Shares	Equity	Other		Total	Non-
	Common		Paid-In	Stock	Held	Compensation	Comprehensive	Retained	Shareholders'	Controlling	Total
	Stock		Capital	at Cost	In Trust	Reserve	Income (Loss)	Earnings	Equity	Interests	Equity
Balances as of December 31, 2019	$1		$3,077	$—	$(4)	$—	$2,398	$1,366	$6,838	$484	$7,322

Net income (loss)	—		—	—	—	—	—	(1,634)	(1,634)	(3)	(1,637)
Other comprehensive income (loss)	—		—	—	—	—	1,423	—	1,423	—	1,423
Change in equity of noncontrolling interests	—		—	—	—	—	—	—	—	13	13
Common stock issuance - debt restructure	—		2,350	—	—	—	—	—	2,350	—	2,350
Common stock issuance - Athene	—		500	—	—	—	—	—	500	—	500
Change in accounting principle, net of tax	—		—	—	—	—	—	(56)	(56)	—	(56)
Shares acquired at cost	—		—	—	(18)	—	—	—	(18)	—	(18)
Shares distributed at cost	—		—	—	18	—	—	—	18	—	18
Reserve for equity compensation plans	—		—	—	—	8	—	—	8	—	8
Balances as of December 31, 2020	$1		$5,927	$—	$(4)	$8	$3,821	$(324)	$9,429	$494	$9,923

Change in accounting principle, net of tax	—	—	—	—	—	—	(385)	(2,603)	(2,988)	—	(2,988)
Net income (loss)	—		—	—	—	—	—	3,417	3,417	262	3,679
Other comprehensive income (loss)	—		—	—	—	—	(2,076)	—	(2,076)	—	(2,076)
Change in equity of noncontrolling interests	—		—	—	—	—	—	—	—	(76)	(76)
Dividends on common stock	—		—	—	—	—	—	(50)	(50)	—	(50)
Purchase of treasury stock	—		—	(211)	—	—	—	—	(211)	—	(211)
Shares sold in connection with demerger	—		1	—	4	—	—	—	5	—	5
Share-based compensation	—		123	—	—	—	—	—	123	—	123
Reserve for equity compensation plans	—		—	—	—	(8)	—	—	(8)	—	(8)
Balances as of December 31, 2021 (1)	$1		$6,051	$(211)	$—	$—	$1,360	$440	$7,641	$680	$8,321

Net income (loss)	—		—	—	—	—	—	6,186	6,186	43	6,229
Other comprehensive income (loss)	—		—	—	—	—	(4,738)	—	(4,738)	—	(4,738)
Change in equity of noncontrolling interests	—		—	—	—	—	—	—	—	9	9
Dividends on common stock	—		—	—	—	—	—	(199)	(199)	—	(199)
Purchase of treasury stock	—		—	(321)	—	—	—	—	(321)	—	(321)
Share-based compensation	—		12	89	—	—	—	(24)	77	—	77
Balances as of December 31, 2022 (1)	$1		$6,063	$(443)	$—	$—	$(3,378)	$6,403	$8,646	$732	$9,378

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Consolidated Statements of Cash Flows
(in millions)

	Years Ended December 31,
	2022(1)	2021(1)	2020
Cash flows from operating activities:
Net income (loss)	$6,229	$3,679	$(1,637)

Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	359	(182)	(377)
Net losses (gains) on derivatives	2,664	5,526	7,268
Net losses (gains) on funds withheld reinsurance treaties	(2,186)	21	(440)
Net (gain) loss on market risk benefits	(3,536)	(3,966)	—
(Gain) loss from updating future policy benefits cash flow assumptions, net	(34)	41	—
Interest credited on other contract holder funds, gross	866	832	1,304
Mortality, expense and surrender charges	(530)	(553)	(593)
Amortization of discount and premium on investments	11	49	55
Deferred income tax expense (benefit)	1,547	739	(776)
Share-based compensation expense	131	129	56
Cash received (paid to) from reinsurance transaction	—	—	(32)
Change in:
Accrued investment income	(11)	55	36
Deferred acquisition costs	601	519	(1,503)
Funds withheld, net of reinsurance	(73)	(626)	792
Other assets and liabilities, net	(832)	(581)	(441)
Net cash provided by (used in) operating activities	5,206	5,682	3,712

Cash flows from investing activities:
Sales, maturities and repayments of:
Debt securities	11,535	19,568	30,094
Equity securities	84	50	45
Mortgage loans	1,695	1,747	1,201
Purchases of:
Debt securities	(11,606)	(14,733)	(28,400)
Equity securities	(249)	(111)	(97)
Mortgage loans	(1,816)	(2,427)	(2,189)
Settlements related to derivatives and collateral on investments	(674)	(4,836)	(5,321)
Other investing activities	(343)	(554)	334
Net cash provided by (used in) investing activities	(1,374)	(1,296)	(4,333)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

(continued)

See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Consolidated Statements of Cash Flows (continued)
(in millions)

	Years Ended December 31,
	2022(1)	2021(1)	2020
Cash flows from financing activities:
Policyholders' account balances:
Deposits	18,456	20,134	19,607
Withdrawals	(25,173)	(28,712)	(23,083)
Net transfers to separate accounts	5,685	2,664	2,561
Proceeds from (payments on) repurchase agreements and securities lending	(541)	476	1,100
Net proceeds from (payments on) Federal Home Loan Bank notes	—	(380)	80
Net proceeds from (payments on) debt	(825)	735	(60)
Net proceeds from issuance of senior notes	750	1,593	—
Debt issuance costs	(7)	(28)	—
Disposition of shares held in trust at cost, net	—	5	—
Dividends on common stock	(186)	(50)	—
Purchase of treasury stock	(321)	(211)	—
Common stock issuance - Athene	—	—	500
Net cash provided by (used in) financing activities	(2,162)	(3,774)	705

Net increase (decrease) in cash, cash equivalents, and restricted cash	1,670	612	84

Cash, cash equivalents, and restricted cash at beginning of period	2,631	2,019	1,935
Total cash, cash equivalents, and restricted cash at end of period	$4,301	$2,631	$2,019

Supplemental cash flow information
Income taxes paid (received)	$(5)	$(403)	$4
Interest paid	$107	$30	$81

Non-cash investing activities
Debt securities acquired from exchanges, payments-in-kind, and similar transactions	$506	$370	$418
Other invested assets acquired from stock splits and stock distributions	$112	$99	$4
Non-cash financing activities
Non-cash dividend equivalents on stock based awards	$(13)	$—	$—
Non-cash debt restructuring transactions	$—	$—	$(2,350)
Shares issued in settlement of the debt restructuring	$—	$—	$2,350

Reconciliation to Consolidated Balance Sheets
Cash and cash equivalents	$4,298	$2,623	$2,019
Restricted cash (included in Other assets)	3	8	—
Total cash, cash equivalents, and restricted cash	$4,301	$2,631	$2,019

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See Notes to Consolidated Financial Statements.

Jackson Financial Inc.
Notes to Consolidated Financial Statements

1.    Business and Basis of Presentation

Jackson Financial Inc. (“Jackson Financial”) along with its subsidiaries (collectively, the “Company,” which also may be referred to as “we,” “our” or “us”), is a financial services company focused on helping Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life. Jackson Financial, domiciled in the state of Delaware in the United States (“U.S.”), was a majority-owned subsidiary of Prudential plc (“Prudential”), London, England, and was the holding company for Prudential’s U.S. operations. As described below under "Other," the Company's demerger from Prudential was completed on September 13, 2021 ("Demerger"), and the Company is a stand-alone U.S. public company.

Jackson Financial’s primary life insurance subsidiary, Jackson National Life Insurance Company and its insurance subsidiaries (collectively, “Jackson”), is licensed to sell group and individual annuity products (including immediate, registered index-linked, deferred fixed, fixed index and variable annuities), and individual life insurance products, including variable universal life, in all 50 states and the District of Columbia. Jackson also participates in the institutional products market through the issuance of guaranteed investment contracts (“GICs”), funding agreements and medium-term note funding agreements. In addition to Jackson, Jackson Financial’s primary operating subsidiaries are as follows:

•PPM America, Inc. (“PPM”), is the Company’s investment management operation that manages the life insurance companies’ general account investment funds. PPM also provides investment services to other former affiliated and unaffiliated institutional clients.
•Brooke Life Insurance Company (“Brooke Life”), Jackson’s direct parent, is a life insurance company licensed to sell life insurance and annuity products in the state of Michigan.

Other wholly-owned subsidiaries of Jackson are as follows:

•Life insurers: Jackson National Life Insurance Company of New York ("Jackson NY" or “JNY”); Squire Reassurance Company LLC (“Squire Re”); Squire Reassurance Company II, Inc. (“Squire Re II”); and VFL International Life Company SPC, LTD;
•Registered broker-dealer: Jackson National Life Distributors, LLC ("JNLD");
•Registered investment adviser: Jackson National Asset Management, LLC ("JNAM"), which manages the life insurance companies' separate account funds underlying the variable annuities products, which are sub-advised. JNAM manages and oversees those sub-advisers;
•Service provider: PGDS (US One) LLC (“PGDS”), which provides certain services to the Company and certain former affiliates; and
•Other insignificant wholly-owned subsidiaries.

The Company's Consolidated Financial Statements also include other insignificant partnerships, limited liability companies (“LLCs”) and other variable interest entities (“VIEs”) in which the Company is deemed the primary beneficiary.

Other

On August 6, 2021, the Company's Class A Common Stock was registered on a Form 10 registration statement filed with the U.S. Securities and Exchange Commission (the "SEC") and became effective under the Securities Exchange Act of 1934, as amended. We refer to that effective Form 10 registration as the "Form 10." The Demerger transaction described in the Form 10 was consummated on September 13, 2021. As of December 31, 2022, Prudential retained a 9.2% remaining interest in the Company, after the Company repurchased 2,242,516 shares of the Company’s Class A Common Stock subsequent to the Demerger, as further discussed in Note 24 of the Notes to Consolidated Financial Statements.

Part II | Item 8. Notes to Consolidated Financial Statements | 1. Business and Basis of Presentation
On September 9, 2021, the Company effected a 104,960.3836276-for-1 stock split of its Class A Common Stock and Class B Common Stock by way of a reclassification of its Class A Common Stock and Class B Common Stock (the “stock split”). The incremental par value of the newly issued shares was recorded with the offset to additional paid-in capital. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split. On June 9, 2022, the Company’s shareholders approved the Third Amended and Restated Certificate of Incorporation, which eliminated the Class B Common Stock. As a result, the Class A Common Stock became simply, common stock.

On June 18, 2020, the Company’s subsidiary, Jackson, announced that it had entered into a funds withheld coinsurance agreement with Athene Life Re Ltd. (“Athene”) effective June 1, 2020 to reinsure on a 100% quota share basis, a block of Jackson’s in-force fixed and fixed-index annuity product liabilities in exchange for a $1.2 billion ceding commission (the "Athene Reinsurance Agreement").

In addition, we entered into an investment agreement with Athene, pursuant to which Athene invested $500 million of capital in return for a 9.9% voting interest corresponding to a 11.1% economic interest in the Company. That investment was completed on July 17, 2020. In August 2020, the Company made a $500 million capital contribution to its subsidiary, Jackson. As of December 31, 2022, Athene retained a 1.9% voting interest and 1.9% economic interest.

We continue to monitor developments related to the COVID-19 pandemic. The COVID-19 pandemic caused significant economic and financial turmoil in the U.S. and around the world. There has been a steady resumption of activity during 2022; however, at this time it is not possible to estimate the long-term effectiveness of any therapeutic treatments and vaccines for COVID-19, or their efficacy with respect to current or future variants or mutations of COVID-19, or the longer-term effects that the COVID-19 pandemic could have on our business. The extent to which the COVID-19 pandemic impacts our business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and cannot be predicted. The Company implemented business continuity plans that already were in place to ensure the availability of services for our customers, work at home capabilities for our associates, where appropriate, and other ongoing risk management activities. The Company had associates, as needed or voluntarily, in our offices during this time, as permitted by local and state restrictions. The Company rolled out a broader “return to office plan” for all associates, and since September 2022, required some associates to return to the office five days a week. Associates below director level remain on an “office-centric” hybrid schedule between in-office and remote working arrangements.

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation.

The Company adopted Accounting Standards Update (“ASU”) 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts,” (“LDTI”) effective January 1, 2023, with a transition date of January 1, 2021. The accompanying Consolidated Financial Statements have been recast as compared to the Annual Report on Form 10-K (the "Form 10-K") as filed with the SEC on March 1, 2023, to reflect the adoption of LDTI, which includes changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity as of the transition date of January 1, 2021. Our financial statements for the year ended December 31, 2020 are still presented on the basis of accounting effective prior to the adoption of LDTI. See Note 2 of the Notes to Consolidated Financial Statements for further description of the adoption of this change in accounting principle.

Certain amounts in the Notes to Consolidated Financial Statements have been reclassified to conform to the recast presentation as discussed above.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires the use of estimates and assumptions about future events that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Significant estimates or assumptions, as further discussed in the notes, include:
•Valuation of investments and derivative instruments, including fair values of securities deemed to be in an illiquid market and the determination of when an impairment is necessary;
•Assessments as to whether certain entities are variable interest entities, the existence of reconsideration events and the determination of which party, if any, should consolidate the entity;

Part II | Item 8. Notes to Consolidated Financial Statements | 1. Business and Basis of Presentation
•Assumptions used in calculating policy reserves and liabilities including policyholder behavior, mortality rates, expenses, investment returns and policy crediting rates;
•Assumptions as to future earnings levels being sufficient to realize deferred tax benefits;
•Estimates related to expectations of credit losses on certain financial assets and off-balance sheet exposures;
•Assumptions and estimates associated with the Company’s tax positions, including an estimate of the dividends received deduction, which impact the amount of recognized tax benefits recorded by the Company;
•Assumptions used in calculating the value of guaranteed benefits, including those classified as market risk benefits subsequent to the adoption of LDTI, including policyholder behavior, mortality rates, and capital market assumptions;
•Subsequent to the adoption of LDTI, assumptions impacting the expected term used in the calculation of amortization of deferred acquisition costs, including policyholder behavior and mortality rates; and
•Prior to the adoption of LDTI, assumptions impacting estimated future gross profits used in the calculation of amortization of deferred acquisition costs, including policyholder behavior, mortality rates, expenses, projected hedging costs, investment returns and policy crediting rates.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the Consolidated Financial Statements in the periods the estimates are changed.

Revision of Prior Period Financial Statements

At September 30, 2022, the Company identified errors related to the classification of certain balances and amounts in the line items of the Consolidated Balance Sheets and Consolidated Income Statements. These errors resulted in the revision of balances and amounts related to deferred sales inducement assets, liabilities for certain life-contingent annuities, sub-advisor fee expenses, and other operating expense items that impacted previously issued Consolidated Financial Statements. The impact of these errors to the current and the prior periods' Consolidated Financial Statements were not considered to be material and had no impact on shareholders' equity or net income (loss). However, to improve the consistency and comparability of the financial statements, management revised the financial statements and related disclosures in these Consolidated Financial Statements. See Note 26 to the Notes to Consolidated Financial Statements for details of the revisions.

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
2.    Summary of Significant Accounting Policies

The following table identifies our significant accounting policies presented in other Notes to Consolidated Financial Statements:

Investments*	Note 4
Derivatives and Hedge Accounting*	Note 5
Fair Value Measurements (Post-Adoption of LDTI Accounting Policies specifically for MRBs)	Note 6
Deferred Acquisition Costs (Includes Pre-Adoption and Post-Adoption of LDTI Accounting Policies)	Note 7
Reinsurance*	Note 8
Reserves for Future Policy Benefits and Claims Payable (Post-Adoption of LDTI Accounting Policies)	Note 9
Other Contract Holder Funds (Post-Adoption of LDTI Accounting Policies)	Note 10
Separate Account Assets and Liabilities*	Note 11
Market Risk Benefits (Post-Adoption of LDTI Accounting Policies)	Note 12
Long-Term Debt*	Note 13
Income Taxes*	Note 15
Commitments, Contingencies, and Guarantees*	Note 16
Share-Based Compensation*	Note 18
Accumulated Other Comprehensive Income (Loss)*	Note 23
Earnings Per Share*	Note 25
*No impact to the significant accounting policies presented in these Notes related to the adoption of LDTI.

Other Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents primarily include money market instruments and bank deposits. Cash equivalents also includes all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase.

Revenue and Expense Recognition

Premiums for traditional life insurance are reported as revenues when due. Benefits, claims and expenses are associated with earned revenues in order to recognize profit over the lives of the contracts. This association is accomplished through provisions for future policy benefits and the deferral and amortization of certain acquisition costs.

Deposits on interest-sensitive life products and investment contracts, principally deferred annuities and guaranteed investment contracts, are treated as policyholder deposits and excluded from revenue. Revenues consist primarily of investment income and charges assessed against the account value for mortality charges, surrenders, variable annuity benefit guarantees and administrative expenses. Fee income also includes revenues related to asset management fees and certain service fees. Surrender benefits are treated as repayments of the policyholder account. Annuity benefit payments are treated as reductions to the policyholder account. Death benefits in excess of the policyholder account are recognized as an expense when incurred. Expenses consist primarily of the interest credited to policyholder deposits. Acquisition expenses directly related to the successful acquisition of these contracts are deferred. Prior to the adoption of LDTI, these deferred acquisition expenses were amortized based on the recognition of gross profits over the life of the business. Subsequent to the adoption of LDTI, these deferred acquisition costs are amortized on a constant-level basis over the expected term of the contracts. Expenses not related to policy acquisition are recognized when incurred.
Management Fees Based on a Formula

PPM receives an investment management fee for services as an asset manager for various entities. Revenue for these services is measured based on the terms specified in a contract with a customer and is recognized when PPM has satisfied a performance obligation. These investment management fees are recognized ratably over the period that assets are managed, and when the probability of significant revenue reversal is remote. PPM also receives performance-based incentive fees

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
from certain entities for which it invests based on predetermined formulas. Performance related management fees are earned over a specified period and can result in additional fees. These fees are recognized at the end of the agreement, once the fees are fixed, determinable, not subject to further performance metrics, and probability of significant revenue reversal is remote.

Accounting Policies Prior to the Adoption of LDTI - Reserves for Future Policy Benefits and Claims Payable and Other Contract Holder Funds

For traditional life insurance contracts, which include term and whole life, reserves for future policy benefits are determined using the net level premium method and assumptions as of the issue date or acquisition date as to mortality, interest, lapse and expenses, plus provisions for adverse deviations. These assumptions are not unlocked unless the reserve is determined to be deficient. Interest rate assumptions range from 2.5% to 6.0%. Lapse, mortality, and expense assumptions for recoverability are based primarily on Company experience. The Company’s liability for future policy benefits also includes net liabilities for guaranteed benefits related to certain nontraditional long-duration life and annuity contract.

Group payout annuities consist of a closed block of defined benefit annuity plans. The liability for future benefits for these limited payment contracts is calculated using assumptions as of the acquisition date as to mortality and expense plus provisions for adverse deviation.

In conjunction with a prior acquisition, the Company recorded a fair value adjustment at acquisition related to certain annuity and interest sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment was recorded in reserves for future policy benefits and claims payable. This reserve is reassessed at the end of each period, taking into account changes in the in-force block. Any resulting change in the reserve is recorded as a change in policy reserve through the Consolidated Income Statements.

For interest-sensitive life contracts, liabilities approximate the policyholder’s account value, plus the remaining balance of the fair value adjustment related to previously acquired business. The liability for fixed index annuities and registered index linked annuities is based on three components, 1) the imputed value of the underlying guaranteed host contract, 2) the fair value of the embedded option component of the contract, and 3) the liability for guaranteed benefits related to the optional lifetime income rider. For fixed annuities, variable annuity fixed option, and other investment contracts, the liability is the account value, plus the unamortized balance of the fair value adjustment related to previously acquired business. For payout annuities, reserves are determined under the methodology for limited-payment contracts (for those with significant life contingencies) or using a constant yield method and assumptions as of the issue date for mortality, interest rates, lapse and expenses plus provisions for adverse deviations.

Accounting Policies Prior to the Adoption of LDTI - Certain Non-traditional Long-Duration Contracts and Variable Annuity Guarantees

Variable Annuity Guarantees

Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. Certain benefits, including non-life contingent components of guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed minimum withdrawal benefits for life (“GMWB for Life”), guaranteed minimum accumulation benefits (“GMAB”) and the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are recorded at fair value. Guaranteed benefits that are not subject to fair value accounting are accounted for as insurance benefits. Variable annuity embedded derivatives are carried at fair value on the Company’s balance sheet as a component of reserves for future policy benefits and claims payable. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

The non-life contingent component of GMWB and GMWB for Life contracts consists of those guaranteed withdrawal amounts paid to the contract holder in excess of the account value of the contract, up to the amount of the living benefit base. Withdrawal amounts paid to the contract holder in excess of the living benefit base are considered life contingent and are accounted for as insurance benefits. GMABs and non-life contingent components of GMWB and GMWB for Life contracts are recorded at fair value with changes in fair value recorded in net gains (losses) on derivatives and investments.

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The fair value of the reserve is based on the expectations of future benefit payments and certain future fees associated with the benefits. At the inception of the contract, the Company attributes to the embedded derivative a portion of rider fees collected from the contract holder, which is then held static in future valuations. Those fees, generally referred to as the attributed fees, are set such that the present value of the attributed fees is equal to the present value of future claims expected to be paid under the guaranteed benefit at the inception of the contract. In subsequent valuations, both the present value of future benefits and the present value of attributed fees are revalued based on current market conditions and policyholder behavior assumptions. The difference between each of the two components represents the fair value of the embedded derivative. Thus, when unfavorable equity market movements cause declines in the contract holder’s account value relative to the guarantee benefit, the valuation of future expected claims would generally increase relative to the measurement performed at the inception of the contract, resulting in an increase in the fair value of the embedded derivative liability (and vice versa).

Fair values for GMWB, GMWB for Life, and GMAB embedded derivatives, as well as GMIB reinsurance recoverables, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations regarding policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to funds, fund performance and discount rates. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

The fair value of a liability reflects the effect of non-performance risk. Non-performance risk includes, but may not be limited to, a reporting entity’s own credit risk. Non-performance risk is incorporated into the calculation through the adjustment of the risk-free rate curve based on spreads indicated by a blend of yields on similarly-rated peer debt and yields on JFI debt (adjusted to operating company levels).

As markets change, mature and evolve and actual policyholder behavior emerges, management periodically evaluates the appropriateness of its assumptions for this component of the fair value model.

The use of the models and assumptions described above requires a significant amount of judgment. Management believes the aggregation of each of these components results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could be significantly different than this fair value.

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (“traditional variable annuities”). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (“variable contracts with guarantees”) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefits, or "GMDB"), at annuitization (GMIB), upon the depletion of funds (GMWB) or at the end of a specified period (GMAB).

The assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
separate account liabilities. Liabilities for guaranteed benefits, including net embedded derivatives, are general account obligations and are reported in reserves for future policy benefits and claims payable. Amounts assessed against the contract holders for mortality, administrative, and other services are reported in revenue as fee income. Changes in liabilities for minimum guarantees are reported within death, other policy benefits and change in policy reserves within the Consolidated Income Statements with the exception of changes in embedded derivatives, which are included in net gains (losses) on derivatives and investments. Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the Consolidated Income Statements.

Fixed Index Annuities

The equity-linked option associated with fixed index annuities issued by the Company is accounted for at fair value as an embedded derivative on the Company’s Consolidated Balance Sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the underlying guaranteed account value growth. This host reserve is a component of other contract holder funds on the Company’s Consolidated Balance Sheets. In addition, longevity riders may be issued on fixed index annuities. The benefits for these riders are accounted for as insurance benefits similarly to the life-contingent variable annuity guaranteed benefits described above, and are a component of reserves for future policy benefits and claims payable on the Company’s Consolidated Balance Sheets.

RILA

The equity-linked option associated with registered index linked annuities issued by the Company is accounted for at fair value as an embedded derivative on the Company’s Consolidated Balance Sheets as a component of other contract holder funds, with changes in fair value recorded in net income. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Thus, favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the associated account value growth and policyholder benefits. This host reserve is a component of other contract holder funds on the Company’s Consolidated Balance Sheets.

Changes in Accounting Principles – Adopted in Current Year

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The new guidance provides optional expedients for applying U.S. GAAP to contracts and other transactions affected by reference rate reform and is effective for contract modifications made between March 12, 2020 and December 31, 2022. If certain criteria are met, an entity will not be required to remeasure or reassess contracts impacted by reference rate reform. The practical expedient allowed by this standard was elected and is being applied prospectively by the Company as reference rate reform unfolds. The contracts modified to date met the criteria for the practical expedient and therefore had no material impact on the Company’s Consolidated Financial Statements. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848” which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The amendments are effective for all entities as of December 21, 2022. The Company will continue to evaluate the impacts of reference rate reform on contract modifications and other transactions through December 31, 2024.

Changes in Accounting Principles – Reflected in these Recast Financial Statements

In August 2018, the FASB issued ASU 2018-12, “Targeted Improvements to the Accounting for Long Duration Contracts,” ("LDTI") which included changes to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. The Company adopted LDTI effective January 1, 2023, with a transition date of January 1, 2021, using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith; and on a retrospective basis, in relation to market risk benefits ("MRBs").

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
Under the modified retrospective approach, the Company applied the guidance to contracts in force on the transition date on the basis of their existing carrying value, using updated future cash flow assumptions, and eliminated certain related amounts in accumulated other comprehensive income (loss) (“AOCI”). Under the full retrospective transition approach, the Company applied the guidance as of the transition date, using actual historical assumption information as of contract inception, as if the accounting principle had always been applied.

Amounts reported as of and for the year ended December 31, 2020 within these recast Consolidated Financial Statements are accounted for and presented in accordance with U.S. GAAP prior to the adoption of LDTI. Amounts reported as of and for the years ended December 31, 2021 and 2022 within these recast Consolidated Financial Statements are accounted for and presented in accordance with U.S. GAAP upon the adoption of LDTI.

LDTI contains four significant changes:

1.Market risk benefits: market risk benefits, a new term for certain contract features that provide for potential benefits in addition to the account balance which expose the Company to other-than-nominal market risk (for example, guaranteed benefits on annuity contracts, including guaranteed minimum withdrawal benefits and guaranteed minimum death benefits on variable annuities), are measured at fair value. Changes in fair value are recorded and presented separately within the income statement, with the exception of changes in fair value due to non-performance risk, which are recognized in other comprehensive income (loss) (“OCI”);

2.Deferred acquisition costs: deferred acquisition costs (“DAC”) are amortized on a constant-level basis, independent of profitability on the underlying business;

3.Liability for future policy benefits: annual review and, if necessary, update of cash flow assumptions used to measure the liability for future policy benefits for nonparticipating traditional and limited-payment insurance contracts is required. These liabilities are discounted using an upper-medium grade fixed income instrument yield which is updated quarterly, with related changes in the liability recognized in OCI; and

4.Enhanced disclosures: enhanced disclosures, including disaggregated roll-forwards of certain balance sheet accounts that provide information about actual and expected cash flows, as well as information about significant inputs, judgments, assumptions and methods used in measurement, are required. The enhanced disclosures are intended to improve the ability of users of the financial statements to evaluate the timing, amount, and uncertainty of cash flows arising from long-duration contracts.

The adoption of LDTI resulted in a decrease in total equity of $3.0 billion as of the transition date of January 1, 2021, comprised of a reduction in AOCI of $0.4 billion and a reduction in retained earnings of $2.6 billion. The primary drivers for this impact to total equity included:

1.the classification of certain benefits as market risk benefits (“MRB”) which were remeasured at fair value as of the transition date. The resulting change in the value of these benefits at the transition date, net of the related deferred tax effect, is recognized in retained earnings, with the exception of the cumulative effect of changes in the non-performance risk, net of the related deferred tax effect, which is recognized in AOCI;

2.changes to the discount rate used to measure liabilities for future policyholder benefits which, under LDTI, are remeasured each reporting period using current upper-medium grade fixed-income instrument yields, which are generally considered to be those on single-A rated public corporate debt. The cumulative effect of the remeasurement of these liabilities using the transition date discount rate, net of the related deferred tax effect, is recognized in AOCI.; and

3.the removal of certain shadow adjustments previously recorded in AOCI related to the impact of unrealized gains (losses) on investments that were included in the estimated gross profit amortization calculation for deferred acquisition costs, which are no longer recognized upon the adoption of LDTI.

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The following table presents the effect of transition adjustments on shareholders' equity due to the adoption of LDTI (in millions):

	January 1, 2021
		Accumulated other
	Retained earnings	comprehensive income
Deferred acquisition costs	$—	$106
Reinsurance recoverable on market risk benefits	—	(34)
Reserves for future policy benefits and claims payable	97	141
Market risk benefits	(2,700)	(598)
Total	$(2,603)	$(385)

The following table presents amounts previously reported as of December 31, 2020, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts as of January 1, 2021 (in millions).

	As Previously	Effect of	As of
	Reported	Changes	1/1/2021
Assets
Deferred acquisition costs	$13,897	$146	$14,043
Reinsurance recoverable, net of allowance for credit losses	35,270	(154)	35,116
Reinsurance recoverable on market risk benefits, at fair value	—	471	471
Market risk benefit assets, at fair value	—	690	690
Deferred income taxes, net	1,058	824	1,882
Other assets	1,179	2	1,181
Total assets	$353,532	$1,979	$355,511

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$22,512	$(5,716)	$16,796
Other contract holder funds	63,592	(7)	63,585
Market risk benefit liabilities, at fair value	—	10,690	10,690
Total liabilities	343,609	4,967	348,576
Equity
Accumulated other comprehensive income, net of tax expense	3,821	(385)	3,436
Retained earnings	(324)	(2,603)	(2,927)
Total equity	9,923	(2,988)	6,935
Total liabilities and equity	$353,532	$1,979	$355,511

Liability for future policy benefits

For the liability for future policy benefits, the net transition adjustment is related to the difference in the discount rate used pre-transition and the discount rate at January 1, 2021. The discount rate used to measure the liability at transition was generally lower than the rates used to measure the liability prior to the adoption of LDTI. Additionally, at transition, where net premiums exceeded gross premiums at the cohort level, the Company set net premiums equal to gross premiums and recognized the resulting increase in the liability for future policy benefits as an adjustment to opening retained earnings.

The following table presents the impact of the adoption of LDTI, as of the transition date, on reserves for future policy benefits and claims payable (in millions):

	Payout	Closed	Closed
	Annuities	Block Life	Block Annuity	Total
Reserves for future policy benefits at December 31, 2020	$1,148	$5,809	$5,328	$12,285
Adjustment for loss contracts under the modified retrospective approach	4	15	18	37
Effect of remeasurement of liability at current discount rates	143	560	997	1,700
Reserves for future policy benefits at January 1, 2021	$1,295	$6,384	$6,343	$14,022
Other future policy benefits and claims payable				2,774
Reserves for future policy benefits and claims payable at January 1, 2021				$16,796

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies

The following table presents the transition date reclassifications and adjustments to reserves for future policy benefits by category resulting from the adoption of LDTI (in millions):

	Reserve for future policy benefits	Other (1)	Total
Reserve for future policy benefits and claims payable at December 31, 2020	$12,285	$10,227	$22,512
Adjustments for LDTI transition	1,737	(7,453)	(5,716)
Reserve for future policy benefits and claims payable at January 1, 2021	$14,022	$2,774	$16,796
(1) Includes variable annuity embedded derivatives that were reclassed to market risk benefits.

The following table presents the impact of the adoption of LDTI, as of the transition date, on Closed Block Life additional liabilities for universal life-type contracts (in millions):

Closed Block Life
Balance, December 31, 2020	$1,157
Adjustment for reversal of AOCI adjustments	28
Adjustment for cumulative effect of adoption of LDTI	—
Balance, January 1, 2021	$1,185

Market risk benefits

For market risk benefits, the net transition adjustment relates to the measurement of some guaranteed benefit features at fair value that were previously measured using an insurance accrual model. The measurement of these features at fair value includes use of generally lower discount rates and lower assumed future fund performance relative to their previous measurement, as well as inclusion of risk margins, all of which lead to a generally higher fair value balance relative to the carrying value prior to transition to LDTI.

The transition adjustment to AOCI for market risk benefits relates to the effect of changes in the non-perfomance risk between the contract issuance date and the transition date. The remaining difference between the carrying value of these contract features under the insurance accrual model prior to transition to LDTI and the fair value measured at transition was recorded as an adjustment to retained earnings as of the transition date.

The following table presents the impact of the adoption of LDTI, as of the transition date, on market risk benefits, net (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Carrying amount of MRBs under prior guidance	$7,306	$74	$7,380
Adjustment for reversal of AOCI adjustments	(27)	(48)	(75)
Cumulative effect of the changes in non-performance risk between the original contract issuance date and the transition date	(743)	(6)	(749)
Remaining cumulative difference (exclusive of non-performance risk change) between 12/31/20 carrying amount and fair value measurement for the MRBs	3,372	72	3,444
Balance, January 1, 2021 - Market risk benefits, net, at fair value	$9,908	$92	$10,000

Deferred acquisition costs

For deferred acquisition costs, at transition to LDTI, the Company removed shadow adjustments previously recorded in AOCI for the impact of unrealized gains and losses that were included in the estimated gross profit amortization calculation prior to the adoption of LDTI.

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The following table presents the impact of the adoption of LDTI, as of the transition date, on deferred acquisition costs (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Deferred acquisition costs	$13,725	$172	$13,897
Adjustment for reversal of AOCI adjustments	151	(5)	146
Balance, January 1, 2021 - Deferred acquisition costs	$13,876	$167	$14,043

Reinsurance recoverable

The following table presents the impact of the adoption of LDTI, as of the transition date, on reinsurance recoverable (in millions):

Total
Balance, December 31, 2020	$35,270
Reclass of carrying amount of MRBs under prior guidance	(407)
Adjustment for loss contracts under the modified retrospective approach	—
Effect of remeasurement of liability at current discount rate	253
Balance, January 1, 2021	$35,116

The following table presents the impact of the adoption of LDTI, as of the transition date, on reinsurance recoverable on market risk benefits at fair value (in millions):

	Variable	Other
	Annuities	Product Lines	Total
Balance, December 31, 2020 - Carrying amount of MRBs under prior guidance	$340	$67	$407
Adjustment for reversal of AOCI adjustments	—	(47)	(47)
Cumulative difference between 12/31/2020 carrying amount and fair value measurement for the MRBs	28	83	111
Balance, January 1, 2021 - Reinsurance recoverable on market risk benefits at fair value	$368	$103	$471

The adoption of the standard resulted in increases in net income attributable to Jackson Financial, Inc. of $489 million and $234 million for the years ended December 31, 2022 and 2021, respectively, and also resulted in an increase (decrease) in total equity of $223 million and $(2,753) million for the years ended December 31, 2022 and 2021, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The following tables present amounts previously reported in the Consolidated Balance Sheets as of December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts as of December 31, 2022 and 2021 (in millions).

	As Previously
	Reported	Effect of	As of
	December 31, 2022	Changes	December 31, 2022
Assets
Deferred acquisition costs	$13,422	$(499)	$12,923
Reinsurance recoverable, net of allowance for credit losses	29,641	(595)	29,046
Reinsurance recoverable on market risk benefits, at fair value	—	221	221
Market risk benefit assets, at fair value	—	4,865	4,865
Deferred income taxes, net	385	(65)	320
Other assets	946	(2)	944
Total assets	$311,058	$3,925	$314,983

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$14,273	$(1,955)	$12,318
Other contract holder funds	58,195	(5)	58,190
Market risk benefit liabilities, at fair value	—	5,662	5,662
Total liabilities	301,903	3,702	305,605

Equity
Accumulated other comprehensive income, net of tax expense	(5,481)	2,103	(3,378)
Retained earnings	8,283	(1,880)	6,403
Total equity	9,155	223	9,378
Total liabilities and equity	$311,058	$3,925	$314,983

	As Previously
	Reported	Effect of	As of
	December 31, 2021	Changes	December 31, 2021
Assets
Deferred acquisition costs	$14,249	$(724)	$13,525
Reinsurance recoverable, net of allowance for credit losses	33,126	(292)	32,834
Reinsurance recoverable on market risk benefits, at fair value	—	383	383
Market risk benefit assets, at fair value	—	1,664	1,664
Deferred income taxes, net	954	762	1,716
Other assets	928	5	933
Total assets	$375,559	$1,798	$377,357

Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$18,667	$(3,477)	$15,190
Other contract holder funds	58,726	(5)	58,721
Market risk benefit liabilities, at fair value	—	8,033	8,033
Total liabilities	364,485	4,551	369,036

Equity
Accumulated other comprehensive income, net of tax expense	1,744	(384)	1,360
Retained earnings	2,809	(2,369)	440
Total equity	11,074	(2,753)	8,321
Total liabilities and equity	$375,559	$1,798	$377,357

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The following tables present amounts previously reported in the Consolidated Income Statements for the years ended December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts for the years ended December 31, 2022 and 2021 (in millions).

	As Previously
	Reported for
	the Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022
Revenues
Total net gains (losses) on derivatives and investments	$3,851	$(4,688)	$(837)
Total revenues	14,551	(4,688)	9,863

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	2,290	(1,228)	1,062
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	(34)	(34)
Market risk benefits (gains) losses, net	—	(3,536)	(3,536)
Interest credited on other contract holder funds, net of deferrals and amortization	862	4	866
Amortization of deferred acquisition costs	1,743	(517)	1,226
Total benefits and expenses	7,440	(5,311)	2,129
Pretax income (loss)	7,111	623	7,734
Income tax expense (benefit)	1,371	134	1,505
Net income (loss)	5,740	489	6,229
Net income (loss) attributable to Jackson Financial Inc.	$5,697	$489	$6,186

Earnings per share
Basic	$66.62	$5.72	$72.34
Diluted	$64.23	$5.52	$69.75

	As Previously
	Reported for
	the Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021
Revenues
Total net gains (losses) on derivatives and investments	$(2,478)	$(2,887)	$(5,365)
Total revenues	9,247	(2,887)	6,360

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	970	(45)	925
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	41
Market risk benefits (gains) losses, net	—	(3,966)	(3,966)
Interest credited on other contract holder funds, net of deferrals and amortization	834	(2)	832
Amortization of deferred acquisition costs	520	787	1,307
Total benefits and expenses	5,200	(3,185)	2,015
Pretax income (loss)	4,047	298	4,345
Income tax expense (benefit)	602	64	666
Net income (loss)	3,445	234	3,679
Net income (loss) attributable to Jackson Financial Inc.	$3,183	$234	$3,417

Earnings per share
Basic	$33.86	$2.49	$36.35
Diluted	$33.69	$2.48	$36.17

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The following tables present amounts previously reported in Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021, to reflect the effect of the change due to the adoption of the standard, and the adjusted amounts for the years ended December 31, 2022 and 2021 (in millions).

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022
Net income (loss)	$5,740	$489	$6,229

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax expense (benefit)	(7,223)	(284)	(7,507)
Change in current discount rate related to reserve for future policy benefits, net of tax expense (benefit)	—	1,303	1,303
Change in non-performance risk on market risk benefits, net of tax expense (benefit)	—	1,468	1,468
Total other comprehensive income (loss)	(7,225)	2,487	(4,738)
Comprehensive income (loss) attributable to Jackson Financial Inc.	$(1,528)	$2,976	$1,448

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021
Net income (loss)	$3,445	$234	$3,679

Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses) on securities with no credit impairment net of tax expense (benefit)	(2,080)	(64)	(2,144)
Change in current discount rate related to reserve for future policy benefits, net of tax expense (benefit)	—	397	397
Change in non-performance risk on market risk benefits, net of tax expense (benefit)	—	(332)	(332)
Total other comprehensive income (loss)	(2,077)	1	(2,076)
Comprehensive income (loss) attributable to Jackson Financial Inc.	$1,106	$235	$1,341

Part II | Item 8. Notes to Consolidated Financial Statements | 2. Summary of Significant Accounting Policies
The adoption of the standard did not affect the previously reported totals for net cash flows provided by (used in) operating, investing, or financing activities, but did affect the following components of net cash flows provided by (used in) operating activities.

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2022	Changes	2022
Cash flows from operating activities:
Net income	$5,740	$489	$6,229
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on derivatives	(2,024)	4,688	2,664
Net (gain) loss on market risk benefits	—	(3,536)	(3,536)
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	(34)	(34)
Interest credited on other contract holder funds, gross	862	4	866
Deferred income tax expense (benefit)	1,413	134	1,547
Change in deferred acquisition costs	1,119	(518)	601
Change in funds withheld, net of reinsurance	(402)	329	(73)
Change in other assets and liabilities, net	724	(1,556)	(832)
Total adjustments	1,692	(489)	1,203
Net cash provided by (used in) operating activities	$5,206	$—	$5,206

	As Previously
	Reported for the
	Year Ended		Year Ended
	December 31,	Effect of	December 31,
	2021	Changes	2021
Cash flows from operating activities:
Net income	$3,445	$234	$3,679
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on derivatives	2,639	2,887	5,526
Net (gain) loss on market risk benefits	—	(3,966)	(3,966)
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	41
Interest credited on other contract holder funds, gross	834	(2)	832
Deferred income tax expense (benefit)	675	64	739
Change in deferred acquisition costs	(270)	789	519
Change in funds withheld, net of reinsurance	(757)	131	(626)
Change in other assets and liabilities, net	(403)	(178)	(581)
Total adjustments	2,718	(234)	2,484
Net cash provided by (used in) operating activities	$5,682	$—	$5,682

In addition, the following Notes to the Consolidated Financial Statements were recast for the adoption of LDTI: Note 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 15, 23, 24, 25, 26, 27 and Schedule II and III.

Changes in Accounting Principles – Issued but Not Yet Adopted

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.” The new guidance eliminates the accounting guidance for troubled debt restructurings by creditors, and instead requires an entity to evaluate whether a modification represents a new loan or a continuation of an existing loan. The amendments also enhance disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. New guidance for vintage disclosures requires that current-period gross write-offs be disclosed by year of origination for financing receivables and net investments in leases that fall within scope of the current expected credit loss model. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Updates should be applied prospectively. However, an entity has the option to apply the modified retrospective method related to the recognition and measurements of troubled debt restructurings. The Company will adopt the standard effective January 1, 2023, and does not anticipate a material impact to the Consolidated Financial Statements upon adoption.

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information

3.    Segment Information

The Company has three reportable segments consisting of Retail Annuities, Institutional Products, and Closed Life and Annuity Block; plus, its Corporate and Other segment. These segments reflect how the Company’s chief operating decision maker views and manages the business. The following is a brief description of the Company’s reportable segments.

Retail Annuities

The Company’s Retail Annuities segment offers a variety of retirement income and savings products through its diverse suite of products, consisting primarily of variable annuities, fixed index annuities, fixed annuities, payout annuities, and registered index-linked annuities ("RILA"). These products are distributed through various wirehouses, insurance brokers and independent broker-dealers, as well as through banks and financial institutions, primarily to high net-worth investors and the mass and affluent markets.

The Company’s variable annuities represent an attractive option for retirees and soon-to-be retirees, providing access to equity market appreciation and add-on benefits, including guaranteed lifetime income. A fixed index annuity is designed for investors who desire principal protection with the opportunity to participate in capped upside investment returns linked to a reference market index. The Company also provides access to guaranteed lifetime income as an add-on benefit. A fixed annuity is a guaranteed product designed to build wealth without market exposure, through a crediting rate that is likely to be superior to interest rates offered from banks or money market funds. A RILA product offers customers exposure to market returns through market index-linked investment options, subject to a cap, and offers a variety of guarantees designed to modify or limit losses.

The financial results of the variable annuity business within the Company’s Retail Annuities segment are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of the Company’s fixed annuities, including the fixed option on variable annuities, RILA and fixed index annuities, are largely dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders.

Institutional Products

The Company’s Institutional Products consist of traditional Guaranteed Investment Contracts ("GICs"), funding agreements (including agreements issued in conjunction with the Company’s participation in the U.S. Federal Home Loan Bank ("FHLB") program) and medium-term note funding agreements. The Company’s GIC products are marketed to defined contribution pension and profit-sharing retirement plans. Funding agreements are marketed to institutional investors, including corporate cash accounts and securities lending funds, as well as money market funds, and are issued to the FHLB in connection with its program.

The financial results of the Company’s institutional products business are primarily dependent on the Company’s ability to earn a spread between earned investment rates on general account assets and the interest credited on GICs and funding agreements.

Closed Life and Annuity Blocks

The Company's Closed Life and Annuity Blocks segment is primarily composed of blocks of business that have been acquired since 2004. The segment includes various protection products, primarily whole life, universal life, variable universal life, and term life insurance products, as well as fixed, fixed index, and payout annuities. The Closed Life and Annuity Blocks segment also includes a block of group payout annuities that we assumed from John Hancock Life Insurance Company (USA) (“John Hancock”) and John Hancock Life Insurance Company of New York (“John Hancock NY”) through reinsurance transactions in 2018 and 2019, respectively. The Company historically offered traditional and interest-sensitive life insurance products but discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products.

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information
The profitability of the Company’s Closed Life and Annuity Blocks segment is largely driven by its historical ability to appropriately price its products and purchase appropriately priced blocks of business, as realized through underwriting, expense and net gains (losses) on derivatives and investments, and the ability to earn an assumed rate of return on the assets supporting that business.

Corporate and Other

The Company’s Corporate and Other segment primarily consists of the operations of its investment management subsidiary, PPM, VIE’s, and unallocated corporate income and expenses. The Corporate and Other segment also includes certain eliminations and consolidation adjustments.

Segment Performance Measurement

Segment operating revenues and pretax adjusted operating earnings are non-GAAP financial measures that management believes are critical to the evaluation of the financial performance of the Company’s segments. The Company uses the same accounting policies and procedures to measure segment pretax adjusted operating earnings as used in its reporting of consolidated net income. Its primary measure is pretax adjusted operating earnings, which is defined as net income recorded in accordance with U.S. GAAP, excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP, or that are non-recurring in nature, as well as certain other revenues and expenses which are not considered to drive underlying performance. Operating revenues and pretax adjusted operating earnings should not be used as a substitute for revenues and net income as calculated in accordance with U.S. GAAP.

Pretax adjusted operating earnings equals net income adjusted to eliminate the impact of the following items:

1.Net Hedging Results: Comprised of: (i) fees attributed to guaranteed benefits; (ii) changes in the fair value of freestanding derivatives used to manage the risk associated with market risk benefits and other guaranteed benefit features; (iii) the movements in reserves, market risk benefits, guaranteed benefit features accounted for as embedded derivative instruments, and related claims and benefit payments; (iv) amortization of the balance of unamortized deferred acquisition costs at the date of transition to current accounting guidance on January 1, 2021 associated with items excluded from pretax adjusted operating earnings prior to transition; and (v) the impact on the valuation of Guaranteed Benefits and Net Hedging Results arising from changes in underlying actuarial assumptions. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach appropriately removes the impact to both revenue and related expenses associated with Guaranteed Benefits and Net Hedging Results and provides investors a better picture of the drivers of our underlying performance.

2.Net Realized Investment Gains and Losses: Comprised of: (i) realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio; and (ii) impairments of securities, after adjustment for the non-credit component of the impairment charges. These items are excluded from pretax adjusted operating earnings as they may vary significantly from period to period due to near-term market conditions and therefore are not directly comparable or reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

3.Change in Value of Funds Withheld Embedded Derivative and Net investment income on funds withheld assets: Comprised of: (i) the change in fair value of funds withheld embedded derivatives; and (ii) net investment income on funds withheld assets related to funds withheld reinsurance transactions. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information
4.Other items: Comprised of: (i) the impact of investments that are consolidated in our financial statements due to U.S. GAAP accounting requirements, such as our investments in collateralized loan obligations ("CLOs"), but for which the consolidation effects are not consistent with our economic interest or exposure to those entities, and (ii) one-time or other non-recurring items, such as costs relating to our separation from Prudential. These items are excluded from pretax adjusted operating earnings as they are not reflective of the underlying performance of our business. We believe this approach provides investors a better picture of the drivers of our underlying performance.

5.Income taxes.

Set forth in the tables below is certain information with respect to the Company’s segments, as described above (in millions, recast for the adoption of LDTI for 2022 and 2021):

For the Year Ended December 31, 2022	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$4,108	$474	$—	$52	$4,634
Premiums	10	134	—	—	144
Net investment income	403	706	312	65	1,486
Income (loss) on operating derivatives	17	31	(22)	14	40
Other income	42	35	—	8	85
Total Operating Revenues	4,580	1,380	290	139	6,389

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	61	734	—	—	795
Interest credited on other contract holder funds, net of deferrals	253	412	201	—	866
(Gain) loss from updating future policy benefits cash flow assumptions, net	(4)	(24)	—	—	(28)
Interest expense	32	—	5	76	113
Operating costs and other expenses, net of deferrals	2,174	130	5	123	2,432
Amortization of deferred acquisition costs	557	11	—	—	568
Total Operating Benefits and Expenses	3,073	1,263	211	199	4,746

Pretax Adjusted Operating Earnings	$1,507	$117	$79	$(60)	$1,643

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information

For the Year Ended December 31, 2021	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$4,636	$492	$—	$65	$5,193
Premiums	15	145	—	—	160
Net investment income	692	950	260	55	1,957
Income (loss) on operating derivatives	52	72	(3)	32	153
Other income	47	39	—	8	94
Total Operating Revenues	5,442	1,698	257	160	7,557

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	6	752	—	—	758
Interest credited on other contract holder funds, net of deferrals	225	419	188	—	832
(Gain) loss from updating future policy benefits cash flow assumptions, net	(8)	80	—	—	72
Interest expense	22	—	—	15	37
Operating costs and other expenses, net of deferrals	2,456	179	5	147	2,787
Amortization of deferred acquisition costs	557	13	—	—	570
Total Operating Benefits and Expenses	3,258	1,443	193	162	5,056

Pretax Adjusted Operating Earnings	$2,184	$255	$64	$(2)	$2,501

For the Year Ended December 31, 2020	Retail Annuities	Closed Life and Annuity Blocks	Institutional Products	Corporate and Other	Total Consolidated
Operating Revenues
Fee income	$3,806	$513	$—	$88	$4,407
Premiums	27	172	—	—	199
Net investment income	956	778	355	(35)	2,054
Income (loss) on operating derivatives	48	58	—	21	127
Other income	30	25	1	8	64
Total Operating Revenues	4,867	1,546	356	82	6,851

Operating Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	142	906	—	—	1,048
Interest credited on other contract holder funds, net of deferrals and amortization	477	436	250	—	1,163
Interest expense	27	—	16	45	88
Operating costs and other expenses, net of deferrals	2,158	187	5	134	2,484
Amortization of deferred acquisition costs	57	17	—	20	94
Total Operating Benefits and Expenses	2,861	1,546	271	199	4,877

Pretax Adjusted Operating Earnings	$2,006	$—	$85	$(117)	$1,974

Intersegment eliminations in the above tables are included in the Corporate and Other segment. This includes the elimination of investment income, net of deferred acquisition costs amortization (prior to the adoption of LDTI in 2021) , between Retail Annuities and the Corporate and Other segments. This also includes the elimination from fee income, investment income, and operating costs and other expenses, of investment fees paid by Jackson Financial subsidiaries to its affiliate PPM, which was $74 million, $69 million, and $78 million for the years ended December 31, 2022, 2021 and 2020.

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information
The following table summarizes the reconciling items from the non-GAAP measure of operating revenues to the U.S. GAAP measure of total revenues attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Total operating revenues	6,389	7,557	$6,851
Fees attributed to guarantee benefit reserves	3,077	2,855	2,509
Net gains (losses) on derivatives and investments	(878)	(5,519)	(6,578)
Net investment income (loss) related to noncontrolling interests	43	262	(3)
Consolidated investments	(22)	17	(25)
Net investment income on funds withheld assets	1,254	1,188	792
Total revenues (1)	$9,863	$6,360	$3,546
(1) Substantially all the Company's revenues originated in the U.S. There were no individual customers that exceeded 10% of total revenues.

The following table summarizes the reconciling items from the non-GAAP measure of operating benefits and expenses to the U.S. GAAP measure of total benefits and expenses attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Total operating benefits and expenses	4,746	5,056	$4,877
Net (gain) loss on market risk benefits	(3,536)	(3,966)	—
Benefits attributed to guaranteed benefit features	261	137	150
Amortization of DAC related to non-operating revenues and expenses	658	737	(1,252)
SOP 03-1 reserve movements	—	—	164
Athene reinsurance transaction	—	—	2,082
Other items	—	51	16
Total benefits and expenses	$2,129	$2,015	$6,037

The following table summarizes the reconciling items, net of deferred acquisition costs, from the non-GAAP measure of pretax adjusted operating earnings to the U.S. GAAP measure of net income attributable to the Company (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Pretax adjusted operating earnings	$1,643	$2,501	$1,974
Non-operating adjustments income (loss):
Fees attributable to guarantee benefit reserves	3,077	2,855	2,509
Net movement in freestanding derivatives	(2,744)	(5,674)	(4,662)
Market risk benefits gains (losses), net	3,536	3,966	—
Net reserve and embedded derivative movements	(222)	(141)	(3,184)
Amortization of DAC associated with non-operating items	(658)	(737)	1,261
Assumption changes	—	—	128
Guaranteed benefits and net hedging results	2,989	269	(3,948)
Net realized investment gains (losses)	(359)	182	377
Net realized investment gains (losses) on funds withheld assets	2,186	(21)	440
Net investment income on funds withheld assets	1,254	1,188	792
Loss on funds withheld reinsurance transaction	—	—	(2,082)
Other items	(22)	(36)	(41)
Pretax income (loss) attributable to Jackson Financial Inc.	7,691	4,083	(2,488)
Income tax expense (benefit)	1,505	666	(854)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)

Part II | Item 8. Notes to Consolidated Financial Statements | 3. Segment Information
The following table summarizes total assets by segment (in millions recast for the adoption of LDTI):

	December 31,
	2022	2021
Retail Annuities	$269,972	$328,469
Closed Life and Annuity Blocks	28,961	32,342
Institutional Products	10,175	10,713
Corporate and Other	5,875	5,833
Total Assets	$314,983	$377,357

4.    Investments

Investments are comprised primarily of fixed-income securities and loans, primarily publicly-traded corporate and government bonds, asset-backed securities and mortgage loans. Asset-backed securities include mortgage-backed and other structured securities. The Company generates the majority of its general account deposits from interest-sensitive individual annuity contracts, life insurance products and institutional products on which it has committed to pay a declared rate of interest. The Company's strategy of investing in fixed-income securities and loans aims to ensure matching of the asset yield with the amounts credited to the interest-sensitive liabilities and to earn a stable return on its investments.

Debt Securities

Debt securities consist primarily of bonds, notes, and asset-backed securities. Acquisition discounts and premiums on debt securities are amortized into investment income through call or maturity dates using the effective interest method. Discounts and premiums on asset-backed securities are amortized over the estimated redemption period. Certain asset-backed securities for which the Company might not recover substantially all of its recorded investment are accounted for on a prospective basis according to changes in the estimated future cash flows.

Debt securities are generally classified as available-for-sale and are carried at fair value. For debt securities in an unrealized loss position, for which the Company deems an impairment necessary, the amortized cost may be written down to fair value through net gains (losses) on derivatives and investments, or an allowance for credit loss (“ACL”) may be recorded along with a charge to net gains (losses) on derivatives and investments.

Certain debt securities included from consolidation of certain VIEs are carried at fair value under the fair value option with changes in fair value included in net investment income. Other debt securities included from consolidation of certain VIEs are classified as trading securities and are carried at fair value with the changes in fair value included in net investment income.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
The following table sets forth the composition of the fair value of debt securities at December 31, 2022 and 2021, classified by rating categories as assigned by nationally recognized statistical rating organizations (“NRSRO”), the National Association of Insurance Commissioners (“NAIC”), or if not rated by such organizations, the Company’s consolidated investment advisor, PPM. The Company uses the second lowest rating by an NRSRO when NRSRO ratings are not equivalent and, for purposes of the table, if not otherwise rated by an NRSRO, the NAIC rating of a security is converted to an equivalent NRSRO-style rating. At December 31, 2022 and 2021, the carrying value of investments rated by the Company’s consolidated investment advisor totaled $32 million and $13 million, respectively.

	Percent of Total Debt Securities Carrying Value
	December 31,
Investment Rating	2022	2021
AAA	17.9%	14.5%
AA	8.2%	9.6%
A	29.9%	28.5%
BBB	36.4%	40.9%
Investment grade	92.4%	93.5%
BB	3.9%	3.6%
B and below	3.7%	2.9%
Below investment grade	7.6%	6.5%
Total debt securities	100.0%	100.0%

At December 31, 2022, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 78% were investment grade, 2% were below investment grade and 20% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 21% of the aggregate gross unrealized losses on available-for-sale debt securities.

At December 31, 2021, based on ratings by NRSROs, of the total carrying value of debt securities in an unrealized loss position, 76% were investment grade, 2% were below investment grade and 22% were not rated. Unrealized losses on debt securities that were below investment grade or not rated were approximately 16% of the aggregate gross unrealized losses on available for sale debt securities.

Corporate securities in an unrealized loss position were diversified across industries. As of December 31, 2022, the industries accounting for the largest percentage of unrealized losses included utility (16% of corporate gross unrealized losses) and healthcare (10%). The largest unrealized loss related to a single corporate obligor was $57 million at December 31, 2022.

As of December 31, 2021, the industries accounting for the largest percentage of unrealized losses included financial services (16% of corporate gross unrealized losses) and consumer goods (15%). The largest unrealized loss related to a single corporate obligor was $16 million at December 31, 2021.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
At December 31, 2022 and 2021, the amortized cost, ACL, gross unrealized gains and losses, and fair value of debt securities, including trading securities and securities carried at fair value under the fair value option, were as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2022	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$6,192	$—	$1	$1,008	$5,185
Other government securities	1,719	2	1	251	1,467
Public utilities	5,893	—	27	695	5,225
Corporate securities	28,803	15	59	3,701	25,146
Residential mortgage-backed	510	6	19	59	464
Commercial mortgage-backed	1,821	—	—	183	1,638
Other asset-backed securities	6,133	—	8	504	5,637
Total debt securities	$51,071	$23	$115	$6,401	$44,762

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
U.S. government securities	$4,525	$—	$97	$301	$4,321
Other government securities	1,489	—	147	17	1,619
Public utilities	6,069	—	671	25	6,715
Corporate securities	29,701	—	1,682	237	31,146
Residential mortgage-backed	528	2	46	3	569
Commercial mortgage-backed	1,968	—	76	6	2,038
Other asset-backed securities	6,926	7	71	23	6,967
Total debt securities	$51,206	$9	$2,790	$612	$53,375
(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option and trading securities.

The amortized cost, ACL, gross unrealized gains and losses, and fair value of debt securities at December 31, 2022, by contractual maturity, are shown below (in millions). Actual maturities may differ from contractual maturities where securities can be called or prepaid with or without early redemption penalties.

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
	Cost (1)	Credit Loss	Gains	Losses	Value
Due in 1 year or less	$2,472	$—	$—	$7	$2,465
Due after 1 year through 5 years	9,761	3	15	435	9,338
Due after 5 years through 10 years	13,477	11	26	1,541	11,951
Due after 10 years through 20 years	9,165	3	46	1,658	7,550
Due after 20 years	7,732	—	1	2,014	5,719
Residential mortgage-backed	510	6	19	59	464
Commercial mortgage-backed	1,821	—	—	183	1,638
Other asset-backed securities	6,133	—	8	504	5,637
Total	$51,071	$23	$115	$6,401	$44,762
(1) Amortized cost, apart from the carrying value for securities carried at fair value under the fair value option and trading securities.

As required by law in various states in which business is conducted, securities with a carrying value of $90 million and $117 million at December 31, 2022 and 2021, respectively, were on deposit with regulatory authorities.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Residential mortgage-backed securities (“RMBS”) include certain RMBS that are collateralized by residential mortgage loans and are neither expressly nor implicitly guaranteed by U.S. government agencies (“non-agency RMBS”). The Company’s non-agency RMBS include investments in securities backed by prime, Alt-A, and subprime loans as follows (in millions):

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2022	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$206	$4	$2	$30	$174
Alt-A	84	2	7	10	79
Subprime	27	—	10	1	36
Total non-agency RMBS	$317	$6	$19	$41	$289

		Allowance	Gross	Gross
	Amortized	for	Unrealized	Unrealized	Fair
December 31, 2021	Cost (1)	Credit Loss	Gains	Losses	Value
Prime	$228	$1	$10	$2	$235
Alt-A	94	1	21	—	114
Subprime	39	—	13	—	52
Total non-agency RMBS	$361	$2	$44	$2	$401

(1) Amortized cost, apart from carrying value for securities carried at fair value under the fair value option and trading securities.

The Company defines its exposure to non-agency residential mortgage loans as follows:

•Prime loan-backed securities are collateralized by mortgage loans made to the highest rated borrowers.
•Alt-A loan-backed securities are collateralized by mortgage loans made to borrowers who lack credit documentation or necessary requirements to obtain prime borrower rates.
•Subprime loan-backed securities are collateralized by mortgage loans made to borrowers that have a FICO score of 660 or lower.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
The following tables summarize the amount of gross unrealized losses, fair value and the number of securities aggregated by investment category and length of time that individual debt securities have been in a continuous loss position (dollars in millions):

	December 31, 2022			December 31, 2021
	Less than 12 months			Less than 12 months
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$339	$2,815	40	$2	$107	16
Other government securities	174	1,258	143	17	252	23
Public utilities	508	4,279	490	17	721	93
Corporate securities	2,087	17,068	2,323	180	6,343	728
Residential mortgage-backed	43	279	196	3	174	109
Commercial mortgage-backed	138	1,421	177	5	314	37
Other asset-backed securities	282	3,485	417	22	3,224	338
Total temporarily impaired securities	$3,571	$30,605	3,786	$246	$11,135	1,344

	12 months or longer			12 months or longer
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities	Losses		securities
U.S. government securities	$669	$1,386	6	$299	$3,190	7
Other government securities	77	177	23	—	4	2
Public utilities	187	520	87	7	99	8
Corporate securities	1,614	4,601	644	58	661	69
Residential mortgage-backed	16	81	94	—	11	12
Commercial mortgage-backed	45	192	31	1	30	3
Other asset-backed securities	222	1,551	171	1	11	3
Total temporarily impaired securities	$2,830	$8,508	1,056	$366	$4,006	104

	Total			Total
	Gross	Fair Value		Gross	Fair Value
	Unrealized		# of	Unrealized		# of
	Losses		securities (1)	Losses		securities (1)
U.S. government securities	$1,008	$4,201	42	$301	$3,297	21
Other government securities	251	1,435	162	17	256	25
Public utilities	695	4,799	562	24	820	98
Corporate securities	3,701	21,669	2,806	238	7,004	776
Residential mortgage-backed	59	360	290	3	185	121
Commercial mortgage-backed	183	1,613	206	6	344	39
Other asset-backed securities	504	5,036	577	23	3,235	341
Total temporarily impaired securities	$6,401	$39,113	4,645	$612	$15,141	1,421
(1) Certain securities contain multiple lots and fit the criteria of both aging groups.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Debt securities in an unrealized loss position as of December 31, 2022 did not require an impairment recognized in earnings as (i) the Company did not intend to sell these debt securities, (ii) it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis, and (iii) the difference in the fair value compared to the amortized cost was due to factors other than credit loss. Based upon this evaluation, the Company believes it has the ability to generate adequate amounts of cash from normal operations to meet cash requirements with a reasonable margin of safety without requiring the sale of impaired securities.

As of December 31, 2022, unrealized losses associated with debt securities are primarily due to widening credit spreads or rising risk-free rates since purchase. The Company performed a detailed analysis of the financial performance of the underlying issues in an unrealized loss position and determined that recovery of the entire amortized cost of each impaired security is expected. In addition, mortgage-backed and asset-backed securities were assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities, and prepayment rates. The Company estimated losses for a security by forecasting performance in the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. The forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts, and other independent market data. Based upon this assessment of the expected credit losses of the security given the performance of the underlying collateral compared to subordination or other credit enhancement, the Company expects to recover the entire amortized cost of each impaired security.

Evaluation of Available-for-Sale Debt Securities for Credit Loss

For debt securities in an unrealized loss position, management first assesses whether the Company has the intent to sell, or whether it is more likely than not it will be required to sell the security before the amortized cost basis is fully recovered. If either criterion is met, the amortized cost is written down to fair value through net gains (losses) on derivatives and investments as an impairment.

Debt securities in an unrealized loss position for which the Company does not have the intent to sell or is not more likely than not to sell the security before recovery to amortized cost are further evaluated to determine if the cause of the decline in fair value resulted from credit losses or other factors, which includes estimates about the operations of the issuer and future earnings potential.

The credit loss evaluation may consider the following: the extent to which the fair value is below amortized cost; changes in ratings of the security; whether a significant covenant related to the security has been breached; whether an issuer has filed or indicated a possibility of filing for bankruptcy, has missed or announced it intends to miss a scheduled interest or principal payment, or has experienced a specific material adverse change that may impair its creditworthiness; judgments about an obligor’s current and projected financial position; an issuer’s current and projected ability to service and repay its debt obligations; the existence of, and realizable value of, any collateral backing the obligations; and the macro-economic and micro-economic outlooks for specific industries and issuers.

In addition to the above, the credit loss review of investments in asset-backed securities includes the review of future estimated cash flows, including expected and stress case scenarios, to identify potential shortfalls in contractual payments. These estimated cash flows are developed using available performance indicators from the underlying assets including current and projected default or delinquency rates, levels of credit enhancement, current subordination levels, vintage, expected loss severity and other relevant characteristics. These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against third-party sources.

For mortgage-backed securities, credit losses are assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral characteristics and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements existing in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including prepayment timing, default rates and loss severity. Specifically, for prime and Alt-A RMBS, the assumed default percentage is dependent on the severity of delinquency status, with foreclosures and real estate owned receiving higher rates, but also includes the currently performing loans.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
These estimates reflect a combination of data derived by third parties and internally developed assumptions. Where possible, this data is benchmarked against other third-party sources. In addition, these estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. When a credit loss is determined to exist and the present value of cash flows expected to be collected is less than the amortized cost of the security, an allowance for credit loss is recorded along with a charge to net gains (losses) on derivatives and investments, limited by the amount that the fair value is less than amortized cost. Any remaining unrealized loss after recording the allowance for credit loss is the non-credit amount and is recorded to other comprehensive income.

The allowance for credit loss for specific debt securities may be increased or reversed in subsequent periods due to changes in the assessment of the present value of cash flows that are expected to be collected. Any changes to the allowance for credit loss is recorded as a provision for (or reversal of) credit loss expense in net gains (losses) on derivatives and investments.

When all, or a portion, of a security is deemed uncollectible, the uncollectible portion is written-off with an adjustment to amortized cost and a corresponding reduction to the allowance for credit losses.

Accrued interest receivables are presented separate from the amortized cost basis of debt securities. Accrued interest receivables that are determined to be uncollectible are written off with a corresponding reduction to net investment income. Accrued interest of nil was written off during the years ended December 31, 2022 and 2021.

The roll-forward of the allowance for credit loss for available-for-sale securities by sector is as follows (in millions):

December 31, 2022	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2022	$—	$—	$—	$—	$2	$—	$7	$9
Additions for which credit loss was not previously recorded	—	6	1	43	4	—	—	54
Changes for securities with previously recorded credit loss	—	—	(1)	(10)	—	—	(7)	(18)
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	(4)	—	(1)	—	—	—	(5)
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	(17)	—	—	—	(17)
Balance at December 31, 2022 (2)	$—	$2	$—	$15	$6	$—	$—	$23

December 31, 2021	US government securities	Other government securities	Public utilities	Corporate securities	Residential mortgage-backed	Commercial mortgage-backed	Other asset-backed securities	Total
Balance at January 1, 2021	$—	$—	$—	$—	$—	$—	$14	$14
Additions for which credit loss was not previously recorded	—	—	—	—	2	—	—	2
Changes for securities with previously recorded credit loss	—	—	—	—	—	—	9	9
Additions for purchases of PCD debt securities (1)	—	—	—	—	—	—	—	—
Reductions from charge-offs	—	—	—	—	—	—	—	—
Reductions for securities disposed	—	—	—	—	—	—	(16)	(16)
Securities intended/required to be sold before recovery of amortized cost basis	—	—	—	—	—	—	—	—
Balance at December 31, 2021 (2)	$—	$—	$—	$—	$2	$—	$7	$9

(1) Represents purchased credit-deteriorated ("PCD") fixed maturity available-for-sale securities.
(2) Accrued interest receivable on debt securities totaled $407 million and $381 million as of December 31, 2022 and 2021, respectively, and was excluded from the determination of credit losses for the years ended December 31, 2022 and 2021.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments

Net Investment Income

The sources of net investment income were as follows (in millions):

	Years Ended December 31,
	2022	2021	2020
Debt securities (1)	$1,076	$1,154	$1,617
Equity securities	(16)	8	(14)
Mortgage loans	285	319	365
Policy loans	69	73	79
Limited partnerships	144	795	105
Other investment income	49	13	12
Total investment income excluding funds withheld assets	1,607	2,362	2,164
Investment expenses	(100)	(126)	(138)
Net investment income excluding funds withheld assets	1,507	2,236	2,026

Net investment income on funds withheld assets (see Note 8)	1,254	1,188	792
Net investment income	$2,761	$3,424	$2,818
(1) Includes changes in fair value gains (losses) on trading securities and includes $(149) million, $26 million and $(25) million for the years ended December 31, 2022, 2021 and 2020, respectively, related to the change in fair value for securities carried under the fair value option.

Investment income is not accrued on securities in default and otherwise where the collection is uncertain. In these cases, receipts of interest on such securities are used to reduce the cost basis of the securities.

Unrealized gains (losses) included in investment income that were recognized on equity securities held were $(52) million, $26 million and $(51) million, for the years ended December 31, 2022, 2021 and 2020, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Net Gains (Losses) on Derivatives and Investments

Realized gains and losses on sales of investments are recognized in income at the date of sale and are determined using the specific cost identification method.

The following table summarizes net gains (losses) on derivatives and investments (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Available-for-sale securities
Realized gains on sale	$41	$169	$778
Realized losses on sale	(429)	(88)	(196)
Credit loss income (expense)	(5)	(10)	(14)
Gross impairments	—	—	(27)
Credit loss income (expense) on mortgage loans	(16)	62	(61)
Other (1)	50	49	(103)
Net gains (losses) excluding derivatives and funds withheld assets	(359)	182	377
Net gains (losses) on derivative instruments (see Note 5)	(2,664)	(5,526)	(7,268)
Net gains (losses) on derivatives and investments	(3,023)	(5,344)	(6,891)

Net gains (losses) on funds withheld reinsurance treaties (see Note 8)	2,186	(21)	440
Total net gains (losses) on derivatives and investments	$(837)	$(5,365)	$(6,451)

(1) Includes the foreign currency gain or loss related to foreign denominated trust instruments supporting funding agreements.
Net gains (losses) on funds withheld reinsurance treaties represents income (loss) from the sale of investments held in segregated funds withheld accounts in support of reinsurance agreements for which Jackson retains legal ownership of the underlying investments. These gains (losses) are increased or decreased by changes in the embedded derivative liability related to the Athene Reinsurance Agreement. The gains (losses) also include (i) changes in the related funds withheld payable, as all economic performance of the investments held in the segregated funds withheld accounts inure to the benefit of the reinsurers under the respective reinsurance agreements with each reinsurer, and (ii) amortization of the difference between book value and fair value of the investments as of the effective date of the reinsurance agreements with each reinsurer.

The aggregate fair value of securities sold at a loss for the years ended December 31, 2022, 2021 and 2020 was $5,376 million, $2,604 million and $7,612 million, which was approximately 93%, 95% and 97% of book value, respectively.

Proceeds from sales of available-for-sale debt securities were $7,980 million, $9,600 million and $25,533 million during the years ended December 31, 2022, 2021 and 2020, respectively.

There are inherent uncertainties in assessing the fair values assigned to the Company’s investments. The Company’s reviews of net present value and fair value involve several criteria including economic conditions, credit loss experience, other issuer-specific developments and estimated future cash flows. These assessments are based on the best available information at the time. Factors such as market liquidity, the widening of bid/ask spreads and a change in the cash flow assumptions can contribute to future price volatility. If actual experience differs negatively from the assumptions and other considerations used in the Consolidated Financial Statements, unrealized losses currently reported in accumulated other comprehensive income (loss) may be recognized in the Consolidated Income Statements in future periods.

The Company currently has no intent to sell securities with unrealized losses considered to be temporary until they mature or recover in value and believes that it has the ability to do so. However, if the specific facts and circumstances surrounding an individual security, or the outlook for its industry sector change, the Company may sell the security prior to its maturity or recovery and realize a loss.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Consolidated Variable Interest Entities ("VIEs")

The Company’s involvement with VIEs is primarily to invest in assets that gain exposure to a broadly diversified portfolio of asset classes. A VIE is an entity that does not have sufficient equity to finance the activities of the entity without additional subordinated financial support or where equity investors lack certain characteristics of a controlling financial interest. The Company performs ongoing qualitative assessments of variable interests in VIEs to determine whether it has a controlling financial interest and would therefore be considered the primary beneficiary of the VIE. If the Company determines it is the primary beneficiary of a VIE, it consolidates the assets and liabilities of the VIE in its Consolidated Financial Statements.

The Company funds affiliated limited liability companies to facilitate the issuance of collateralized loan obligations. The Company concluded that these limited liability companies are VIEs and that the Company is the primary beneficiary as it has the power to direct the most significant activities affecting the performance of the entity as well as the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity. In April 2022, the Company reinvested in collateralized loan obligation issuances resulting in an increase of consolidated assets and liabilities. The Company’s exposure to loss is limited to the capital invested and unfunded capital commitments. In December 2022, a consolidated VIE issued $276 million par, net of the Company’s holding, of collateralized loan obligation. The Company’s policy is to record the consolidation of VIEs on a one-month lag due to the timing of when information is available from the VIE. Therefore, the VIE's issuance of this CLO is not reflected in the Company’s Consolidated Balance Sheet as of December 31, 2022, but would not materially impact the financial position of the Company as a result of the offsetting changes to assets and liabilities.

Private Equity Funds III – VIII are limited partnership structures that invest the ownership capital in portfolios of various other limited partnership structures. The Company concluded that the Private Equity Funds are VIEs and that the Company is the primary beneficiary as it has the power to direct the most significant activities affecting the performance of the funds as well as the obligation to absorb losses or the right to receive benefits that could potentially be significant to the funds. In the fourth quarter of 2021, the Company entered into a commitment to invest up to $300 million in the newly formed Private Equity Fund VIII. The Company’s exposure to loss is limited to the capital invested and unfunded capital commitments.

PPM has created and managed institutional share class mutual funds, where Jackson seeds new funds, or new share classes within a fund, when deemed necessary to develop the requisite track record prior to allowing investment by external parties. Jackson may sell its interest in the fund once opened to investment by external parties. The Company concluded that these funds are VIEs and that the Company is the primary beneficiary as it has both the power to direct the most significant activities of the VIE as well as the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company’s exposure to loss related to these mutual funds is limited to the capital invested.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Asset and liability information for the consolidated VIEs included on the Consolidated Balance Sheets are as follows (in millions):

	December 31, 2022	December 31, 2021
Assets
Debt securities, at fair value under fair value option	$2,014	$1,546
Debt securities, trading	100	117
Equity securities	127	129
Other invested assets	1,507	1,309
Cash and cash equivalents	75	120
Other assets	19	45
Total assets	$3,842	$3,266

Liabilities
Notes issued by consolidated VIEs, at fair value under fair value option	$1,732	$1,404
Other liabilities	343	307
Total other liabilities	2,075	1,711
Securities lending payable	4	4
Total liabilities	$2,079	$1,715

Equity
Noncontrolling interests	$732	$680
Unconsolidated VIEs

The Company invests in certain LPs and LLCs that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs as it does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. In addition, the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities. Therefore, the Company does not consolidate these VIEs and the carrying amounts of the Company’s investments in these LPs and LLCs are recognized in other invested assets on the Consolidated Balance Sheets. Unfunded capital commitments for these investments are detailed in Note 16 of the Notes to Consolidated Financial Statements. The Company’s exposure to loss is limited to the capital invested and unfunded capital commitments related to the LPs/LLCs, which was $3,285 million and $3,860 million as of December 31, 2022 and 2021, respectively. The capital invested in an LP or LLC equals the original capital contributed, increased for additional capital contributed after the initial investment, and reduced for any returns of capital from the LP or LLC. LPs and LLCs are carried at fair value.

The Company invests in certain mutual funds that it has concluded are VIEs. Based on the analysis of these entities, the Company is not the primary beneficiary of the VIEs. Mutual funds for which the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entities are recognized in equity securities on the Consolidated Balance Sheets and were $28 million and $33 million as of December 31, 2022 and 2021, respectively. The Company’s maximum exposure to loss on these mutual funds is limited to the amortized cost for these investments.

The Company makes investments in structured debt securities issued by VIEs for which it is not the manager. These structured debt securities include RMBS, Commercial Mortgage-Backed Securities ("CMBS"), and asset-backed securities ("ABS"). The Company does not consolidate the securitization trusts utilized in these transactions because it does not have the power to direct the activities that most significantly impact the economic performance of these securitization trusts. The Company does not consider its continuing involvement with these VIEs to be significant because it either invests in securities issued by the VIE and was not involved in the design of the VIE or no transfers have occurred between the Company and the VIE. The Company’s maximum exposure to loss on these structured debt securities is limited to the amortized cost of these investments. The Company does not have any further contractual obligations to the VIE. The Company recognizes the variable interest in these VIEs at fair value on the Consolidated Balance Sheets.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Commercial and Residential Mortgage Loans

Commercial and residential mortgage loans are generally carried at the aggregate unpaid principal balance, adjusted for any applicable unamortized discount or premium, or ACL. Acquisition discounts and premiums on mortgage loans are amortized into investment income through maturity dates using the effective interest method. Interest income is accrued on the principal balance of the loan based on the loan’s contractual interest rate. Interest income and amortization of premiums and discounts are reported in net investment income along with prepayment fees and mortgage loan fees, which are recorded as incurred.

Commercial mortgage loans of $10.2 billion and $10.5 billion at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $91 million and $85 million at each date, respectively. At December 31, 2022, commercial mortgage loans were collateralized by properties located in 38 states, the District of Columbia, and Europe. Accrued interest receivable on commercial mortgage loans was $39 million and $32 million at December 31, 2022 and 2021, respectively.

Residential mortgage loans of $1,308 million and $939 million at December 31, 2022 and 2021, respectively, are reported net of an allowance for credit losses of $4 million and $9 million at each date, respectively. Loans were collateralized by properties located in 50 states, the District of Columbia, Mexico, and Europe. Accrued interest receivable on residential mortgage loans was $9 million and $13 million at December 31, 2022 and 2021, respectively.

Mortgage Loan Concessions

In response to the adverse economic impact of the COVID-19 pandemic, the Company granted concessions to certain of its commercial mortgage loan borrowers, including payment deferrals and other loan modifications. The Company has elected the option under the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act of 2021, and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) not to account for or report qualifying concessions as troubled debt restructurings and does not classify such loans as past due during the payment deferral period. Additionally, in accordance with the FASB’s published response to a COVID-19 Pandemic technical inquiry, the Company continues to accrue interest income on such loans that have deferred payment. For some commercial mortgage loan borrowers (principally in the hotel and retail sectors), the Company granted concessions that were primarily interest and/or principal payment deferrals generally ranging from 6 to 14 months and, to a much lesser extent, maturity date extensions. Repayment periods are generally within one year but may extend until maturity date. Deferred commercial mortgage loan interest and principal payments were $10 million at December 31, 2022. The concessions granted had no impact on the Company’s results of operations or financial position as the Company has not granted concessions that would have been disclosed and accounted for as troubled debt restructurings.

Evaluation for Credit Losses on Mortgage Loans

The Company reviews mortgage loans that are not carried at fair value under the fair value option on a quarterly basis to estimate the ACL with changes in the ACL recorded in net gains (losses) on derivatives and investments. Apart from an ACL recorded on individual mortgage loans where the borrower is experiencing financial difficulties, the Company records an ACL on the pool of mortgage loans based on lifetime expected credit losses. The Company utilizes a third-party forecasting model to estimate lifetime expected credit losses at a loan level for mortgage loans. The model forecasts net operating income and property values for the economic scenario selected. The debt service coverage ratios (“DSCR”) and loan to values (“LTV”) are calculated over the forecastable period by comparing the projected net operating income and property valuations to the loan payment and principal amounts of each loan. The model utilizes historical mortgage loan performance based on DSCRs and LTV to derive probability of default and expected losses based on the economic scenario that is similar to the Company’s expectations of economic factors such as unemployment, gross domestic product growth, and interest rates. The Company determined the forecastable period to be reasonable and supportable for a period of two years beyond the end of the reporting period. Over the following one-year period, the model reverts to the historical performance of the portfolio for the remainder of the contractual term of the loans. In cases where the Company does not have an appropriate length of historical performance, the relevant historical rate from an index or the lifetime expected credit loss calculated from the model may be used.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
Unfunded commitments are included in the model and an ACL is determined accordingly. Credit loss estimates are pooled by property type and the Company does not include accrued interest in the determination of ACL.

For individual loans or for types of loans for which the third-party model is deemed not suitable, the Company utilizes relevant current market data, industry data, and publicly available historical loss rates to calculate an estimate of the lifetime expected credit loss.

Mortgage loans on real estate deemed uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL, limited to the aggregate of amounts previously charged-off and expected to be charged-off. Mortgage loans on real estate are presented net of the allowance for credit losses on the Consolidated Balance Sheets.

The following table provides a summary of the allowance for credit losses in the Company’s mortgage loan portfolios (in millions):

December 31, 2022	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage	Total
Balance at January 1, 2022	$19	$9	$28	$17	$12	$9	$94
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD mortgage loans	—	—	—	—	—	—	—
Provision (release)	(1)	11	(13)	5	4	(5)	1
Balance at December 31, 2022 (1)	$18	$20	$15	$22	$16	$4	$95

December 31, 2021	Apartment	Hotel	Office	Retail	Warehouse	Residential Mortgage	Total
Balance at January 1, 2021	$58	$34	$25	$24	$24	$14	$179
Charge offs, net of recoveries	—	—	—	—	—	—	—
Additions from purchase of PCD mortgage loans	—	—	—	—	—	—	—
Provision (release)	(39)	(25)	3	(7)	(12)	(5)	(85)
Balance at December 31, 2021 (1)	$19	$9	$28	$17	$12	$9	$94

(1) Accrued interest receivable totaled $48 million and $44 million as of December 31, 2022 and 2021, respectively, and was excluded from the determination of credit losses.
Accrued interest receivables are presented separate from the amortized cost of mortgage loans. An ACL is not estimated on an accrued interest receivable, rather receivable balances that are deemed uncollectible are written off with a corresponding reduction to net investment income.

The Company’s mortgage loans that are current and in good standing are accruing interest. Interest is not accrued on loans greater than 90 days delinquent and in process of foreclosure, when deemed uncollectible. Delinquency status is determined from the date of the first missed contractual payment.

At December 31, 2022, there was $15 million of recorded investment, $16 million of unpaid principal balance, no related loan allowance, $18 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans. At December 31, 2021, there was $6 million of recorded investment, $7 million of unpaid principal balance, no related loan allowance, $2 million of average recorded investment, and no investment income recognized on impaired residential mortgage loans.

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
The following tables provide information about the credit quality and vintage year of mortgage loans (in millions):

	December 31, 2022
	2022	2021	2020	2019	2018	Prior	Revolving Loans	Total	% of Total
Commercial mortgage loans
Loan to value ratios:
Less than 70%	$771	$1,266	$1,171	$1,473	$1,480	$3,421	$4	$9,586	94%
70% - 80%	125	190	32	13	5	59	—	424	4%
80% - 100%	—	152	—	—	5	40	—	197	2%
Greater than 100%	—	—	—	25	—	9	—	34	—%
Total commercial mortgage loans	896	1,608	1,203	1,511	1,490	3,529	4	10,241	100%

Debt service coverage ratios:
Greater than 1.20x	694	1,092	955	1,387	1,324	3,211	4	8,667	85%
1.00x - 1.20x	202	372	106	83	34	172	—	969	9%
Less than 1.00x	—	144	142	41	132	146	—	605	6%
Total commercial mortgage loans	896	1,608	1,203	1,511	1,490	3,529	4	10,241	100%

Residential mortgage loans
Performing	413	308	49	37	14	409	—	1,230	94%
Nonperforming	6	11	8	6	7	40	—	78	6%
Total residential mortgage loans	419	319	57	43	21	449	—	1,308	100%

Total mortgage loans	$1,315	$1,927	$1,260	$1,554	$1,511	$3,978	$4	$11,549	100%

	December 31, 2021
	2021	2020	2019	2018	2017	Prior	Revolving Loans	Total	% of Total
Commercial mortgage loans
Loan to value ratios:
Less than 70%	$1,270	$1,346	$1,592	$1,599	$1,305	$2,703	$4	$9,819	93%
70% - 80%	345	35	—	52	85	153	—	670	6%
80% - 100%	—	—	39	5	—	—	—	44	—%
Greater than 100%	—	—	—	—	—	10	—	10	—%
Total commercial mortgage loans	1,615	1,381	1,631	1,656	1,390	2,866	4	10,543	100%

Debt service coverage ratios:
Greater than 1.20x	796	974	1,532	1,293	1,257	2,609	4	8,465	80%
1.00x - 1.20x	651	329	81	90	11	68	—	1,230	12%
Less than 1.00x	168	78	18	273	122	189	—	848	8%
Total commercial mortgage loans	1,615	1,381	1,631	1,656	1,390	2,866	4	10,543	100%

Residential mortgage loans
Performing	268	22	18	16	7	396	—	727	77%
Nonperforming	4	44	22	19	23	100	—	212	23%
Total residential mortgage loans	272	66	40	35	30	496	—	939	100%

Total mortgage loans	$1,887	$1,447	$1,671	$1,691	$1,420	$3,362	$4	$11,482	100%

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments

	December 31, 2022
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,558	$—	$—	$—	$3,558
Hotel	1,015	—	—	—	1,015
Office	1,795	—	—	—	1,795
Retail	2,085	—	—	—	2,085
Warehouse	1,788	—	—	—	1,788
Total commercial	10,241	—	—	—	10,241
Residential (2)	1,230	—	63	15	1,308
Total	$11,471	$—	$63	$15	$11,549

	December 31, 2021
	In Good Standing (1)	Restructured	Greater than 90 Days Delinquent	In the Process of Foreclosure	Total Carrying Value
Apartment	$3,755	$—	$—	$—	$3,755
Hotel	1,054	—	—	—	1,054
Office	1,889	—	—	—	1,889
Retail	2,104	—	—	—	2,104
Warehouse	1,741	—	—	—	1,741
Total commercial	10,543	—	—	—	10,543
Residential (2)	727	—	206	6	939
Total	$11,270	$—	$206	$6	$11,482
(1)     At December 31, 2022 and 2021, includes mezzanine loans of $410 million and $278 million in the Apartment category, $41 million and $75 million in the Hotel category, $236 million and $252 million in the Office category, $43 million and $27 million in the Retail category, and $140 million and $26 million in the Warehouse category, respectively.
(2)    At December 31, 2022 and 2021, includes $41 million and $202 million of loans purchased when the loans were greater than 90 days delinquent and $12 million and $5 million of loans in process of foreclosure are supported with insurance or other guarantees provided by various governmental programs, respectively.

As of December 31, 2022 and 2021, there were no commercial mortgage loans involved in troubled debt restructuring, and stressed mortgage loans for which the Company is dependent, or expects to be dependent, on the underlying property to satisfy repayment were $3 million and nil, respectively.

Equity Securities

Equity securities include common stocks, preferred stocks and mutual funds. All equity securities are carried at fair value with changes in value included in net investment income.

Policy Loans

Policy loans are loans the Company issues to contract holders that use the cash surrender value of their life insurance policy or annuity contract as collateral. At December 31, 2022 and 2021, $3.4 billion and $3.5 billion, respectively, of these loans were carried at fair value, which the Company believes is equal to unpaid principal balances, plus accrued investment income. At both December 31, 2022 and 2021, the Company had $1.0 billion of policy loans not held as collateral for reinsurance, which were carried at the unpaid principal balances.

Other Invested Assets

Other invested assets primarily include investments in Federal Home Loan Bank capital stock, limited partnerships (“LPs”), and real estate. Federal Home Loan Bank capital stock is carried at cost and adjusted for any impairment. At December 31, 2022 and 2021, FHLB capital stock had carrying value of $146 million and $125 million, respectively. Real estate is carried at the lower of depreciated cost or fair value. At December 31, 2022 and 2021, real estate totaling $237 million and $243 million, included foreclosed properties with a book value of nil and $1 million, respectively. Limited Partnerships are

Part II | Item 8. Notes to Consolidated Financial Statements | 4. Investments
primarily carried at fair value or are carried at the proportion of the Company's investment in each fund (Net Asset Value ("NAV") equivalent) as a practical expedient for fair value, which are generally recorded on a three-month lag, with changes in value included in net investment income. At December 31, 2022 and 2021, investments in LPs had carrying values of $3,212 million and $2,831 million, respectively.

In June 2021, the Company entered into an arrangement to sell $420 million of limited partnership investments, of which $236 million and $168 million were sold in the second and third quarter of 2021, respectively, and the remainder was sold in January 2022. The LPs sold were carried at estimated sales price.

Securities Lending

The Company has entered into securities lending agreements with agent banks whereby blocks of securities are loaned to third parties, primarily major brokerage firms. As of December 31, 2022 and 2021, the estimated fair value of loaned securities was $35 million and $17 million, respectively. The agreements require a minimum of 102% of the fair value of the loaned securities to be held as collateral, calculated daily. To further minimize the credit risks related to these programs, the financial condition of counterparties is monitored on a regular basis. At December 31, 2022 and 2021, cash collateral received in the amount of $36 million and $17 million, respectively, was invested by the agent banks and included in cash and cash equivalents of the Company. A securities lending payable for the overnight and continuous loans is included in liabilities in the amount of cash collateral received. Securities lending transactions are used to generate income. Income and expenses associated with these transactions are reported as net investment income.

Repurchase Agreements

The Company routinely enters into repurchase agreements whereby the Company agrees to sell and repurchase securities. These agreements are accounted for as financing transactions, with the assets and associated liabilities included in the Consolidated Balance Sheets. As of December 31, 2022 and 2021, short-term borrowings under such agreements averaged $311 million and $1,548 million, with weighted average interest rates of 2.54% and 0.07%, respectively. At December 31, 2022 and 2021, the outstanding repurchase agreement balance was $1,012 million and $1,572 million, respectively, with remaining maturity within 30 days, and collateralized with U.S. Treasury notes and corporate securities, and was included within repurchase agreements and securities lending payable in the Consolidated Balance Sheets. In the event of a decline in the fair value of the pledged collateral under these agreements, the Company may be required to transfer cash or additional securities as pledged collateral. Interest expense totaled $8 million, $1 million and $1 million for the years ended December 31, 2022, 2021 and 2020, respectively. The highest level of short-term borrowings at any month end was $1,012 million and $2,349 million for the years ended December 31, 2022 and 2021, respectively.

5.    Derivative Instruments

Freestanding Derivative Instruments

The Company enters into financial derivative transactions, including swaps, put-swaptions, futures and options to reduce and manage business risks. These transactions manage the risk of a change in the value, yield, price, cash flows, credit quality or degree of exposure with respect to assets, liabilities or future cash flows that the Company has acquired or incurred. The Company does not account for freestanding derivatives as either fair value or cash flow hedges as might be permitted if specific hedging documentation requirements were followed. As a result, freestanding derivatives are carried at fair value on the balance sheet with settlements and changes in fair value recorded in net gains (losses) on derivatives and investments.

With respect to the Company’s interest rate swaps, total return swaps, and cross-currency swaps, the Company records the income related to periodic interest payment settlements within net gains (losses) on derivatives and investments. Although the Company does not account for these as cash flow hedges, the income from these settlements is considered operating income due to the cash settlement nature and is reported, as such, within the Company’s segment related disclosure within pretax adjusted operating earnings.

Part II | Item 8. Notes to Consolidated Financial Statements | 5. Derivative Instruments
The Company manages the potential credit exposure for over-the-counter derivative contracts through evaluation of the counterparty credit standing, collateral agreements, and master netting agreements. The Company is exposed to credit-related losses in the event of nonperformance by counterparties, however, it does not anticipate nonperformance. There were no charges due to nonperformance by derivative counterparties in 2022, 2021 or 2020.

Embedded Derivatives—Product Liabilities

Certain product features, including the index-linked crediting option offered in connection with fixed index annuities and RILAs issued by the Company, are classified as embedded derivatives. These embedded derivatives are separated for accounting purposes and are carried at fair value. These embedded derivatives are reported within other contract holder funds in the Consolidated Balance Sheets consistent with the host contract. The results from changes in value of these embedded derivatives are reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements.

See Note 10 of the Notes to Consolidated Financial Statements for additional information on the accounting policies for these embedded derivatives within fixed index and registered index-linked annuities.

Embedded Derivatives—Funds Withheld Reinsurance Agreements

The Company has recorded an embedded derivative liability related to the Athene Reinsurance Agreement (the “Athene Embedded Derivative”) in accordance with FASB ASC 815-15-55-107 and 108, “Derivatives and Hedging Case B: Reinsurer’s Receivable Arising from a Modified Coinsurance Arrangement” as Jackson’s obligation under the Reinsurance Agreement is based on the total return of investments in a segregated funds withheld account rather than Jackson’s own creditworthiness. As the Reinsurance Agreement transfers the economics of the investments in the segregated funds withheld account to Athene, it will receive an investment return equivalent to owning the underlying assets. At inception of the Reinsurance Agreement, the Athene Embedded Derivative was valued at zero. Additionally, the inception fair value of the investments in the segregated funds withheld account differed from their book value and, accordingly, the amortization of this difference is reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements, while the investments are held. Subsequent to the effective date of the Reinsurance Agreement, the Athene Embedded Derivative is measured at fair value with changes reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements. The Athene Embedded Derivative Liability is included in funds withheld payable under reinsurance treaties in the Consolidated Balance Sheets. See “Athene Reinsurance” in Note 8 of the Notes to the Consolidated Financial Statements for additional information on the Athene Reinsurance Transaction.

Part II | Item 8. Notes to Consolidated Financial Statements | 5. Derivative Instruments
A summary of the aggregate contractual or notional amounts and fair values of the Company’s freestanding and embedded derivative instruments are as follows (in millions, recast for the adoption of LDTI):

	December 31, 2022
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset (Liability)
Freestanding derivatives
Cross-currency swaps	$1,825	$73	$104	$(31)
Equity index call options	17,500	106	—	106
Equity index futures (2)	19,760	—	—	—
Equity index put options	30,500	958	—	958
Interest rate swaps	7,728	5	231	(226)
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	25,000	—	1,711	(1,711)
Interest rate futures (2)	105,261	—	—	—
Total return swaps	739	31	—	31
Total freestanding derivatives	209,813	1,173	2,046	(873)
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	931	(931)
Registered index linked annuity embedded derivatives (3)	N/A	—	205	(205)
Total embedded derivatives	N/A	—	1,136	(1,136)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	23	1	22
Cross-currency forwards	1,490	74	18	56
Funds withheld embedded derivative (4)	N/A	3,158	—	3,158
Total derivatives related to funds withheld under reinsurance treaties	1,648	3,255	19	3,236
Total	$211,461	$4,428	$3,201	$1,227

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

Part II | Item 8. Notes to Consolidated Financial Statements | 5. Derivative Instruments

	December 31, 2021
	Contractual/	Assets	Liabilities	Net
	Notional	Fair	Fair	Fair Value
	Amount (1)	Value	Value	Asset (Liability)
Freestanding derivatives
Cross-currency swaps	$1,767	$55	$35	$20
Equity index call options	21,000	606	—	606
Equity index futures (2)	18,258	—	—	—
Equity index put options	27,500	150	—	150
Interest rate swaps	7,728	430	—	430
Interest rate swaps - cleared (2)	1,500	—	—	—
Put-swaptions	19,000	133	—	133
Interest rate futures (2)	912	—	—	—
Total freestanding derivatives	97,665	1,374	35	1,339
Embedded derivatives
Fixed index annuity embedded derivatives (3)	N/A	—	1,439	(1,439)
Registered index linked annuity embedded derivatives (3)	N/A	—	6	(6)
Total embedded derivatives	N/A	—	1,445	(1,445)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	158	10	1	9
Cross-currency forwards	1,119	33	5	28
Funds withheld embedded derivative (4)	N/A	—	120	(120)
Total derivatives related to funds withheld under reinsurance treaties	1,277	43	126	(83)
Total	$98,942	$1,417	$1,606	$(189)

(1) The notional amount for swaps and swaptions represents the stated principal balance used as a basis for calculating payments. The contractual amount for futures and options represents the market exposure of open positions.

(2) Variation margin is considered settlement resulting in the netting of cash received/paid for variation margin against the fair value of the trades.
(3) Included within other contract holder funds on the Consolidated Balance Sheets. The non-performance risk adjustment is included in the balance above.
(4) Included within funds withheld payable under reinsurance treaties on the Consolidated Balance Sheets.

Part II | Item 8. Notes to Consolidated Financial Statements | 5. Derivative Instruments
The following table reflects the results of the Company’s derivatives, including gains (losses) and change in fair value of freestanding derivative instruments and embedded derivatives (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Derivatives excluding funds withheld under reinsurance treaties
Cross-currency swaps	$(67)	$(36)	$74
Equity index call options	(1,830)	1,479	1,468
Equity index futures	3,005	(4,663)	(8,286)
Equity index put options	(244)	(1,202)	(218)
Interest rate swaps	(615)	(179)	578
Interest rate swaps - cleared	(201)	(64)	1
Put-swaptions	(1,832)	134	199
Interest rate futures	(925)	(989)	1,650
Total return swaps	5	—	—
Fixed index annuity embedded derivatives	3	(5)	30
Registered index linked annuity embedded derivatives	37	(1)	—
Variable annuity embedded derivatives	—	—	(2,764)
Total net gains (losses) on derivative instruments excluding derivative instruments related to funds withheld under reinsurance treaties	(2,664)	(5,526)	(7,268)
Derivatives related to funds withheld under reinsurance treaties
Cross-currency swaps	14	15	(5)
Cross-currency forwards	79	42	(19)
Treasury futures	—	—	(204)
Funds withheld embedded derivative	3,278	707	(827)
Total net gains (losses) on derivative instruments related to funds withheld under reinsurance treaties	3,371	764	(1,055)
Total net gains (losses) on derivative instruments including derivative instruments related to funds withheld under reinsurance treaties	$707	$(4,762)	$(8,323)

All of the Company’s trade agreements for freestanding, over-the-counter derivatives, contain credit downgrade provisions that allow a party to assign or terminate derivative transactions if the counterparty’s credit rating declines below an established limit. At December 31, 2022 and 2021, the fair value of the Company’s net non-cleared, over-the-counter derivative assets by counterparty were $885 million and $1,376 million, respectively, and held collateral was $858 million and $1,576 million, respectively, related to these agreements. At December 31, 2022 and 2021, the fair value of the Company’s net non-cleared, over-the-counter derivative liabilities by counterparty were $1,680 million and nil, respectively, and provided collateral was $1,650 million and nil, respectively, related to these agreements. If all of the downgrade provisions had been triggered at December 31, 2022 and 2021, in aggregate, the Company would have had to disburse $30 million and $200 million, respectively, and would have been allowed to claim $27 million and nil, respectively.

Offsetting Assets and Liabilities

The Company’s derivative instruments, repurchase agreements and securities lending agreements are subject to master netting arrangements and collateral arrangements. A master netting arrangement with a counterparty creates a right of offset for amounts due to and due from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company recognizes amounts subject to master netting arrangements on a gross basis within the Consolidated Balance Sheets.

Part II | Item 8. Notes to Consolidated Financial Statements | 5. Derivative Instruments
The following tables present the gross and net information about the Company’s financial instruments subject to master netting arrangements (in millions):

	December 31, 2022
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments (1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$1,270	$—	$1,270	$385	$683	$157	$45
Financial Liabilities:
Freestanding derivative
liabilities	$2,065	$—	$2,065	$385	$—	$1,638	$42
Securities loaned	36	—	36	—	36	—	—
Repurchase agreements	1,012	—	1,012	—	—	1,012	—
Total financial liabilities	$3,113	$—	$3,113	$385	$36	$2,650	$42

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.

	December 31, 2021
	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
				Gross Amounts Not Offset in the Consolidated Balance Sheets

				Financial Instruments (1)	Cash Collateral	Securities Collateral (2)	Net Amount

Financial Assets:
Freestanding derivative
assets	$1,417	$—	$1,417	$41	$817	$555	$4
Financial Liabilities:
Freestanding derivative
liabilities	$41	$—	$41	$41	$—	$—	$—
Securities loaned	17	—	17	—	17	—	—
Repurchase agreements	1,572	—	1,572	—	—	1,572	—
Total financial liabilities	$1,630	$—	$1,630	$41	$17	$1,572	$—

(1) Represents the amount that could be offset under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
(2) Excludes initial margin amounts for exchange-traded derivatives.

In the above tables, the amounts of assets or liabilities presented in the Company’s Consolidated Balance Sheets are offset first by financial instruments that have the right of offset under master netting or similar arrangements with any remaining amount reduced by the amount of cash and securities collateral. The actual amount of collateral may be greater than amounts presented in the tables. The above tables exclude net embedded derivative asset (liability) of $(1,136) million and $(1,445) million as of December 31, 2022 and 2021, respectively, as these derivatives are not subject to master netting arrangements. The above tables also exclude the funds withheld embedded derivative asset (liability) of $3,158 million and $(120) million at December 31, 2022 and 2021.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
6.     Fair Value Measurements

Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. All financial assets and liabilities measured at fair value are required to be classified into one of the following categories:

Level 1
Observable inputs that reflect quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date. Level 1 securities include U.S. Treasury securities and exchange traded equity securities and derivative instruments.

Level 2
Observable inputs, other than quoted prices included in Level 1, for the asset or liability or prices for similar assets and liabilities. Most debt securities that are model priced using observable inputs are classified within Level 2. Also included are freestanding and embedded derivative instruments that are priced using models with observable market inputs.

Level 3
Valuations that are derived from techniques in which one or more of the significant inputs are unobservable (including assumptions about risk). Embedded derivatives that are valued using unobservable inputs are included in Level 3. Because Level 3 fair values, by their nature, contain unobservable market inputs, considerable judgment may be used to determine the Level 3 fair values. Level 3 fair values represent the Company’s best estimate of an amount that could be realized in a current market exchange absent actual market exchanges.

In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, the Company determines the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value. As a result, both observable and unobservable inputs may be used in the determination of fair values that the Company has classified within Level 3.

The Company determines the fair values of certain financial assets and liabilities based on quoted market prices, where available. The Company may also determine fair value based on estimated future cash flows discounted at the appropriate current market rate. When appropriate, fair values reflect adjustments for counterparty credit quality, the Company’s credit standing, liquidity and risk margins on unobservable inputs.

Where quoted market prices are not available, fair value estimates are made at a point in time, based on relevant market data, as well as the best information about the individual financial instrument. At times, illiquid market conditions may result in inactive markets for certain of the Company’s financial instruments. In such instances, there may be no or limited observable market data for these assets and liabilities. Fair value estimates for financial instruments deemed to be in an illiquid market are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These fair values are estimates and involve considerable uncertainty and variability as a result of the inputs selected and may differ materially from the values that would have been used had an active market existed. As a result of market inactivity, such calculated fair value estimates may not be realizable in an immediate sale or settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique could significantly affect these fair value estimates.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
The following table summarizes the fair value and carrying value of the Company’s financial instruments (in millions, recast for the adoption of LDTI):

	December 31, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Debt securities (1)	$44,762	$44,762	$53,375	$53,375
Equity securities	393	393	279	279
Mortgage loans (1)	11,549	10,841	11,482	11,910
Limited partnerships	3,212	3,212	2,831	2,831
Policy loans (1)	4,377	4,377	4,475	4,475
Freestanding derivative instruments	1,270	1,270	1,417	1,417
Federal Home Loan Bank of Indianapolis ("FHLBI") capital stock	146	146	125	125
Cash and cash equivalents	4,298	4,298	2,623	2,623
Reinsurance recoverable on market risk benefits	221	221	383	383
Market risk benefit assets	4,865	4,865	1,664	1,664
Separate account assets	195,906	195,906	248,949	248,949

Liabilities
Annuity reserves (2)	37,357	32,377	37,763	46,085
Market risk benefit liabilities	5,662	5,662	8,033	8,033
Reserves for guaranteed investment contracts (3)	1,128	1,099	894	923
Trust instruments supported by funding agreements (3)	5,887	5,760	5,986	6,175
FHLB funding agreements (3)	2,004	2,104	1,950	1,938
Funds withheld payable under reinsurance treaties (1)	22,957	22,957	29,007	29,007
Long-term debt	2,635	2,344	2,649	2,745
Securities lending payable	36	36	17	17
Freestanding derivative instruments	2,065	2,065	41	41
Notes issued by consolidated VIEs	1,732	1,732	1,404	1,404
Repurchase agreements	1,012	1,012	1,572	1,572
Separate account liabilities	195,906	195,906	248,949	248,949

(1) Includes items carried at fair value under the fair value option and trading securities.
(2) Annuity reserves represent only the components of other contract holder funds and reserves for future policy benefits and claims payable that are considered to be financial instruments. The fair value amounts shown in the table for 2021 have been revised for an immaterial error related to the historical disclosure for annuity reserves not reported at fair value within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.
(3) Included as a component of other contract holder funds on the Consolidated Balance Sheets.

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on a recurring basis reported in the following tables.

Debt and Equity Securities

The fair values for debt and equity securities are determined using information available from independent pricing services, broker-dealer quotes, or internally derived estimates. Priority is given to publicly available prices from independent sources, when available. Securities for which the independent pricing service does not provide a quotation are either submitted to independent broker-dealers for prices or priced internally. Typical inputs used by these three pricing methods include reported trades, benchmark yields, credit spreads, liquidity premiums and/or estimated cash flows based on default and prepayment assumptions.

As a result of typical trading volumes and the lack of specific quoted market prices for most debt securities, independent pricing services will normally derive the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recently reported trades, the independent pricing services and broker-dealers may use matrix or pricing model

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at relevant market rates. Certain securities are priced using broker-dealer quotes, which may utilize proprietary inputs and models. Additionally, the majority of these quotes are non-binding.

Included in the pricing of asset-backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment assumptions believed to be relevant for the underlying collateral. Actual prepayment experience may vary from these estimates.

Internally derived estimates may be used to develop a fair value for securities for which the Company is unable to obtain either a reliable price from an independent pricing service or a suitable broker-dealer quote. These fair value estimates may incorporate Level 2 and Level 3 inputs and are generally derived using expected future cash flows, discounted at market interest rates available from market sources based on the credit quality and duration of the instrument. For securities that may not be reliably priced using these internally developed pricing models, a fair value may be estimated using indicative market prices. These prices are indicative of an exit price, but the assumptions used to establish the fair value may not be observable or corroborated by market observable information and, therefore, represent Level 3 inputs.

The Company performs an analysis on the prices and credit spreads received from third parties to ensure that the prices represent a reasonable estimate of the fair value. This process involves quantitative and qualitative analysis and is overseen by investment and accounting professionals. Examples of procedures performed include initial and ongoing review of third-party pricing service methodologies, review of pricing statistics and trends, back testing recent trades and monitoring of trading volumes. In addition, the Company considers whether prices received from independent broker-dealers represent a reasonable estimate of fair value using internal and external cash flow models, which are developed based on spreads and, when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party may be adjusted accordingly.

For those securities that were internally valued at December 31, 2022 and 2021, the pricing model used by the Company utilizes current spread levels of similarly rated securities to determine the market discount rate for the security. Furthermore, appropriate risk premiums for illiquidity and non-performance are incorporated in the discount rate. Cash flows, as estimated by the Company using issuer-specific default statistics and prepayment assumptions, are discounted to determine an estimated fair value.

On an ongoing basis, the Company reviews the independent pricing services’ valuation methodologies and related inputs and evaluates the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy distribution based upon trading activity and the observability of market inputs. Based on the results of this evaluation, each price is classified into Level 1, 2, or 3. Most prices provided by independent pricing services, including broker-dealer quotes, are classified into Level 2 due to their use of market observable inputs.

Limited Partnerships

Fair values for limited partnership interests, which are included in other invested assets, is generally determined using the proportion of the Company’s investment in the value of the net assets of each fund (“NAV equivalent”) as a practical expedient for fair value, and generally, are recorded on a three-month lag. No material adjustments were deemed necessary at December 31, 2022 and 2021.

The Company’s limited partnership interests are not redeemable and distributions received are generally the result of liquidation of the underlying assets of the partnerships. The Company generally has the ability under the partnership agreements to sell its interest to another limited partner with the prior written consent of the general partner. In cases when the Company expects to sell the limited partnership interest, the estimated sales price is used to determine the fair value rather than the practical expedient. These limited partnership interests are classified as Level 2 in the fair value hierarchy.

In cases when a limited partnership's financial statements are unavailable and a NAV equivalent is not available or practical, the fair value may be based on an internally developed model or provided by the general partner as determined using private transactions, information obtained from the primary co-investor or underlying company, or financial metrics provided by the lead sponsor. These investments are classified as Level 3 in the fair value hierarchy.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Policy Loans

Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. The reinsurance related component of policy loans at fair value under the fair value option have been classified as Level 3 within the fair value hierarchy.

Freestanding Derivative Instruments

Freestanding derivative instruments are reported at fair value, which reflects the estimated amounts, net of payment accruals, which the Company would receive or pay upon sale or termination of the contracts at the reporting date. Changes in fair value are included in net gains (losses) on derivatives and investments. Freestanding derivatives priced using third party pricing services incorporate inputs that are predominantly observable in the market. Inputs used to value derivatives include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

Freestanding derivative instruments classified as Level 1 include futures, which are traded on active exchanges. Freestanding derivative instruments classified as Level 2 include interest rate swaps, cross currency swaps, cross-currency forwards, credit default swaps, total return swaps, put-swaptions and certain equity index call and put options. These derivative valuations are determined by third-party pricing services using pricing models with inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Freestanding derivative instruments classified as Level 3 include interest rate contingent options that are valued by third-party pricing services utilizing significant unobservable inputs.

Cash and Cash Equivalents

Cash and cash equivalents primarily include money market instruments and bank deposits. Cash equivalents also includes all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase. Certain money market instruments are valued using unadjusted quoted prices in active markets and are classified as Level 1.

Funds Withheld Payable Under Reinsurance Treaties

The funds withheld payable under reinsurance treaties includes both the funds withheld payable which are held at fair value under the fair value option and the funds withheld embedded derivative. The fair value of the funds withheld payable which are held at fair value under the fair value option is equal to the fair value of the assets held as collateral, which primarily consists of policy loans using industry standard valuation techniques. The funds withheld embedded derivative is determined based upon a total return swap technique referencing the fair value of the investments held under the reinsurance contract and requires certain significant unobservable inputs. The funds withheld payable which are held at fair value under the fair value option and the funds withheld embedded derivative are considered Level 3 in the fair value hierarchy.

Separate Account Assets

Separate account assets are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2 assets.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Market Risk Benefits

Variable annuity contracts issued by the Company may include various guaranteed minimum death, withdrawal, income and accumulation benefits which are classified as MRBs and measured at fair value. The Company discontinued offering guaranteed minimum interest benefits (“GMIB”) in 2009 and guaranteed minimum accumulation benefits (“GMAB”) in 2011.

Our MRB assets and MRB liabilities are reported separately on our Consolidated Balance Sheets. Increases to an asset or decreases to a liability are described as favorable changes to fair value. Changes in fair value are reported in Market risk benefits (gains) losses, net on the Consolidated Income Statements. However, the change in fair value related to our own non-performance risk is recognized as a component of other comprehensive income and is reported in Change in non-performance risk on market risk benefits, net of tax expense (benefit) on the Consolidated Statements of Comprehensive Income (Loss).

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder's account value to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. The percentage of guaranteed benefit fees and the percentage of mortality and expense charges may not exceed 100% of the total projected fees as of contract inception. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

The Company has ceded the guaranteed minimum income benefit (“GMIB”) features elected on certain annuity contracts to an unrelated party. The GMIBs ceded under this reinsurance treaty are classified as an MRB in their entirety. The reinsurance contract is measured at fair value and reported in Reinsurance recoverable on market risk benefits. Changes in fair value are recorded in market risk benefits (gains) losses, net. Due to the inability to economically reinsure or hedge new issues of the GMIB, the Company discontinued offering the benefit in 2009.

Fair values for MRBs related to variable annuities, including the contract reinsuring GMIB features, are calculated using internally developed models because active, observable markets do not exist for those guaranteed benefits.

The fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed rider fees, over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. Capital market inputs include expected market rates of return, market volatility, correlations of market index returns to fund returns, and discount rates, which includes an adjustment for non-performance risk. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

At each valuation date, the fair value calculation reflects expected returns based on constant maturity treasury rates as of that date to determine the value of expected future cash flows produced in a stochastic process. Volatility assumptions are based on a weighting of available market data for implied market volatility for durations up to 10 years, grading to a historical volatility level by year 15, where such long-term historical volatility levels contain an explicit risk margin. Non-performance risk is incorporated into the calculation through the adjustment of the risk-free rate curve based on spreads indicated by a blend of yields on similarly-rated peer debt and yields on JFI debt (adjusted to operating company levels). Risk margins are also incorporated into the model assumptions, particularly for policyholder behavior. Estimates of future policyholder behavior are subjective and are based primarily on the Company’s experience.

As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions for the fair value model.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements

The use of the models and assumptions described above requires a significant amount of judgment. Management believes this results in an amount that the Company would be required to transfer for a liability, or receive for an asset, to or from a willing buyer or seller, if one existed, for those market participants to assume the risks associated with the guaranteed benefits and the related reinsurance. However, the ultimate settlement amount of the asset or liability, which is currently unknown, could likely be significantly different than this fair value.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefit features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

The fair value of the index-linked crediting derivative feature embedded in fixed index annuities, included in Annuity Reserves in the above tables, is calculated using the closed form Black-Scholes Option Pricing model or Monte Carlo simulations, as appropriate for the type of option, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

See Note 12 of the Notes to Consolidated Financial Statements for more information regarding MRBs.

The fair value of the index-linked crediting derivative feature embedded in RILAs, included in Annuity Reserves in the above table, is calculated using the closed form Black-Scholes Option Pricing model, incorporating such factors as the volatility of returns, the level of interest rates and the time remaining until the option expires. Additionally, assumed withdrawal rates are used to estimate the expected volume of embedded options that will be realized by policyholders.

Notes Issued by Consolidated VIEs

These notes, at fair value under the fair value option, are based on the fair values of corresponding fixed maturity collateral. The CLO liabilities are also reduced by the fair value of the beneficial interest the Company retains in the CLO and the carrying value of any beneficial interests that represent compensation for services. As the notes are valued based on the reference collateral, they are classified as Level 2.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Fair Value Option

The Company elected the fair value option for debt securities related to certain consolidated investments totaling $2,014 million and $1,546 million at December 31, 2022 and 2021, respectively. These debt securities are reflected on the Company’s Consolidated Balance Sheets as debt securities, at fair value under the fair value option.

The Company has elected the fair value option for certain funds withheld assets, which are held as collateral for reinsurance, totaling $4,160 million and $3,632 million at December 31, 2022 and 2021, respectively, as discussed above, and includes mortgage loans as discussed below.

The Company elected the fair value option for certain mortgage loans held under the funds withheld reinsurance agreement with Athene. The fair value option was elected for these mortgage loans, purchased or funded after December 31, 2021, to mitigate inconsistency in earnings that would otherwise result between these mortgage loan assets and the funds withheld liability, including the associated embedded derivative, and are valued using third-party pricing services. Changes in fair value are reflected in net investment income on the Consolidated Income Statements.

The fair value and aggregate contractual principal for mortgage loans where the fair value option was elected after December 31, 2021, were as follows (in millions):

December 31,
2022
Fair value	$582
Aggregate contractual principal	591

As of December 31, 2022, no loans for which the fair value option was elected were in non-accrual status, and no loans were more than 90 days past due and still accruing interest.

The Company elected the fair value option for notes issued by consolidated VIEs totaling $1,732 million and $1,404 million at December 31, 2022 and 2021, respectively.

Income and changes in unrealized gains and losses on other assets for which the Company has elected the fair value option are immaterial to the Company’s Consolidated Financial Statements.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the Company’s assets and liabilities that are carried at fair value by hierarchy levels (in millions, recast for the adoption of LDTI):

	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$5,185	$5,184	$1	$—
Other government securities	1,467	—	1,467	—
Public utilities	5,225	—	5,225	—
Corporate securities	25,146	—	25,090	56
Residential mortgage-backed	464	—	464	—
Commercial mortgage-backed	1,638	—	1,638	—
Other asset-backed securities	5,637	—	5,637	—
Equity securities	393	165	106	122
Mortgage loans	582	—	—	582
Limited partnerships (1)	440	—	—	440
Policy loans	3,419	—	—	3,419
Freestanding derivative instruments	1,270	—	1,270	—
Cash and cash equivalents	4,298	4,298	—	—
Reinsurance recoverable on market risk benefits	221	—	—	221
Market risk benefit assets	4,865	—	—	4,865
Separate account assets	195,906	—	195,906	—
Total	$256,156	$9,647	$236,804	$9,705

Liabilities
Embedded derivative liabilities (2)	$1,135	$—	$1,135	$—
Funds withheld payable under reinsurance treaties (3)	424	—	—	424
Freestanding derivative instruments	2,065	—	2,065	—
Notes issued by consolidated VIEs	1,732	—	1,732	—
Market risk benefit liabilities	5,662	—	—	5,662
Total	$11,018	$—	$4,932	$6,086

(1) Excludes $2,772 million of limited partnership investments measured at NAV.
(2) Includes net embedded derivative liabilities of $205 million related to RILA and $931 million of fixed index annuities, both included in other contract holder funds on the Consolidated Balance Sheets.

(3) Includes the Athene Embedded Derivative asset of $3,158 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements

	December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets
Debt securities
U.S. government securities	$4,321	$4,321	$—	$—
Other government securities	1,619	—	1,619	—
Public utilities	6,715	—	6,715	—
Corporate securities	31,146	—	31,137	9
Residential mortgage-backed	569	—	569	—
Commercial mortgage-backed	2,038	—	2,038	—
Other asset-backed securities	6,967	—	6,967	—
Equity securities	279	111	56	112
Limited partnerships (1)	413	—	17	396
Policy loans	3,467	—	—	3,467
Freestanding derivative instruments	1,417	—	1,417	—
Cash and cash equivalents	2,623	2,623	—	—
Reinsurance recoverable on market risk benefits	383	—	—	383
Market risk benefit assets	1,664	—	—	1,664
Separate account assets	248,949	—	248,949	—
Total	$312,570	$7,055	$299,484	$6,031

Liabilities
Embedded derivative liabilities (2)	$1,445	$—	$1,445	$—
Funds withheld payable under reinsurance treaties (3)	3,759	—	—	3,759
Freestanding derivative instruments	41	—	41	—
Notes issued by consolidated VIEs	1,404	—	1,404	—
Market risk benefit liabilities	8,033	—	—	8,033
Total	$14,682	$—	$2,890	$11,792

(1) Excludes $2,418 million of limited partnership investments measured at NAV. The fair value amounts shown in the table and the amount disclosed as measured at NAV have been revised for an immaterial error related to the historical disclosure of certain limited partnerships which are measured using a Level 3 fair value measurement as being measured using NAV as a practical expedient within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

(2) Includes net embedded derivative liabilities of $6 million related to RILA and $1,439 million of fixed index annuities, both included in other contract holder funds on the Consolidated Balance Sheets.

(3) Includes the Athene Embedded Derivative liability of $120 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

Level 3 Assets and Liabilities by Price Source

The table below presents the balances of Level 3 assets and liabilities measured at fair value with their corresponding pricing sources (in millions, recast for the adoption of LDTI):

	December 31, 2022
Assets	Total	Internal	External
Debt securities:
Corporate	$56	$—	$56
Equity securities	122	1	121
Mortgage loans	582	—	582
Limited partnerships	440	8	432
Policy loans	3,419	3,419	—
Reinsurance recoverable on market risk benefits	221	221	—
Market risk benefit assets	4,865	4,865	—
Total	$9,705	$8,514	$1,191

Liabilities
Funds withheld payable under reinsurance treaties (1)	424	424	—
Market risk benefit liabilities	5,662	5,662	—
Total	$6,086	$6,086	$—

(1) Includes the Athene Embedded Derivative asset of $3,158 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.

	December 31, 2021
Assets	Total	Internal	External
Debt securities:
Corporate	$9	$—	$9
Equity securities	112	1	111
Limited partnerships (1)	396	1	395
Policy loans	3,467	3,467	—
Reinsurance recoverable on market risk benefits	383	383	—
Market risk benefit assets	1,664	1,664	—
Total	$6,031	$5,516	$515

Liabilities
Funds withheld payable under reinsurance treaties (2)	3,759	3,759	—
Market risk benefit liabilities	8,033	8,033	—
Total	$11,792	$11,792	$—

(1) The fair value amounts shown in the table have been revised for an immaterial error related to the historical disclosure of certain limited partnerships which are measured using a Level 3 fair value measurement as being measured using NAV as a practical expedient within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

(2) Includes the Athene Embedded Derivative liability of $120 million and funds withheld payable under reinsurance treaties at fair value under the fair value option.
External pricing sources for securities represent unadjusted prices from independent pricing services and independent indicative broker quotes where pricing inputs are not readily available.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Quantitative Information Regarding Internally-Priced Level 3 Assets and Liabilities

The table below presents quantitative information on internally priced Level 3 assets and liabilities that use significant unobservable inputs (in millions, recast for the adoption of LDTI):

As of December 31, 2022
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable on market risk benefits	$221	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	2.97% - 8.10%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	47.50% - 52.50%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

Market risk benefit assets	$4,865	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	0.05% - 41.28%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

Liabilities
Market risk benefit liabilities	$5,662	Discounted cash flow	Mortality(1)	0.01% - 23.33%	Decrease
			Lapse(2)	0.05% - 41.28%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.64% - 2.27%	Decrease
			Long-term Equity Volatility(6)	18.50% - 23.68%	Increase

(1)    Mortality rates vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)     Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
(3)     The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)     The withdrawal rate represents the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)    Non-performance risk adjustment is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
(6)    Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements

As of December 31, 2021
	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Assumption or Input Range	Impact of Increase in Input on Fair Value
Assets
Reinsurance recoverable on market risk benefits	$383	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	3.33% - 9.04%	Decrease
			Utilization(3)	0.00% - 20.00%	Increase
			Withdrawal(4)	37.50% - 45.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.06%	Increase

Market risk benefit assets	$1,664	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	0.07% - 30.88%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility(6)	18.50% - 22.06%	Increase

Liabilities
Market risk benefit liabilities	$8,033	Discounted cash flow	Mortality(1)	0.01% - 23.42%	Decrease
			Lapse(2)	0.07% - 30.88%	Decrease
			Utilization(3)	0.00% - 100.00%	Increase
			Withdrawal(4)	11.25% - 100.00%	Increase
			Non-performance risk adjustment(5)	0.11% - 1.50%	Decrease
			Long-term Equity Volatility (6)	18.50% - 22.06%	Increase
(1)    Mortality rates vary by attained age, tax qualification status, guaranteed benefit election, and duration. The range displayed reflects ages from the minimum issue age for the benefit through age 95, which corresponds to the typical maturity age. A mortality improvement assumption is also applied.
(2)     Base lapse rates vary by contract-level factors, such as product type, surrender charge schedule and optional benefits election. Lapse rates are further adjusted based on the degree to which a guaranteed benefit is in-the-money, with lower lapse applying when benefits are more in-the-money. Lapse rates are also adjusted to reflect lower lapse expectations when guaranteed benefits are utilized.
(3)     The utilization rate represents the expected percentage of contracts that will utilize the benefit through annuitization (GMIB) or commencement of withdrawals (GMWB). Utilization may vary by benefit type, attained age, duration, tax qualification status, benefit provision, and degree to which the guaranteed benefit is in-the-money.
(4)     The withdrawal rate represents the percentage of annual withdrawal assumed relative to the maximum allowable withdrawal amount under the free partial withdrawal provision or the GMWB, as applicable. Free partial withdrawal rates vary based on the product type and duration. Withdrawal rates on contracts with a GMWB vary based on attained age, tax qualification status, GMWB type and GMWB benefit provisions.
(5)    Non-performance risk adjustment is applied as a spread over the risk-free rate to determine the rate used to discount the related cash flows and varies by projection year.
(6)    Long-term equity volatility represents the equity volatility beyond the period for which observable equity volatilities are available.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
Sensitivity to Changes in Unobservable Inputs

The following is a general description of sensitivities of significant unobservable inputs and their impact on the fair value measurement for the assets and liabilities reflected in the tables above.

At December 31, 2022 and 2021, securities of $9 million and $2 million are fair valued using techniques incorporating unobservable inputs and are classified in Level 3 of the fair value hierarchy, respectively. For these assets, their unobservable inputs and ranges of possible inputs do not materially affect their fair valuations and have been excluded from the quantitative information in the tables above.

Policy loans that support funds withheld reinsurance agreements that are held at fair value under the fair value option on the Company’s Consolidated Balance Sheets are excluded from the tables above. These policy loans do not have a stated maturity and the balances, plus accrued investment income, are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans, which includes accrued investment income, approximates fair value and are classified as Level 3 within the fair value hierarchy.

The fair value of funds withheld payable under the Reassure America Life Insurance Company ("REALIC") reinsurance treaties, is determined based upon the fair value of the funds withheld investments held by the Company and is excluded from the tables above. The funds withheld payable under the Athene reinsurance treaty includes the Athene embedded derivative which is measured at fair value. The valuation of the embedded derivative utilizes a total return swap technique which incorporates the fair value of the invested assets supporting the reinsurance agreement as a component of the valuation. As a result, these valuations for the funds withheld payable under the REALIC reinsurance treaties and the Athene embedded derivative require certain significant inputs which are generally not observable and, accordingly, the valuation is considered Level 3 in the fair value hierarchy.

The GMIB reinsurance recoverable fair value calculation is based on the present value of future cash flows comprised of future expected reinsurance benefit receipts, less future attributed premium payments to reinsurers, over the lives of the contracts. Estimating these cash flows requires actuarially determined assumptions related to expectations concerning policyholder behavior and long-term market volatility. The more significant policyholder behavior actuarial assumptions include benefit utilization, fund allocation, lapse, and mortality.

The MRB asset and liability fair value calculation is based on the present value of future cash flows comprised of future expected benefit payments, less future attributed fees (if applicable), over the lives of the contracts. Estimating these cash flows requires numerous estimates and subjective judgments related to capital market inputs, as well as actuarially determined assumptions related to expectations concerning policyholder behavior. The more significant actuarial assumptions include benefit utilization by policyholders, lapse, mortality, and withdrawal rates. Best estimate assumptions plus risk margins are used as applicable.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
The tables below, recast for the adoption of LDTI, provide roll-forwards for the years ended December 31, 2022 and 2021 of the financial instruments for which significant unobservable inputs (Level 3) are used in the fair value measurement. Gains and losses in the tables below include changes in fair value due partly to observable and unobservable factors. The Company utilizes derivative instruments to manage the risk associated with certain assets and liabilities. However, the derivative instruments hedging the related risks may not be classified within the same fair value hierarchy level as the associated assets and liabilities. Therefore, the impact of the derivative instruments reported in Level 3 may vary significantly from the total income effect of the hedged instruments.

			Total Realized/Unrealized Gains (Losses) Included in
					Purchases,
		Fair Value			Sales,	Transfers	Fair Value
		as of		Other	Issuances	in and/or	as of
		January 1,	Net	Comprehensive	and	(out of)	December 31,
December 31, 2022		2022	Income	Income	Settlements	Level 3	2022
Assets
	Debt securities
	Corporate securities	$9	$—	$(13)	$12	$48	$56
	Equity securities	112	7	—	3	—	122
	Mortgage loans	—	(7)	—	589	—	582
	Limited partnerships	396	8	—	27	9	440
	Reinsurance recoverable on market risk benefits	383	(162)	—	—	—	221
	Market risk benefit assets	1,664	3,201	—	—	—	4,865
	Policy loans	3,467	29	—	(77)	—	3,419

Liabilities
	Funds withheld payable under reinsurance treaties	(3,759)	3,249	—	86	—	(424)
	Market risk benefit liabilities	(8,033)	497	1,874	—	—	(5,662)

			Total Realized/Unrealized Gains (Losses) Included in
					Purchases,
		Fair Value			Sales,	Transfers	Fair Value
		as of		Other	Issuances	in and/or	as of
		January 1,	Net	Comprehensive	and	(out of)	December 31,
December 31, 2021		2021	Income	Income	Settlements	Level 3	2021
Assets
	Debt securities
	Corporate securities	$29	$2	$—	$10	$(32)	$9
	Equity securities	104	14	—	(6)	—	112
	Limited partnerships (1)	313	74	—	9	—	396
	Reinsurance recoverable on market risk benefits	472	(89)	—	—	—	383
	Market risk benefit assets	690	974	—	—	—	1,664
	Policy loans	3,454	(2)	—	15	—	3,467

Liabilities
	Funds withheld payable under reinsurance treaties	(4,453)	708	—	(14)	—	(3,759)
	Market risk benefit liabilities	(10,690)	3,081	(424)	—	—	(8,033)

(1) The fair value amounts shown in the table have been revised for an immaterial error related to the historical disclosure of certain limited partnerships which are measured using a Level 3 fair value measurement as being measured using NAV as a practical expedient within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
The components of the amounts included in purchases, sales, issuances and settlements for the years ended December 31, 2022 and 2021 shown above are as follows (in millions):

December 31, 2022	Purchases	Sales	Issuances	Settlements	Total
Assets
Debt securities
Corporate securities	$15	$(3)	$—	$—	$12
Equity securities	7	(4)	—	—	3
Mortgage loans	632	(43)	—	—	589
Limited partnerships	45	(18)	—	—	27
Policy loans	—	—	215	(292)	(77)
Total	$699	$(68)	$215	$(292)	$554

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(222)	$308	$86

December 31, 2021	Purchases	Sales	Issuances	Settlements	Total
Assets
Debt securities
Corporate securities	$11	$(1)	$—	$—	$10
Equity securities	2	(8)	—	—	(6)
Limited partnerships(1)	55	(46)	—	—	9
Policy loans	—	—	261	(246)	15
Total	$68	$(55)	$261	$(246)	$28

Liabilities
Funds withheld payable under reinsurance treaties	$—	$—	$(468)	$454	$(14)

(1) The fair value amounts shown in the table have been revised for an immaterial error related to the historical disclosure of certain limited partnerships which are measured using a Level 3 fair value measurement as being measured using NAV as a practical expedient within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

In 2022, transfers from Level 3 to Level 2 of the fair value hierarchy were $5 million, transfers from Level 2 to Level 3 were $53 million, and transfers from NAV equivalent to Level 3 were $9 million.

In 2021, transfers from Level 3 to Level 2 of the fair value hierarchy were $59 million, transfers from Level 2 to Level 3 were $27 million, and there were no transfers from NAV equivalent to Level 3.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
The portion of gains (losses) included in net income (loss) or other comprehensive income (loss) ("OCI") attributable to the change in unrealized gains and losses on Level 3 financial instruments still held was as follows (in millions, recast for the adoption of LDTI):

	Year Ended December 31,
	2022		2021
	Included in Net Income	Included in OCI	Included in Net Income	Included in OCI
Assets
Debt securities
Corporate securities	$—	$(13)	$2	$—
Equity securities	21	—	14	—
Mortgage loans	(7)	—	—	—
Limited partnerships (1)	8	—	74	—
Reinsurance recoverable on market risk benefits	(162)	—	(89)	—
Market risk benefit assets	3,201	—	974	—
Policy loans	29	—	(2)	—

Liabilities
Funds withheld payable under reinsurance treaties	3,249	—	708	—
Market risk benefit liabilities	497	1,874	3,081	(424)

(1) The fair value amounts shown in the table for 2021 have been revised for an immaterial error related to the historical disclosure of certain limited partnerships which are measured using a Level 3 fair value measurement as being measured using NAV as a practical expedient within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the consolidated balance sheets.

Fair Value of Financial Instruments Carried at Other Than Fair Value

The following is a discussion of the methodologies used to determine fair values of the financial instruments measured on a nonrecurring basis reported in the following table.

Mortgage Loans

Fair values are generally determined by discounting expected future cash flows at current market interest rates, inclusive of a credit spread, for similar quality loans. For loans whose value is dependent on the underlying property, fair value is the estimated value of the collateral. Certain characteristics considered significant in determining the spread or collateral value may be based on internally developed estimates. As a result, these investments have been classified as Level 3 within the fair value hierarchy.

Mortgage loans held under the funds withheld reinsurance agreement are valued using third-party pricing services, which may use economic inputs, geographical information, and property specific assumptions in deriving the fair value price. The Company reviews the valuations from these pricing providers to ensure they are reasonable. Due to lack of observable inputs, these investments have been classified as Level 3 within the fair value hierarchy.

Policy Loans

Policy loans are funds provided to policyholders in return for a claim on the policies values and function like demand deposits which are redeemable upon repayment, death or surrender, and there is only one market price at which the transaction could be settled – the then current carrying value. The funds provided are limited to the cash surrender value of the underlying policy. The nature of policy loans is to have a negligible default risk as the loans are fully collateralized by the value of the policy. Policy loans do not have a stated maturity and the balances and accrued interest are repaid either by the policyholder or with proceeds from the policy. Due to the collateralized nature of policy loans and unpredictable timing of payments, the Company believes the carrying value of policy loans approximates fair value. The non-reinsurance related component of policy loans has been classified as Level 3 within the fair value hierarchy.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
FHLBI Capital Stock

FHLBI capital stock, which is included in other invested assets, can only be sold to FHLBI at a constant price of $100 per share. Due to the lack of valuation uncertainty, the investment has been classified as Level 1.

Other Contract Holder Funds

Fair values for immediate annuities without mortality features are derived by discounting the future estimated cash flows using current market interest rates for similar maturities. Fair values for deferred annuities, including the fixed option on variable annuities, fixed annuities, fixed index annuities and RILAs, are determined using projected future cash flows discounted at current market interest rates.

Fair values for guaranteed investment contracts are based on the present value of future cash flows discounted at current market interest rates.

Fair values for trust instruments supported by funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Fair values of the FHLB funding agreements are based on the present value of future cash flows discounted at current market interest rates.

Funds Withheld Payable Under Reinsurance Treaties

The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral, which primarily consists of bonds, mortgages, limited partnerships, and cash and cash equivalents. The fair value of the assets generally uses industry standard valuation techniques as described above and the funds withheld payable components are valued consistent with the assets in the fair value hierarchy.

Debt

Fair values for the Company’s surplus notes and long-term debt are generally determined by prices obtained from independent broker dealers or discounted cash flow models. Such prices are derived from market observable inputs and are classified as Level 2.

Securities Lending Payable

The Company’s securities lending payable is set equal to the cash collateral received. Due to the short-term nature of the loans, carrying value is a reasonable estimate of fair value and is classified as Level 2.

FHLB Advances

Carrying value of the Company’s FHLB advances, which are included in other liabilities, is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Repurchase Agreements

Carrying value of the Company’s repurchase agreements is considered a reasonable estimate of fair value due to their short-term maturities and are classified as Level 2.

Separate Account Liabilities

The values of separate account liabilities are set equal to the values of separate account assets, which are comprised of investments in mutual funds that transact regularly, but do not trade in active markets as they are not publicly available, and, are categorized as Level 2.

Part II | Item 8. Notes to Consolidated Financial Statements | 6. Fair Value Measurements
The table below presents the carrying amount and fair value by fair value hierarchy level of certain financial instruments that are not reported at fair value (in millions):

	December 31, 2022
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
Assets
Mortgage loans	$10,967	$10,259	$—	$—	$10,259
Policy loans	958	958	—	—	958
FHLBI capital stock	146	146	146	—	—

Liabilities
Annuity reserves (1)	$36,222	$31,242	$—	$—	$31,242
Reserves for guaranteed investment contracts (2)	1,128	1,099	—	—	1,099
Trust instruments supported by funding agreements (2)	5,887	5,760	—	—	5,760
FHLB funding agreements (2)	2,004	2,104	—	—	2,104
Funds withheld payable under reinsurance treaties	22,533	22,533	—	—	22,533
Debt	2,635	2,344	—	2,344	—
Securities lending payable	36	36	—	36	—
Repurchase agreements	1,012	1,012	—	1,012	—
Separate account liabilities (4)	195,906	195,906	—	195,906	—

	December 31, 2021
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3
Assets
Mortgage loans	$11,482	$11,910	$—	$—	$11,910
Policy loans	1,008	1,008	—	—	1,008
FHLBI capital stock	125	125	125	—	—

Liabilities
Annuity reserves (1)	$36,318	$44,640	$—	$—	$44,640
Reserves for guaranteed investment contracts (2)	894	923	—	—	923
Trust instruments supported by funding agreements (2)	5,986	6,175	—	—	6,175
FHLB funding agreements (2)	1,950	1,938	—	—	1,938
Funds withheld payable under reinsurance treaties (3)	24,533	24,533	537	19,127	4,869
Debt	2,649	2,745	—	2,745	—
Securities lending payable	17	17	—	17	—
Repurchase agreements	1,572	1,572	—	1,572	—
Separate account liabilities (4)	248,949	248,949	—	248,949	—

(1) Annuity reserves represent only the components of other contract holder funds that are considered to be financial instruments. The fair value amounts shown in the table for 2021 have been revised for an immaterial error related to the historical disclosure for annuity reserves not reported at fair value within the Fair Value Measurement note to the Consolidated Financial Statements. The prior period error did not impact the Consolidated Balance Sheets.

(2) Included as a component of other contract holder funds on the Consolidated Balance Sheets.
(3) Excludes $715 million of limited partnership investments measured at NAV at December 31, 2021.
(4) The values of separate account liabilities are set equal to the values of separate account assets.

Part II | Item 8. Notes to Consolidated Financial Statements | 7. Deferred Acquisition Costs and Deferred Sales Inducements

7.    Deferred Acquisition Costs and Deferred Sales Inducements

Deferred Acquisition Costs - Post the Adoption of LDTI

Certain costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as deferred acquisition costs in the period they are incurred. These costs primarily pertain to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs are expensed as incurred.

Contracts are grouped into cohorts by contract type and issue year. For traditional and limited-payment insurance contracts, contracts are grouped consistent with the groupings used in estimating the associated liability. Deferred acquisition costs are amortized into expense on a constant level basis over the expected term of the grouped contracts. For traditional and limited-payment insurance contracts, amortization is determined based on projected in force amounts. For non-traditional contracts, amortization is determined based on projected policy counts.

The expected term used to amortize deferred acquisition costs is determined using best estimate assumptions, including mortality and persistency, consistent with the best estimate assumptions used to determine the reserve for future policy benefits, market risk benefits, and additional liabilities for applicable contracts. For amortization of deferred acquisition costs related to contracts without these balances, assumptions used to determine expected term are developed in a similar manner. The amortization rate is determined using all information available as of the end of the reporting period, including actual experience and any assumption updates. Annually, or as circumstances warrant, a comprehensive review of assumptions is conducted, and assumptions are revised as appropriate. If assumptions are revised, the amortization rate is calculated using revised assumptions such that the effect of revised assumptions is recognized prospectively as of the beginning of that reporting period.

Unamortized deferred acquisition costs are written off when a contract is internally replaced and substantially changed. Substantially unchanged contracts are treated as a continuation of the replaced contract, with no change to the unamortized deferred acquisition costs at the time of the replacement.

The following table presents the roll-forward of the deferred acquisition costs (in millions). The current period amortization is based on the end of the period estimates of mortality and persistency. The amortization pattern is revised on a prospective basis at the beginning of the period based on the period’s actual experience.

	Years Ended December 31,
	2022	2021(1)
Variable Annuities
Balance, beginning of period	$13,364	$13,725
Change in accounting principle	—	151
Deferrals of acquisition costs	544	779
Amortization	(1,209)	(1,291)
Variable Annuities balance, end of period	$12,699	$13,364

Reconciliation of total deferred acquisition costs
Variable Annuities balance, end of period	$12,699	$13,364
Other product lines, end of period	224	161
Total balance, end of period	$12,923	$13,525
(1) See Note 2 of the Notes to Consolidated Financial Statements for the transition to LDTI impact to the 2021 beginning of period balance for DAC .
The assumptions used in the amortization of deferred acquisition costs consists of mortality and persistency. We have undertaken a comprehensive review of the assumptions used in the amortization of deferred acquisition costs, and we did not make any changes to the mortality or persistency as our current assumptions were materially consistent with our actual experience.

Part II | Item 8. Notes to Consolidated Financial Statements | 7. Deferred Acquisition Costs and Deferred Sales Inducements
Deferred Acquisition Costs - Prior to the Adoption of LDTI
Under prior accounting guidance, certain costs that were directly related to the successful acquisition of new or renewal insurance business were capitalized as DAC. These costs primarily pertained to commissions and certain costs associated with policy issuance and underwriting. All other acquisition costs were expensed as incurred.

DAC are increased by interest thereon and amortized into income in proportion to anticipated premium revenues for traditional life policies and in proportion to estimated gross profits, including net gains (losses) on derivatives and investments, for annuities and interest-sensitive life products. Due to volatility of certain factors that affect gross profits, including net gains (losses) on derivatives and investments, amortization may be a benefit or a charge in any given period. In the event of negative amortization, the related DAC balance is capped at the initial amount capitalized, plus interest. Unamortized DAC are written off when a contract is internally replaced and substantially changed. DAC is reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of DAC. Any amount deemed unrecoverable is written off with a charge through DAC amortization. See below for discussion related to the Athene Reinsurance Transaction write-off in 2020.

As available-for-sale debt securities are carried at fair value, an adjustment was made to DAC equal to the change in amortization that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on available-for-sale debt securities, net of applicable tax, was credited or charged directly to equity as a component of other comprehensive income.

For variable annuity business, the Company employed a mean reversion methodology that was applied with the objective of adjusting the amortization of DAC that would otherwise have been highly volatile due to fluctuations in the level of future gross profits arising from changes in equity market levels. The mean reversion methodology achieved this objective by applying a dynamic adjustment to the assumption for short-term future investment returns.

The Company evaluated the recoverability of previously established DAC assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining DAC on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of DAC for the year ended December 31, 2020 included a write-off of $626 million, related to the blocks of fixed and fixed-index annuity business, as a result of the Athene Reinsurance Transaction. See Note 8 of the Notes to Consolidated Financial Statements for a description of the Athene Reinsurance Transaction.

The following table presents the roll-forward of deferred acquisition costs (in millions) prior to the adoption of LDTI:

Year Ended December 31,
2020
Balance, beginning of period	$12,337
Deferrals of acquisition costs	738
Amortization	533
Unrealized investment (gains) losses	289
Balance, end of period	13,897

Deferred Sales Inducements - Post the Adoption of LDTI

Certain sales inducement costs that are directly related to the successful acquisition of new or renewal insurance business are capitalized as DSI. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities are capitalized as DSI and included in other assets.

Contracts are grouped into cohorts by contract type and issue year consistent with the groupings used in estimating the associated liability. DSI are amortized into expense on a constant level basis over the expected term of the grouped contracts. For traditional and limited-payment insurance contracts, amortization is determined based on projected in force amounts. For non-traditional contracts, amortization is determined based on projected policy counts.

Part II | Item 8. Notes to Consolidated Financial Statements | 7. Deferred Acquisition Costs and Deferred Sales Inducements
The expected term used to amortize DSI is determined using best estimate assumptions, including mortality and persistency, consistent with the best estimate assumptions used to determine the reserve for future policy benefits, market risk benefits, and additional liabilities for applicable contracts. For amortization of DSI related to contracts without these balances, assumptions used to determine expected term are developed in a similar manner. The amortization rate is determined using all information available as of the end of the reporting period, including actual experience and any assumption updates. Annually, or as circumstances warrant, a comprehensive review of assumptions is conducted, and assumptions are revised as appropriate. If assumptions are revised, the amortization rate is calculated using revised assumptions such that the effect of revised assumptions is recognized prospectively as of the beginning of that reporting period.

Unamortized DSI are written off when a contract is internally replaced and substantially changed. Substantially unchanged contracts are treated as a continuation of the replaced contract, with no change to the unamortized DSI at the time of the replacement.

The balances of and changes in deferred sales inducements, which are reported in other assets, were as follows (in millions):

	Years Ended December 31,
	2022	2021
Balance, beginning of year	$80	$77
Change in accounting principle	—	3
Deferrals of sales inducements	4	8
Amortization	(8)	(8)
Balance, end of year	76	80
Deferred Sales Inducements - Prior to the Adoption of LDTI
Certain sales inducement costs that were directly related to the successful acquisition of new or renewal insurance business were capitalized as DSI. Bonus interest on deferred fixed annuities and contract enhancements on fixed index annuities and variable annuities were capitalized as DSI and included in other assets. DSI were increased by interest thereon and amortized into income in proportion to estimated gross profits, including net gains (losses) on derivatives and investments. DSI were reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts. Any amount deemed unrecoverable was written off with a charge through DSI amortization.
The Company evaluated the recoverability of previously established DSI assets in accordance with ASC 944-30-35-22. The Company determined it was appropriate to immediately write-off the remaining DSI costs on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing. Accordingly, amortization of DSI costs for the year ended December 31, 2020, included a write-off of $138 million, related to the blocks of fixed and fixed-index annuity business, as a result of the Athene Reinsurance Transaction.
The balances of and changes in deferred sales inducements, which are reported in other assets, prior to the adoption of LDTI were as follows (in millions):

Year Ended December 31,
2020
Balance, beginning of year	$140
Deferrals of sales inducements	1
Amortization	(152)
Unrealized investment losses (gains)	88
Balance, end of year	77

8.     Reinsurance

The Company, through its subsidiary insurance companies, assumes and cedes reinsurance from and to other insurance companies to limit losses from large exposures. However, if the reinsurer is unable to meet its obligations, the originating issuer of the coverage retains the liability. The Company reinsures certain of its risks to other reinsurers under a coinsurance, coinsurance with funds withheld, modified coinsurance, or yearly renewable term basis. The Company regularly monitors the financial strength ratings of its reinsurers.

Part II | Item 8. Notes to Consolidated Financial Statements | 8. Reinsurance
Athene Reinsurance

Jackson has ceded a block of fixed and fixed index annuity contracts on a 100% coinsurance with funds withheld agreement with Athene. The funds withheld investments, which primarily consist of bonds, mortgage loans, limited partnerships, and cash and cash equivalents, are maintained in a segregated account and are subject to an investment management agreement between Jackson and Apollo Insurance Solutions Group LP (“Apollo”), which merged with Athene in 2022.

To further support its obligations under the coinsurance Agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and established a trust account for Jackson’s benefit, which had a book value of approximately $212 million at December 31, 2022.

The Athene Reinsurance Agreement required Jackson to establish a segregated account in which the investments supporting the ceded obligations are maintained. While the economic benefits of the investments flow to Athene, Jackson retains physical possession and legal ownership of the investments supporting the reserve. Upon closing of the transaction, Jackson placed investments into the segregated account with a statutory book value of $25.6 billion. The investments maintained in the segregated account are valued at statutory carrying value for purposes of determining periodic settlement amounts under the Athene Reinsurance Agreement. Further, the investments in the segregated account are not available to settle any policyholder obligations other than those specifically covered by the Athene Reinsurance Agreement and are not available to settle obligations to general creditors of Jackson. The profit and loss with respect to obligations ceded to Athene are included in periodic net settlements pursuant to the Athene Reinsurance Agreement.

As a result of this transaction, which occurred in 2020, prior to the adoption of LDTI, the Company evaluated the recoverability of previously established deferred acquisition costs, deferred sales inducement assets, and of cost of reinsurance assets in accordance with ASC 944-30-35-22. The Company’s accounting policy includes reinsurance balances when evaluating recoverability of DAC and DSI. Accordingly, the Company determined it was appropriate to immediately write-off the remaining DAC, DSI and the cost of reinsurance on the business reinsured to Athene as no future profits will be recognized on this business at this aggregated level of recoverability testing.

The following table summarizes the impact of the Athene Reinsurance Transaction on the Consolidated Income Statements (in millions):

December 31, 2020
Contractual ceding commission	$1,202
Cost of reinsurance write-off (1)	(2,520)
DAC and DSI write-off	(764)
Total pretax loss on Athene Reinsurance Transaction	$(2,082)
(1) Cost of reinsurance reflects the net impact of the fair value of assets of $30.1 billion and ceded reserves of $27.6 billion.

Pursuant to the Athene Reinsurance Agreement, the Company holds certain assets as collateral. At December 31, 2022 and 2021, assets held as collateral in the segregated custody account were $19.4 billion and $25.4 billion, respectively.

Swiss Re Reinsurance

Jackson has three retrocession reinsurance agreements (“retro treaties”) with Swiss Reinsurance Company Ltd. (“SRZ”). Pursuant to these retro treaties, Jackson ceded to SRZ on a 100% coinsurance with funds withheld basis, subject to pre-existing reinsurance with other parties, certain blocks of business. As a result of the reinsurance agreements with SRZ, Jackson withholds certain assets, primarily in the form of policy loans and debt securities, as collateral for the reinsurance recoverable.

The Company has also acquired certain blocks of business that are closed to new business and wholly ceded to non-affiliates. These include both direct and assumed accident and health business, direct and assumed life insurance business, and certain institutional annuities.

Part II | Item 8. Notes to Consolidated Financial Statements | 8. Reinsurance
GMIB Reinsurance

The Company’s guaranteed minimum income benefits (GMIBs) are reinsured with an unrelated party. GMIB reinsured benefits are subject to aggregate annual claim limits. Deductibles also apply on reinsurance of GMIB business issued since March 1, 2005. The Company discontinued offering the GMIB in 2009.

Assumed and Ceded Premiums and Benefit Paid or Provided

Assumed and ceded premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premium income and benefit expenses are reported net of reinsurance assumed and ceded.

The effect of reinsurance on premiums and benefits was as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	For the Years Ended December 31,
	2022	2021	2020
Premiums
Direct	$360	$407	$336
Assumed	40	42	47
Ceded	(268)	(301)	(196)
Total premium	$132	$148	$187

Benefits
Direct	$1,718	$1,500	$1,611
Assumed	868	880	749
Ceded	(921)	(830)	(666)
Change in reserves, net of reinsurance	(603)	(625)	(332)
Total benefits	$1,062	$925	$1,362

Reinsurance Recoverables and Reinsured Market Risk Benefits

Ceded reinsurance agreements are reported on a gross basis on the Company’s Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other assets or liabilities for amounts, such as premiums, owed to or due from reinsurers.

Reinsurance recoverables relating to reinsurance of traditional and limited-payment contracts are required to be recognized and measured in a manner consistent with the liabilities relating to the underlying reinsured contracts, including using consistent assumptions. Reinsurance contracts may be executed subsequent to the direct contract issue dates, and market interest rates may have changed between the date that the underlying insurance contracts were issued and the date the reinsurance contract is recognized in the financial statements, resulting in the underlying discount rate differing between the direct and reinsured business.

The Company regularly monitors the financial strength ratings of its reinsurers. At December 31, 2022 and 2021, the Company had ACL of $15 million and $12 million, respectively, on its reinsurance recoverables, which are reported net of ACL on the Consolidated Balance Sheets. The ACL considers the credit quality of the reinsurer and is generally determined based on probability of default and loss given default assumptions, after considering any applicable collateral arrangements. For reinsurance recoverables that are collateralized, and the amount of collateral is expected to be adjusted as necessary as a result of fair value changes in the collateral, the Company determines that the expectation of nonpayment of the carrying value of the reinsurance recoverable is zero. If the fair value of the collateral at the reporting date is less than the carrying value of the reinsurance recoverable, the Company recognizes an ACL on the difference between the fair value of the collateral at the reporting date and the carrying value of the reinsurance recoverable. Additions to or releases of the ACL are reported in death, other policyholder benefits, and changes in reserves, net of deferrals in the Consolidated Income Statements.

Part II | Item 8. Notes to Consolidated Financial Statements | 8. Reinsurance
Reinsurance recoverable on market risk benefits are recognized at fair value. The change in the fair value of reinsurance recoverable on market risk benefits, including the change in fair value due to the change in third-party credit risk (i.e., credit risk of the reinsurer), is recognized in current period earnings within market risk benefit (gains) losses, net.

The Company’s reinsurance contract that cedes only the GMIB elected on certain variable annuity products is classified as a reinsurance recoverable on market risk benefits. These reinsured MRBs may have direct MRB balances recorded as either assets or liabilities; however, because the unit of account for the reinsured MRB is the reinsurance contract, the ceded MRB is presented in total within reinsurance recoverable on market risk benefits. The fees used to determine the fair value of the reinsurance recoverable on market risk benefits are those defined in the reinsurance contract.

Guaranteed benefits related to the optional lifetime income rider offered on certain fixed index annuities are market risk benefits that are reinsured with Athene. The reinsured market risk benefit is measured using a non-option valuation approach which uses cash flow assumptions and an attributed fee ratio consistent with those used to measure the market risk benefit on the direct contract and a discount rate that considered the reinsurer’s credit risk. The attributed fee is locked-in at inception of the contract.

Components of the Company’s reinsurance recoverable excluding market risk benefits were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Reserves:
Life	$5,307	$5,724
Accident and health	482	712
Annuity benefits (1)	22,470	25,572
Claims liability and other product lines	787	826
Total	$29,046	$32,834
(1)     Other annuity benefits primarily attributable to fixed and fixed index annuities reinsured with Athene.

Components of the Company’s reinsurance recoverable on market risk benefits were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Variable annuity	$183	$284
Other product lines	38	99
Total	$221	$383

Reinsurance and Funds Withheld Payable Under Reinsurance Treaties

Under the reinsurance agreement with Athene and the retro treaties with SRZ, the Company maintains ownership of the underlying investments instead of transferring them to the reinsurer and, as a result, records a funds withheld liability payable to the reinsurer. Investment returns earned on withheld assets are paid by the Company to the reinsurer, pursuant to the terms of the agreements. Investment income and net gains (losses) on derivatives and investments are reported net of gains or losses on the funds withheld payable under reinsurance treaties.

The amounts credited to reinsurers on the funds withheld payable is based on the return earned on those assets which is subject to the credit risk of the original issuer of the instrument rather than Jackson’s own creditworthiness, which results in an embedded derivative (total return swap).

Part II | Item 8. Notes to Consolidated Financial Statements | 8. Reinsurance
Funds withheld under reinsurance agreement with Athene

The Company recognizes a liability for the embedded derivative related to the funds withheld under the reinsurance agreement with Athene within funds withheld payable under reinsurance treaties in the Consolidated Balance Sheets. The embedded derivative is measured at fair value with changes in fair value reported in net gains (losses) on derivatives and investments in the Consolidated Income Statements. At inception of the reinsurance agreement with Athene, the fair value of the withheld investments differed from their book value and, accordingly, while the investments are held, the amortization of this difference is reported in net gains (losses) on derivatives and investments in the Consolidated income Statements.

Funds withheld under reinsurance agreements with SRZ

At execution of the retro treaties with SRZ, the Company elected the fair value option for the withheld assets, as well as the related funds withheld payable. Accordingly, the embedded derivative is not bifurcated or separately measured. The funds withheld payable is measured at fair value with changes in fair value reported in net gains (losses) on derivatives and investments. The fair value of the funds withheld payable is equal to the fair value of the assets held as collateral.

The following assets and liabilities were held in support of reserves associated with the Company’s funds withheld reinsurance agreements and were reported in the respective financial statement line items in the Consolidated Balance Sheets (in millions):

	December 31,
	2022	2021
Assets
Debt securities, available-for-sale	$13,622	$19,094
Debt securities, at fair value under the fair value option	159	164
Equity securities	77	116
Mortgage loans	4,127	4,739
Mortgage loans, at fair value under the fair value option	582	—
Policy loans	3,435	3,483
Freestanding derivative instruments, net	78	37
Other invested assets	793	715
Cash and cash equivalents	260	438
Accrued investment income	166	162
Other assets and liabilities, net	(73)	(56)
Total assets (1)	$23,226	$28,892

Liabilities
Funds held under reinsurance treaties (2)	$22,957	$29,007
Total liabilities	$22,957	$29,007
(1)     Certain assets are reported at amortized cost while the fair value of those assets is reported in the embedded derivative in the funds withheld liability.
(2) Includes funds withheld embedded derivative asset (liability) of $3,158 million and $(120) million at December 31, 2022 and 2021, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 8. Reinsurance
The sources of income related to funds withheld under reinsurance treaties reported in net investment income in the Consolidated Income Statements were as follows (in millions):

	Years Ended December 31,
	2022	2021	2020
Debt securities (1)	$680	$762	$490
Equity securities	(34)	5	2
Mortgage loans (2)	231	179	51
Policy loans	312	314	315
Limited partnerships	149	35	—
Other investment income	1	—	—
Total investment income on funds withheld assets	1,339	1,295	858
Other investment expenses on funds withheld assets (3)	(85)	(107)	(66)
Total net investment income on funds withheld reinsurance treaties	$1,254	$1,188	$792

(1) Includes $(10) million, $(3) million, and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to the change in fair value for securities carried under the fair value option.
(2) Includes $(7) million for the year ended December 31, 2022, and nil for the years ended December 31, 2021 and 2020 respectively, related to the change in fair value for mortgage loans carried under the fair value option.
(3)    Includes management fees.

The gains and losses on funds withheld reinsurance treaties as a component of net gains (losses) on derivatives and investments in the Consolidated Income Statements were as follows (in millions):

	Years Ended December 31,
	2022	2021	2020
Available-for-sale securities
Realized gains on sale	$43	$536	$2,074
Realized losses on sale	(54)	(52)	(12)
Credit loss expense	(26)	(1)	—
Gross impairments	—	—	(2)
Credit loss expense on mortgage loans	15	23	(47)
Other	(62)	(29)	4
Net gains (losses) on non-derivative investments	(84)	477	2,017
Net gains (losses) on derivative instruments	93	58	(228)
Net gains (losses) on funds withheld payable under reinsurance treaties (1)	2,177	(556)	(1,349)
Total net gains (losses) on derivatives and investments	$2,186	$(21)	$440

(1) Includes the Athene Embedded Derivative gain (loss) of $3,278 million, $707 million and $(827) million for the years ended December 31, 2022, 2021 and 2020, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
9.    Reserves for Future Policy Benefits and Claims Payable

This note is recast for the adoption of LDTI for 2022 and 2021.

Reserves for Future Policy Benefits

For non-participating traditional and limited-payment insurance contracts, the reserve for future policy benefits represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders in future periods and certain related expenses less the present value of estimated future net premiums.

Reserves for future policy benefits for non-participating traditional and limited-payment insurance contracts are measured using the net premium ratio (NPR) measurement model. The NPR measurement model accrues for future policy benefits in proportion to the premium revenue recognized. The reserve for future policy benefits is derived from the Company's best estimate of future net premium and future benefits and expenses, which is based on best estimate assumptions including mortality, persistency, claims expense, and discount rate. On an annual basis, or as circumstances warrant, we conduct a comprehensive review of our current best estimate assumptions based on our experience, industry benchmarking, and other factors, as applicable. Expense assumptions are updated based on estimates of expected non-level costs, such as termination or settlement costs, and costs after the premium-paying period and exclude acquisition costs or any costs that are required to be charged to expenses as incurred. Updates to assumptions are applied on a retrospective basis, and the change in the reserve for future policy benefits resulting from updates to assumptions is reported separately on the Consolidated Income Statements within the (Gain) loss from updating future policy benefits cash flow assumptions, net. Each reporting period the reserve for future policy benefits is updated to reflect actual experience to date.

The Company establishes cohorts, which are groupings used to measure reserves for future policy benefits. In determining cohorts, the Company considered both qualitative and quantitative factors, including the issue year, type of product, product features, and legal entity.

The discount rate used to estimate reserves for future policy benefits is consistent with an upper-medium grade (low-credit risk) fixed-income corporate instrument yield, which has been interpreted to represent a single-A corporate instrument yield. This discount rate curve is determined by fitting a parametric function to yields to maturity and related times to maturity of market observable single-A rated corporate instruments. The discount rate used to recognize interest accretion on the reserves for future policy benefits is locked at the initial measurement of the cohort. Each reporting period, the reserve for future policy benefits is remeasured using the current discount rate. The difference between the reserve calculated using the current discount rate and the reserve calculated using the locked-in discount rate is recorded in other comprehensive income.

For limited-payment insurance contracts, premiums are paid over a period shorter than the period over which benefits are provided. Gross premiums received in excess of the net premium are deferred and recognized as a deferred profit liability ("DPL"). The DPL is included within the reserve for future policy benefits and profits are recognized in income as a component of benefit expenses on a constant relationship with the amount of expected future benefit payments. Interest is accreted on the balance of the DPL using the discount rate locked in at the initial measurement of the cohort. Measurement of the DPL uses best estimate assumptions for mortality. These assumptions are similarly subject to the annual review process discussed above.

Additional Liabilities - Universal Life-type

For universal life-type insurance contracts, a liability is recognized for the policyholder’s account value as discussed further in Note 10 of the Notes to Consolidated Financial Statements. Where these contracts provide additional benefits beyond the account balance or base insurance coverage that are not market risk benefits or embedded derivatives, liabilities in addition to the policyholder’s account value are recognized. These additional liabilities for annuitization, death and other insurance benefits are reported within reserves for future policy benefits and claims payable. The methodology uses a benefit ratio defined as a constant percentage of the assessment base. This ratio is multiplied by current period assessments to determine the reserve accrual for the period. The assumptions used in the measurement of the additional liabilities for annuitization, death and other insurance benefits are based on best estimate assumptions including mortality, persistency, investment returns, and discount rates. These assumptions are similarly subject to the annual review process discussed above. As available-for-sale debt securities are carried at fair value, an adjustment is made to these additional liabilities equal to the

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
change in liability that would have occurred if such securities had been sold at their stated fair value and the proceeds reinvested at current yields. This adjustment, along with the change in net unrealized gains (losses) on available-for-sale debt securities, net of applicable tax, is credited or charged directly to equity as a component of other comprehensive income.

See Note 10 of the Notes to Consolidated Financial Statements for more information regarding other contract holder funds.

Other Future Policy Benefits and Claims Payable

In conjunction with a prior acquisition, the Company recorded a fair value adjustment at acquisition related to certain annuity and interest-sensitive liability blocks of business to reflect the cost of the interest guarantees within the in-force liabilities, based on the difference between the guaranteed interest rate and an assumed new money guaranteed interest rate at acquisition. This adjustment is included in other future policy benefits and claims payable as disclosed in the table below. This liability is remeasured at the end of each period, taking into account changes in the in-force block. Any resulting change in the liability is recorded as a Gain (loss) from updating future policy benefits cash flow assumptions, net through the Consolidated Income Statements.

In addition, annuity and life claims liabilities in course of settlement are included in other future policy benefits and claims payable as disclosed in the table below.

The following table summarizes the Company’s reserves for future policy benefits and claims payable balances (in millions):

	December 31,
	2022	2021
Reserves for future policy benefits
Payout Annuities	$1,042	$1,249
Closed Block Life	4,161	5,449
Closed Block Annuity	4,434	5,739
Reserves for future policy benefits	9,637	12,437
Additional liabilities
Closed Block Life	1,131	1,173
Other future policy benefits and claims payable	1,550	1,580
Reserves for future policy benefits and claims payable	$12,318	$15,190

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
The following tables present the roll-forward of components of reserves for future policy benefits (in millions):

	Present Value of Expected Net Premiums
	Year Ended December 31,			Year Ended December 31,
	2022			2021
	Payout	Closed Block	Closed Block	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity	Annuities	Life	Annuity
Balance, beginning of year	$—	$1,464	$—	$—	$1,440	$—
Beginning of period cumulative effect of changes in discount rate assumptions	—	(157)	—	—	(191)	—
Beginning balance at original discount rate	—	1,307	—	—	1,249	—
Effect of changes in cash flow assumptions	—	242	—	—	—	—
Effect of actual variances from expected experience	—	1	—	—	146	—
Balance adjusted for variances from expectation	—	1,550	—	—	1,395	—
Issuances	—	6	—	—	4	—
Interest accrual	—	39	—	—	48	—
Net premiums collected	—	(147)	—	—	(140)	—
Ending balance at original discount rate	—	1,448	—	—	1,307	—
End of period cumulative effect of changes in discount rate assumptions	—	(161)	—	—	157	—
Balance, end of year	$—	$1,287	$—	$—	$1,464	$—

	Present Value of Expected Future Policy Benefits
	Year Ended December 31,			Year Ended December 31,
	2022			2021
	Payout	Closed Block	Closed Block	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity	Annuities	Life	Annuity
Balance, beginning of year	$1,249	$6,913	$5,739	$1,296	$7,647	$6,343
Beginning of period cumulative effect of changes in discount rate assumptions	(84)	(349)	(689)	(143)	(660)	(997)
Beginning balance at original discount rate (including DPL of $38, $0 and $459 in 2022, and, $46, $0 and $452 in 2021 for payout annuities, closed block life and closed block annuity, respectively)	1,165	6,564	5,050	1,153	6,987	5,346
Effect of changes in cash flow assumptions	4	331	(15)	—	—	—
Effect of actual variances from expected experience	(37)	38	(34)	(54)	193	(3)
Balance adjusted for variances from expectation	1,132	6,933	5,001	1,099	7,180	5,343
Issuances	126	14	4	146	12	6
Interest accrual	40	209	210	42	220	222
Benefits payments	(124)	(750)	(506)	(122)	(848)	(521)
Ending balance of original discount rate (including DPL of $40, $0 and $671 in 2022, and, $38, $0 and $459 in 2021 for payout annuities, closed block life and closed block annuity, respectively)	1,174	6,406	4,709	1,165	6,564	5,050
End of period cumulative effect of changes in discount rate assumptions	(132)	(958)	(275)	84	349	689
Balance, end of year	$1,042	$5,448	$4,434	$1,249	$6,913	$5,739

Reserves for future policy benefits	1,042	4,161	4,434	1,249	5,449	5,739
Less: Reinsurance recoverable	71	2,263	2	51	2,855	2
Reserves for future policy benefits, after reinsurance recoverable	$971	$1,898	$4,432	$1,198	$2,594	$5,737

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
The following table presents the weighted average duration of the reserves for future policy benefits. The weighted average duration represents average cohort-level duration weighted by the benefit reserves amount:

	Payout	Closed Block	Closed Block
	Annuities	Life	Annuity
December 31, 2022
Weighted average duration (years)	6.9	7.8	7.0
December 31, 2021
Weighted average duration (years)	7.8	9.5	8.5

The significant assumptions used in the future policy benefits calculation consist of mortality, persistency, and discount rate. We have undertaken a comprehensive review of the significant assumptions used in the future policy benefits calculation. No significant changes were made to the mortality or persistency assumptions during 2021. During 2022, increase in benefits from active life reserves for certain Closed Block Life policies resulted in an increase in the liability for future policy benefits. However, this business is fully reinsured, resulting in no impact to the Company. No other significant changes were made during 2022.

The discount rate assumption was updated based on current market data. Discount rates increased in the first quarter of 2021 primarily due to the increase in risk-free rates, but then remained stable through the remainder of 2021. Discount rates increased substantially throughout 2022 primarily due to increases in risk-free rates which resulted in a decrease in the liability for future policy benefits. Refer to the roll-forward above for further details.

The following table presents the amount of undiscounted and discounted expected future gross premiums and expected future benefit payments for future policy benefits for non-participating traditional and limited-payment insurance contracts (in millions). The discounted premiums are calculated using the current discount rate, while the undiscounted cash flows represent the gross cash flows before any discounting is applied:

	December 31,
	2022		2021
	Undiscounted	Discounted	Undiscounted	Discounted
Payout Annuities
Expected future benefit payments	$1,542	$999	$1,525	$1,210
Expected future gross premiums	—	—	—	—
Closed Block Life
Expected future benefit payments	8,751	5,578	8,853	7,050
Expected future gross premiums	5,976	3,489	6,174	4,611
Closed Block Annuity
Expected future benefit payments	5,834	3,729	6,799	5,256
Expected future gross premiums	$—	$—	$—	$—

The following table presents the amount of revenue and interest related to non-participating traditional and limited-pay insurance contracts recognized in the Consolidated Income Statements (in millions):

	Gross Premiums		Interest Expense
	Years Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Payout Annuities	$10	$16	$40	$42
Closed Block Life	390	433	170	172
Closed Block Annuity	—	—	210	222
Total	$400	$449	$420	$436

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
The following table presents the weighted average interest rate for the reserves for future policy benefits at the cohort's level for the locked-in discount rate (interest accretion rate), and current discount rate, weighted by the cohort's benefit reserve amount:

	December 31,
	2022	2021
Payout Annuities
Interest accretion rate	3.71%	3.63%
Current discount rate	5.40%	2.58%
Closed Block Life
Interest accretion rate	3.01%	3.10%
Current discount rate	5.34%	2.63%
Closed Block Annuity
Interest accretion rate	4.40%	4.40%
Current discount rate	5.41%	2.65%

The following table presents a roll-forward of Closed Block Life additional liabilities for annuitization, death and other insurance benefits (in millions):

	Years Ended December 31,
	2022	2021
Balance, beginning of year	$1,173	$1,185
Beginning of period cumulative effect of changes in shadow adjustments	(14)	(37)
Beginning balance excluding shadow	1,159	1,148
Effect of changes in cash flow assumptions	6	—
Effect of actual variances from expected experience	58	57
Issuances	—	—
Interest accrual	56	56
Net assessments collected	(107)	(102)
Effect of changes in discount rate assumptions	—	—
Ending balance excluding shadow	1,172	1,159
End of period cumulative effect of changes in shadow adjustments	(41)	14
Balance, end of year	$1,131	$1,173

The following table presents the weighted average duration of Closed Block Life additional liabilities for annuitization, death and other insurance benefits. The weighted average duration represents average cohort-level duration weighted by the benefit reserves amount:

	December 31,
	2022	2021
Weighted average duration (years)	8.1	7.7

The significant assumptions used in the additional liability for annuitization, death and other insurance benefits calculation consist of mortality, persistency, investment returns, and crediting rate. We have undertaken a comprehensive review of the significant assumptions used in the additional liability for annuitization, death and other insurance benefits calculation, and did not make any significant changes to the mortality, persistency, investment returns, or crediting rates in 2022 or 2021.

Part II | Item 8. Notes to Consolidated Financial Statements | 9. Reserves for Future Policy Benefits and Claims Payable
The following table presents assessments and interest expense of Closed Block Life additional liabilities for annuitization, death and other insurance benefits recognized in the Consolidated Income Statements (in millions):

	Assessments		Interest Expense
	Years Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Additional liability for annuitization, death and other insurance benefits	$(107)	$(102)	$56	$56

The following table presents the weighted average current discount rate of Closed Block Life additional liabilities for annuitization, death and other insurance benefits, applied at the cohort level weighted by reserve benefit amount:

	December 31,
	2022	2021
Weighted average current discount rate	4.96%	4.93%

10.    Other Contract Holder Funds

This note is recast for the adoption of LDTI for 2022 and 2021.

Other contract holder funds represent the policyholder account balance on our universal life-type products, investment contracts, and the fair value of the embedded derivatives associated with the indexed crediting features on our fixed index annuities and registered index-linked annuities.

Universal life type contracts have an account balance as a principal component in which interest is credited to policyholders and assessments are deducted for mortality risk and contract administration. The account balance is recognized as a liability within other contract holder funds, and the liability is updated each period for fee and assessment deductions and increased for interest or returns credited to the account balance.

Certain of our universal life type contracts contain features that are not classified as market risk benefits or embedded derivatives but provide additional benefits beyond the account balance or base insurance coverage for which a liability in addition to the account balance is necessary. These additional liabilities for death or other insurance benefits are reported as a component of reserves for future policy benefits and claims payable in the Consolidated Balance Sheets. See Note 9 of the Notes to the Consolidated Financial Statements for more information regarding these additional liabilities.

Certain contracts without significant mortality or morbidity risk and certain annuities that lack insurance risk are treated as investment contracts. As investment contracts, payments received are reported as liabilities and accounted for in a manner that is consistent with the accounting for interest-bearing or other financial instruments, within other contract holder funds.

The Company issues a variety of annuity products including fixed annuities, fixed index annuities, registered index linked annuities, variable annuities and payout annuities. For annuity contracts that are classified as investment contracts, the liability is the account balance as of the reporting date, reported within the other contract holder funds. For the variable annuity products only the allocations to fixed fund options are reported in other contract holder funds.

For our fixed index annuities and registered index linked annuities, the equity-linked option issued by the Company is accounted for as an embedded derivative measured at fair value and reported as a component of other contract holder funds on the Consolidated Balance Sheets with changes in fair value recorded in net income within net gains (losses) on derivatives and investments. The fair value is determined using an option-budget method with capital market inputs of market index returns and discount rates as well as actuarial assumptions including lapse, mortality and withdrawal rates. Favorable equity market movements cause increases in future contract holder benefits, resulting in an increase in the fair value of the embedded derivative liability (and vice versa). The Company also establishes a host contract reserve to support the underlying guaranteed account value growth. This host contract liability is included as a component of other contract holder funds on the Consolidated Balance Sheets. Interest is accreted to the host contract liability using an effective yield method.

Our annuity products may contain certain features or guarantees that are classified as market risk benefits. These market risk benefits are a component of the market risk benefits line items in the Consolidated Balance Sheet. See Note 12 of the Notes to Consolidated Financial Statements for more information regarding market risk benefits.

Part II | Item 8. Notes to Consolidated Financial Statements | 10. Other Contract Holder Funds

The Company’s institutional products business is comprised of the guaranteed investment contracts, medium-term funding agreement-backed notes and funding agreements (including agreements issued in conjunction with the Company’s participation in the U.S. Federal Home Loan Bank ("FHLB") program) described below.

The Company has established a $27 billion aggregate Global Medium-Term Note ("MTN") program. Jackson National Life Global Funding was formed as a statutory business trust, solely for the purpose of issuing Medium-Term Note instruments to institutional investors, the proceeds of which are deposited with the Company and secured by the issuance of funding agreements. The carrying values at December 31, 2022 and 2021 totaled $5.9 billion and $6.0 billion, respectively.

Those Medium-Term Note instruments issued in a foreign currency have been hedged for changes in exchange rates using cross-currency swaps. The unrealized foreign currency gains and losses on those Medium-Term Note instruments are included in the carrying value of the trust instruments supported by funding agreements.

Trust instrument liabilities are adjusted to reflect the effects of foreign currency translation gains and losses using exchange rates as of the reporting date. Foreign currency translation gains and losses are included in net gains (losses) on derivatives and investments.

Jackson is a member of the FHLBI primarily for the purpose of participating in the bank’s mortgage-collateralized loan advance program with long-term funding facilities. Advances are in the form of long-term notes or funding agreements issued to FHLBI. At December 31, 2022 and 2021, the Company held $146 million and $125 million of FHLBI capital stock, respectively, supporting $2.1 billion and $2.0 billion in funding agreements and long-term borrowings at December 31, 2022 and 2021, respectively.

The following table presents the liabilities for other contract holder funds (in millions):

	December 31,
	2022	2021
Payout Annuity	$837	$831
Variable Annuity	10,259	9,456
Fixed Annuity	11,696	13,185
Fixed Indexed Annuities	11,787	13,161
RILA	1,875	110
Closed Block Life	11,215	11,570
Closed Block Annuity	1,319	1,394
Institutional Products	9,019	8,830
Other Product Lines	183	184
Total other contract holder funds	$58,190	$58,721

The following table presents a roll-forward of other contract holder funds, gross of reinsurance (in millions):

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity	Total
Balance as of December 31, 2021	$831	$9,456	$13,185	$13,161	$110	$11,570	$1,394	$49,707
Deposits	213	1,350	276	126	1,811	320	9	4,105
Surrenders, withdrawals and benefits	(230)	(1,492)	(2,017)	(1,414)	(8)	(766)	(118)	(6,045)
Net transfers from (to) separate accounts	—	870	—	—	—	—	—	870
Investment performance / change in value of equity option	—	—	—	(302)	(37)	—	—	(339)
Interest credited	20	168	389	238	2	659	48	1,524
Policy charges and other	3	(93)	(137)	(22)	(3)	(568)	(14)	(834)
Balance as of December 31, 2022	$837	$10,259	$11,696	$11,787	$1,875	$11,215	$1,319	$48,988

Part II | Item 8. Notes to Consolidated Financial Statements | 10. Other Contract Holder Funds

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity	Total
Balance as of January 1, 2021	$838	$10,094	$14,000	$14,028	$—	$11,836	$1,456	$52,252
Deposits	203	1,490	208	117	108	342	11	2,479
Surrenders, withdrawals and benefits	(230)	(1,816)	(1,318)	(1,464)	—	(699)	(120)	(5,647)
Net transfers from (to) separate accounts	—	(384)	—	—	—	—	—	(384)
Investment performance / change in value of equity option	—	—	—	242	1	—	—	243
Interest credited	24	165	402	259	—	669	48	1,567
Policy charges and other	(4)	(93)	(107)	(21)	1	(578)	(1)	(803)
Balance as of December 31, 2021	$831	$9,456	$13,185	$13,161	$110	$11,570	$1,394	$49,707

The following table presents weighted average crediting rate, net amount at risk, and cash surrender value of contract holder account balances (dollars in millions):

				Fixed		Closed	Closed
	Payout	Variable	Fixed	Indexed		Block	Block
	Annuity	Annuity	Annuity	Annuities	RILA	Life	Annuity
December 31, 2022
Weighted-average crediting rate (1)	2.39%	1.64%	3.33%	2.02%	0.11%	5.88%	3.64%
Net amount at risk (2)	$—	$—	$—	$—	$—	$17,427	$—
Cash surrender value (3)	$—	$10,101	$11,573	$11,409	$1,728	$7,096	$1,319
December 31, 2021
Weighted-average crediting rate (1)	2.89%	1.74%	3.05%	1.97%	—%	5.78%	3.44%
Net amount at risk (2)	$—	$—	$—	$—	$—	$18,506	$—
Cash surrender value (3)	$—	$9,329	$13,003	$12,432	$102	$7,367	$1,394
(1) Weighted average crediting rate is the average crediting rate weighted by contract holder account balances invested in fixed account funds.
(2) Net amount at risk represents the standard excess benefit base for guaranteed death benefits on universal life type products. The net amount at risk associated with market risk benefits are presented within Note 12 of the Notes to Consolidated Financial Statements.
(3) Cash surrender value represents the amount of the contract holder’s account balance distributable at the balance sheet date less the applicable surrender charges.

At December 31, 2022 and 2021, excluding reinsurance business, approximately 92% and 93%, respectively, of the Company’s annuity account values correspond to crediting rates that are at the minimum guaranteed interest rates. At both of December 31, 2022 and 2021, excluding reinsurance business, approximately 65% of the Company’s closed block life account values correspond to crediting rates that are at the minimum guaranteed interest rates, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 10. Other Contract Holder Funds
The following table presents contract holder account balances invested in fixed account funds by range of guaranteed minimum crediting rates and the related range of the difference between rates being credited to other contract holder funds and the respective guaranteed minimums (in millions):

	December 31, 2022
	At Guaranteed	1 Basis Point-50	51 Basis Points-150	Greater Than 150
Range of Guaranteed Minimum Crediting Rate	Minimum	Basis Points Above	Basis Points Above	Basis Points Above	Total
Variable Annuities
0.00%-1.50%	$6,679	$32	$2	$75	$6,788
1.51%-2.50%	200	—	—	—	200
Greater than 2.50%	3,271	—	—	—	3,271
Total	$10,150	$32	$2	$75	$10,259

Fixed Annuities
0.00%-1.50%	$19	$76	$95	$—	$190
1.51%-2.50%	35	2	1	—	38
Greater than 2.50%	576	64	351	—	991
Total	$630	$142	$447	$—	$1,219

Fixed Indexed Annuities
0.00%-1.50%	$6	$17	$5	$40	$68
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	24	—	—	—	24
Total	$30	$17	$5	$40	$92

RILA
0.00%-1.50%	$10	$—	$7	$—	$17
1.51%-2.50%	$—	$—	$—	$—	—
Greater than 2.50%	—	—	—	—	—
Total	$10	$—	$7	$—	$17

Closed Block Life
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	4,566	1,868	619	14	7,067
Total	$4,566	$1,868	$619	$14	$7,067

Closed Block Annuity
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	1	10	11
Greater than 2.50%	980	159	21	—	1,160
Total	$980	$159	$22	$10	$1,171

Part II | Item 8. Notes to Consolidated Financial Statements | 10. Other Contract Holder Funds

	December 31, 2021
	At Guaranteed	1 Basis Point-50	51 Basis Points-150	Greater Than 150
Range of Guaranteed Minimum Crediting Rate	Minimum	Basis Points Above	Basis Points Above	Basis Points Above	Total
Variable Annuities
0.00%-1.50%	$5,964	$34	$3	$—	$6,001
1.51%-2.50%	206	—	—	—	206
Greater than 2.50%	3,249	—	—	—	3,249
Total	$9,419	$34	$3	$—	$9,456

Fixed Annuities
0.00%-1.50%	$20	$64	$78	$—	$162
1.51%-2.50%	38	2	2	—	42
Greater than 2.50%	468	67	361	—	896
Total	$526	$133	$441	$—	$1,100

Fixed Indexed Annuities
0.00%-1.50%	$6	$20	$—	$—	$26
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	30	—	—	—	30
Total	$36	$20	$—	$—	$56

RILA
0.00%-1.50%	$1	$—	$—	$—	$1
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	—	—	—	—	—
Total	$1	$—	$—	$—	$1

Closed Block Life
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	4,764	1,929	640	14	7,347
Total	$4,764	$1,929	$640	$14	$7,347

Closed Block Annuity
0.00%-1.50%	$—	$—	$—	$—	$—
1.51%-2.50%	—	—	1	10	11
Greater than 2.50%	1,032	171	21	—	1,224
Total	$1,032	$171	$22	$10	$1,235

Part II | Item 8. Notes to Consolidated Financial Statements | 11. Separate Account Assets and Liabilities
11.    Separate Account Assets and Liabilities

This note is recast for the adoption of LDTI for 2022 and 2021.

The Company issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities). The Company also issues variable annuity and life contracts through separate accounts where the Company contractually guarantees to the contract holder (variable contracts with guarantees) either a) return of no less than total deposits made to the account adjusted for any partial withdrawals, b) total deposits made to the account adjusted for any partial withdrawals plus a minimum return, or c) the highest account value on a specified anniversary date adjusted for any withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death (guaranteed minimum death benefits, or "GMDB"), at annuitization ("GMIB"), upon the depletion of funds ("GMWB") or at the end of a specified period ("GMAB"). These guarantees are classified as market risk benefits. See Note 12 of the Notes to Consolidated Financial Statements for more information regarding market risk benefits.

The separate account assets supporting the variable portion of both traditional variable annuities and variable contracts with guarantees are carried at fair value and reported as summary total separate account assets with an equivalent summary total reported for separate account liabilities. At December 31, 2022 and December 31, 2021, the assets and liabilities associated with variable life and annuity contracts were $196 billion and $249 billion, respectively. Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company.

Separate account net investment income, net investment realized and unrealized gains and losses, and the related liability changes are offset within the same line item in the Consolidated Income Statements. Amounts assessed against the contract holders for mortality, variable annuity benefit guarantees, administrative, and other services are reported in revenue as fee income.

Included in the separate account assets and liabilities described above is a Jackson issued group variable annuity contract designed for use in connection with and issued to the Company’s Defined Contribution Retirement Plan. These deposits are allocated to the Jackson National Separate Account - II, which had balances of $285 million and $390 million at December 31, 2022 and 2021, respectively. The Company receives administrative fees for managing the funds. These fees are recorded as earned and included in fee income in the Consolidated Income Statements.

The following table presents the roll-forward of the separate account balance for variable annuities (in millions):

	December 31,
	2022	2021
Balance as of beginning of year	$248,469	$218,618
Deposits	12,288	17,588
Surrenders, withdrawals and benefits	(14,554)	(18,272)
Net transfer from (to) general account	(870)	384
Investment performance	(47,150)	32,621
Policy charges and other	(2,633)	(2,470)
Balance as of end of year, gross	$195,550	$248,469

Cash surrender value (1)	$190,243	$242,656
(1) Cash surrender value represents the amount of the contract holder’s account balances distributable at the balance sheet date less applicable surrender charges.

The following table presents the reconciliation of the separate account balance in the Consolidated Balance Sheets (in millions):

	December 31,
	2022	2021
Variable Annuities	$195,550	$248,469
Other Product Lines	356	480
Total	$195,906	$248,949

Part II | Item 8. Notes to Consolidated Financial Statements | 11. Separate Account Assets and Liabilities
The following table presents aggregate fair value of assets, by major investment asset category, supporting separate accounts (in millions):

	December 31,
	2022	2021
Variable Annuities By Fund Type
Equity	$132,547	$171,813
Bond	19,155	24,059
Balanced	40,797	50,534
Money Market	3,051	2,063
Total Variable Annuities	195,550	248,469
Other Product Lines	356	480
Total Separate Accounts	$195,906	$248,949

12.    Market Risk Benefits

This note is recast for the adoption of LDTI for 2022 and 2021.

Contracts or contract features that provide protection to the contract holder from capital market risk and expose the Company to other-than-nominal capital market risk are classified as MRBs.

All long-duration insurance contracts and certain investment contracts are subject to MRB evaluation. MRBs are measured at fair value at the contract level and can be in either an asset or liability position. For contracts that contain multiple MRB features, the MRBs are valued together as a single compound MRB. Market risk benefit assets and Market risk benefits liabilities are reported separately on the Consolidated Balance Sheets.

Changes in fair value are reported in Net (gains) losses on market risk benefits on the Consolidated Income Statements. However, the change in fair value related to our own non-performance risk is reported as a component of other comprehensive income in Change in non-performance risk on market risk benefits on the Consolidated Statements of Comprehensive Income (Loss).

A description of the items effecting the change in fair value by category is as follows:
•Changes in interest rates — movement in risk free rates (impacts both assumed future separate account returns and discounting of cash flows)
•Fund performance — separate account returns gross of fees
•Change in equity index volatility — movement in implied volatility
•Expected policyholder behavior — policyholder behavior as assumed in reserving
•Actual policyholder behavior different than expected — difference between actual behavior during the period versus assumed behavior
•Time — effect of passage of time including reduction to separate account balances from fees, the change in proximity of future cash flows, and impacts to policy features such as bonus credits
•Change in assumptions — changes in assumptions resulting from our periodic review
•Change in non-performance risk — changes in Jackson’s own credit spread

See Note 6 of the Notes to Consolidated Financial Statements for more information regarding fair value measurements.

Additionally, when an annuitization occurs (for annuitization benefits) or upon extinguishment of the account balance (for withdrawal benefits), the balance related to the MRB is derecognized and the amount deducted (after derecognition of any related amount included in accumulated other comprehensive income) is used in the calculation of the liability for future policy benefits for the resulting payout annuity.

Variable Annuities

Variable annuity contracts issued by the Company offer various guaranteed minimum death, withdrawal, income and accumulation benefits. These guaranteed benefit features, as well as the reinsurance recoverable on the Company’s guaranteed minimum income benefits (“GMIB”), are classified as MRBs and measured at fair value. The Company discontinued offering the GMIB in 2009 and GMAB in 2011.

Part II | Item 8. Notes to Consolidated Financial Statements | 12. Market Risk Benefits

Variable annuity guaranteed benefit features classified as MRBs, which have explicit fees, are measured using the attributed fee method. Under the attributed fee method, fair value is measured as the difference between the present value of projected future liabilities and the present value of projected attributed fees. At the inception of the contract, the Company attributes to the MRB a portion of total fees expected to be assessed against the contract holder to offset the projected claims over the lifetime of the contract. The attributed fee is expressed as a percentage of total projected future fees at inception of the contract. This percentage of total projected fees is considered a fixed term of the MRB feature and is held static over the life of the contract. This percentage may not exceed 100% of the total projected contract fees as of contract inception. As the Company may issue contracts that have projected future liabilities greater than the projected future guaranteed benefit fees at issue, the Company may also attribute mortality and expense charges when performing this calculation. In subsequent valuations, both the present value of future projected liabilities and the present value of projected attributed fees are remeasured based on current market conditions and policyholder behavior assumptions.

Fixed Index Annuities

The longevity riders issued on fixed index annuities are classified as MRBs and measured at fair value. Similar to the variable annuity guaranteed benefits features, these contracts have explicit fees and are measured using the attributed fee method. The Company attributes a percentage of total projected future fees expected to be assessed against the policyholder to offset the projected future claims over the lifetime of the contract. If the fees attributed are insufficient to offset the claims at issue, the shortfall is borrowed from the host contract rather than recognizing a loss at inception.

RILA

RILA guaranteed benefit features are classified as MRBs and measured at fair value. Unlike variable or fixed index annuities, RILA products do not have explicit fees and are measured using an option-based method. The fair value measurement represents the present value of future claims payable by the MRB feature. At inception, the value of the MRB is deducted from the value of the contract resulting in no gain or loss.

The following table presents the reconciliation of the market risk benefits balance in the Consolidated Balance Sheets (in millions):

	December 31, 2022			December 31, 2021
	Variable	Other		Variable	Other
	Annuities	Product Lines	Total	Annuities	Product Lines	Total
Market risk benefit - (assets)	$(4,856)	$(9)	$(4,865)	$(1,658)	$(6)	$(1,664)
Market risk benefit - liabilities	5,623	39	5,662	7,939	94	8,033
Market risk benefit - net liabilities	$767	$30	$797	$6,281	$88	$6,369

Part II | Item 8. Notes to Consolidated Financial Statements | 12. Market Risk Benefits
The following table presents the roll-forward of the net (assets) liabilities of the market risk benefits for variable annuities (in millions):

	Years Ended December 31,
	2022	2021
Net liability balance, beginning of year	$6,281	$9,908
Net liability beginning of year cumulative effect of changes in non-performance risk	326	743
Net liability balance, beginning of year, before effect of changes in non-performance risk	6,607	10,651
Effect of changes in interest rates	(14,137)	(3,193)
Effect of fund performance	6,432	(2,388)
Effect of changes in equity index volatility	1,576	(45)
Effect of expected policyholder behavior	532	412
Effect of actual policyholder behavior different from expected	(230)	(747)
Effect of time	1,707	1,901
Effect of changes in assumptions	465	16
Net liability balance, end of year, before effect of changes in non-performance risk	2,952	6,607
Net liability end of year cumulative effect of changes in non-performance risk	(2,185)	(326)
Net liability balance, end of year, gross	767	6,281

Reinsurance recoverable on market risk benefits at fair value, end of year	(183)	(284)
Net liability balance, end of year, net of reinsurance	584	5,997

Weighted average attained age (years) (1)	69	68
Net amount at risk (2)	$15,592	$3,404
(1) Weighted-average attained age is defined as the average age of policyholders weighted by account value.
(2) Net amount at risk (NAR) is defined as of the valuation date for each contract as the greater of Death Benefit NAR (DBNAR) and Living Benefit NAR (LBNAR), as applicable, where DBNAR is the GMDB benefit base in excess of the account value, and the LBNAR is the actuarial present value of guaranteed living benefits in excess of the account value.
The significant assumptions used in the MRB fair value calculations are discussed in Note 6 of the Notes to Consolidated Financial Statements. The use of models and assumptions used to determine fair value of MRBs requires a significant amount of judgement. As such, we have undertaken a comprehensive review of the significant assumptions used.

During 2022, the following notable changes were made to the inputs to the fair value estimates of the MRB calculations:
•Assumed mortality rates for certain policies were increased as a result of trends in actual mortality experience within those blocks of business, which resulted in an increase in the MRB reserve.
•Assumed lapse rates were reduced to capture recent trends in actual lapse experience and to reflect a strengthening of the risk margin, which resulted in an increase in the MRB reserve.
•An update was made in the GMWB utilization modeling framework to allow for more direct modeling of certain product features and risk margins were strengthened to reflect the credibility associated with the increased granularity of the parameterization, which resulted in a net increase in the MRB reserve. No adjustments were made to the GMIB utilization rates.
•Assumed GMWB withdrawal rates were increased as a result of trends in actual experience, which resulted in an increase in the MRB reserve. Minor adjustments were made to the free partial withdrawal rates on policies without a GMWB with no material impact on the resulting MRB reserve.
•The non-performance risk adjustment increased as a result of increasing credit spreads, which resulted in a decrease in the MRB reserve that was recorded within OCI.
•There were no changes made to assumed long-term equity volatility.
•Increases in interest rates led to higher assumed separate account returns and higher discount rates, which resulted in a decrease in the MRB reserve.
•Decreases in equity markets led to lower separate account fund performance and an increase in future projected benefits, which resulted in an increase in the MRB reserve.
•Increases in equity index volatility led to lower assumed separate account returns, which resulted in an increase in the MRB reserve.

Part II | Item 8. Notes to Consolidated Financial Statements | 12. Market Risk Benefits

During 2021, the following notable changes were made to the inputs to the fair value estimates of the MRB calculations:
•Assumed mortality rates were adjusted downward slightly at older ages to better align with actual mortality experience, which resulted in a slight increase in the MRB reserve.
•While lapse experience has generally stabilized in recent years, assumed lapse rates were reduced in specific segments of the structure to align more closely with experience, which resulted in an increase in the MRB reserves.
•Assumed GMWB utilization rates were reduced in certain segments of the benefit structure to reflect emerging experience, which resulted in a decrease in the MRB reserve. No adjustments were made to the GMIB utilization rates.
•Assumed GMWB withdrawal rates were increased as a result of trends in actual experience, which resulted in an increase in the MRB reserve. Minor adjustments were made to the free partial withdrawal rates on policies without a GMWB with no material impact on the resulting MRB reserve.
•The non-performance risk adjustment decreased as a result of narrowing credit spreads, which resulted in an increase in the MRB reserve that was recorded within OCI.
•There were no changes made to assumed long-term equity volatility.
•Increases in interest rates led to higher assumed separate account returns and higher discount rates, which resulted in a decrease in the MRB reserve.
•Increases in equity markets led to higher separate account fund performance and a decrease in future projected benefits, which resulted in a decrease in the MRB reserve.
•Changes in equity index volatility were mixed throughout the year, which resulted in only minor impacts to the MRB reserve.

13.    Long-Term Debt

Liabilities for the Company’s debt are primarily carried at an amount equal to the principal balance net of any unamortized original issuance discount or premium. Original issuance discount or premium and any debt issue costs, if applicable, are recognized as a component of interest expense over the period the debt is expected to be outstanding.

The aggregate carrying value of long-term debt was as follows (in millions):

	December 31,
	2022	2021
Long-Term Debt
Senior Notes due 2023	$598	$596
Senior Notes due 2027	397	—
Senior Notes due 2031	493	495
Senior Notes due 2032	347	—
Senior Notes due 2051	488	490
Term loan due 2023	—	751
Surplus notes	250	250
FHLBI bank loans	62	67
Total long-term debt	$2,635	$2,649

Part II | Item 8. Notes to Consolidated Financial Statements | 13. Long-Term Debt
The following table presents the contractual maturities of the Company's long-term debt as of December 31, 2022: (in millions):

	Calendar Year
	2023	2024	2025	2026	2027 and thereafter	Total
Long-term debt	$598	$—	$—	$—	$2,037	$2,635

Senior Notes

On June 8, 2022, the Company issued $750 million aggregate principal amount of its senior unsecured notes, consisting of $400 million aggregate principal amount of 5.170% Senior Notes due June 8, 2027, and $350 million aggregate principal amount of 5.670% Senior Notes due June 8, 2032. The net proceeds of these notes were used, together with cash on hand, to repay the Company’s $750 million aggregate principal senior unsecured amount term loan due February 2023 (the “2023 DDTL Facility”).

On November 23, 2021, the Company issued $1.6 billion aggregate principal amount of its senior unsecured notes consisting of $600 million aggregate principal amount of 1.125% Senior Notes due November 22, 2023, $500 million aggregate principal amount of 3.125% Senior Notes due November 23, 2031, and $500 million aggregate principal amount of 4.000% Senior Notes due November 23, 2051. The proceeds of these notes were used, together with cash on hand, to repay the Company’s $1.6 billion aggregate principal amount senior unsecured term loan due May 2022 (the “2022 DDTL Facility”), as described below.

Term Loans

On February 22, 2021, the Company entered into a $1.7 billion 2022 DDTL Facility and a $1.0 billion 2023 DDTL Facility (the “DDTL Credit Facilities”) with a syndicate of banks. On September 10, 2021, the Company borrowed an aggregate principal amount of $2.4 billion under the DDTL Credit Facilities as follows: $1.6 billion under the 2022 DDTL Facility and $750 million under the 2023 DDTL Facility. The proceeds of those borrowings were used for general corporate purposes, including liquidity at the holding company and capitalization of the insurance subsidiaries. Under the terms of the DDTL Credit Facilities, subject to certain exceptions, 100% of the net cash proceeds from any subsequent debt issuance, preferred equity issuance or hybrid instrument issuance by the Company or its subsidiaries will be required to be applied (i) first to prepay the 2022 DDTL Facility and (ii) thereafter, to prepay the 2023 DDTL Facility. As noted above, both term loans have been retired through the application of the proceeds from senior unsecured notes and cash on hand.

Revolving Credit Facility

On February 22, 2021, the Company entered into loan facilities including a $1.0 billion revolving credit facility (the “2021 Revolving Credit Facility”) with a syndicate of banks. The 2021 Revolving Credit Facility provides liquidity backstop. At December 31, 2022, the Company has zero outstanding against the 2021 Revolving Credit Facility.

On February 24, 2023, the Company replaced the 2021 Revolving Credit Facility that was due to expire in February 2024 and entered into a revolving credit facility (the "2023 Revolving Credit Facility") with a syndicate of banks and Bank of America, N.A., as Administrative Agent. The 2023 Revolving Credit Facility provides for borrowings for working capital and other general corporate purposes under aggregate commitments of $1.0 billion, with a sub-limit of $500 million available for letters of credit. The 2023 Revolving Credit Facility further provides for the ability to request, subject to customary terms and conditions, an increase in commitments thereunder by up to an additional $500 million.

The credit agreement for the 2023 Revolving Credit Facility contains financial maintenance covenants, including a minimum adjusted consolidated net worth test of no less than 70% of our adjusted consolidated net worth as of September 30, 2022 (plus (to the extent positive) or minus (to the extent negative) 70% of the impact on such adjusted consolidated net worth resulting from the application of a one-time transition adjustment for the LDTI accounting change for insurance contracts, and plus 50% of the aggregate amount of any increase in adjusted consolidated net worth resulting from equity issuances by the Company and its consolidated subsidiaries after September 30, 2022), and a maximum consolidated indebtedness to total capitalization ratio test not to exceed 35%. Commitments under the 2023 Revolving Credit Facility terminate on February 24, 2028.

Part II | Item 8. Notes to Consolidated Financial Statements | 13. Long-Term Debt
Surplus Notes

Under Michigan insurance law, for statutory reporting purposes, the surplus notes are not part of the legal liabilities of the Company and are considered surplus funds. Payments of interest or principal may only be made with the prior approval of the Michigan Director of Insurance and only out of surplus earnings which the director determines to be available for such payments under Michigan insurance law.

On March 15, 1997, the Company, through its subsidiary, Jackson, issued 8.2% surplus notes in the principal amount of $250 million due March 15, 2027. These surplus notes were issued pursuant to Rule 144A under the Securities Act of 1933, as amended, and are unsecured and subordinated to all present and future indebtedness, policy claims and other creditor claims and may not be redeemed at the option of the Company or any holder prior to maturity. Interest is payable semi-annually on March 15th and September 15th of each year. Interest expense on the notes was $20 million, $20 million, and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively.

FHLB Loans

The Company received loans of $50 million from the FHLBI under its community investment program in both 2015 and 2014, which amortize on a straight-line basis over the loan term. The weighted average interest rate on these loans was 1.7% and 0.1% for the years ended December 31, 2022 and 2021, respectively.

The outstanding balance on these loans was $62 million and $67 million at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the loans were collateralized by mortgage-related securities and commercial mortgage loans with a carrying value of $96 million and $95 million, respectively.

14.     Federal Home Loan Bank Advances

The Company, through its subsidiary, Jackson, entered into an advance program with the FHLBI in which interest rates were either fixed or variable based on the FHLBI cost of funds or market rates. Advances of nil were outstanding at both December 31, 2022 and 2021 and were recorded in other liabilities.

15.     Income Taxes

U.S. Tax Law Changes

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law. The IRA includes a new Federal alternative minimum tax (“AMT”), effective in 2023, that is based on 15% of an applicable corporation’s "adjusted financial statement income" (“AFSI”). A corporation will be subject to the AMT if its average pre-tax AFSI over three prior years (starting with 2020-2022) is greater than $1 billion (an “applicable corporation”). Upon becoming an applicable corporation, an entity will remain so for all future years, except under limited circumstances. The corporation’s AMT liability is payable to the extent the AMT liability exceeds regular corporate income tax. However, any AMT paid would be indefinitely available as a credit carryover that could reduce future regular corporate income tax in excess of AMT. We believe that we will be an applicable corporation starting in 2023. That determination is based on interpretations and assumptions we have made regarding the AMT provisions of the IRA, which may change once regulatory guidance is issued. As of December 31, 2022, we have not recorded any provision for the AMT. The U.S. Department of the Treasury is expected to issue regulatory guidance throughout 2023.

The IRA also creates a 1% excise tax on stock buybacks of publicly-traded U.S. corporations. Starting in 2023, such excise tax generally applies if a company repurchases in excess of $1 million worth of its stock in any given calendar year. The impact of this provision will be dependent on the extent of share repurchases made in future periods. Any excise tax incurred on corporate stock repurchases will generally be recognized as part of the cost basis of the treasury stock acquired and not reported as income tax expense.

On March 27, 2020, H.R. 748, the Coronavirus Aid, Relief, and Economic Security Act, “the CARES ACT”, was signed into legislation. The CARES ACT includes tax provisions relevant to businesses that during 2020 impacted taxes related to 2018 and 2019. Some of the significant changes are reducing the interest expense disallowance for 2019 and 2020, allowing the five-year carryback of net operating losses for 2018-2020, suspension of the 80% limitation of taxable income

Part II | Item 8. Notes to Consolidated Financial Statements | 15. Income Taxes
for net operating loss carryforwards for 2018-2020, and the acceleration of depreciation expense from 2018 and forward on qualified improvement property. In 2020, the Company recognized a tax benefit of $16 million as a result of the CARES ACT. In addition, the Taxpayer Certainty & Disaster Tax Relief Act was enacted on December 27, 2020. There was no impact to taxes from this legislation in 2021 or 2020.

Effective Tax Rate

The components of the provision for federal, state and local income taxes were as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Current tax expense (benefit)
Federal	$(43)	$(71)	$(80)
State and local	1	(2)	2
Total current tax expense (benefit)	(42)	(73)	(78)
Deferred tax expense (benefit)
Federal	1,489	715	(703)
State and local	58	24	(73)
Total deferred tax expense (benefit)	1,547	739	(776)
Total income taxes	$1,505	$666	$(854)

The federal income tax provisions differ from the amounts determined by multiplying pretax income attributable to the Company by the statutory federal income tax rate of 21% were as follows (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Income taxes at statutory rate	$1,615	$857	$(522)
State income taxes (1)	47	17	(56)
Dividends received deduction	(142)	(146)	(158)
Valuation allowance	2	—	1
U.S. federal tax reform impact (2)	—	—	(16)
Foreign and other tax credits (3)	(24)	(46)	(61)
Prior year deferred tax benefit	—	—	(53)
Other (4)	7	(16)	11
Income tax (benefit) expense	$1,505	$666	$(854)
Effective tax rate	19.6%	16.3%	34.3%

(1) For the year ended December 31, 2020, includes a benefit of $33 million relating to prior periods.
(2) For the year ended December 31, 2020, the benefit is the result of the CARES Act.
(3) For the years ended December 31, 2022, 2021 and 2020, this primarily represents the benefit from foreign tax credits generated by the fund investments of the variable life and annuity contracts.
(4) Aggregation of insignificant reconciling items that are less than 5% of the computed income tax expense (benefit).

The dividends received deduction (“DRD”) reduces the amount of dividend income subject to tax. The DRD for the current period was estimated using information from 2021 and estimates of current year investments results. The actual current year DRD can vary based on factors including, changes in the amount of dividends received that are eligible for the DRD, changes in the amount of distributions received from fund investments, changes in the account balances of variable life and annuity contracts, and the Company’s taxable income before the DRD.

Income Taxes Paid

Income taxes paid (refunded) were $(5) million, $(403) million, and $4 million in 2022, 2021 and 2020, respectively. The income taxes refunded in 2021 include $(314) million of taxes and $(24) million of net interest related to the IRS audit that closed during 2021 and $(73) million of refunds from the overpayment of 2020 taxes in 2021.

Part II | Item 8. Notes to Consolidated Financial Statements | 15. Income Taxes

Deferred Taxes and Assessment of Valuation Allowance

The tax effects of significant temporary differences that gave rise to deferred tax assets and liabilities were as follows (in millions, recast for the adoption of LDTI):

	December 31,
	2022	2021
Gross deferred tax asset
Difference between financial reporting and the tax basis of:
Policy reserves and other insurance items	$1,645	$3,306
Employee benefits	165	181
Derivative investments	789	1,128
Net unrealized losses	1,364	—
Net operating loss carryforward	587	306
Other	75	15
Total gross deferred tax asset	4,625	4,936
Valuation allowance	(910)	(2)
Gross deferred tax asset, net of valuation allowance	$3,715	$4,934
Gross deferred tax liability
Difference between financial reporting and the tax basis of:
Deferred acquisition costs and sales inducements	$(2,586)	$(2,702)
Other investment items	(781)	(23)
Net unrealized gains	—	(471)
Other	(28)	(22)
Total gross deferred tax liability	(3,395)	(3,218)
Net deferred tax asset	$320	$1,716

Deferred income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the effects of recording certain invested assets at market value, the deferral of acquisition costs and sales inducements and the provisions for future policy benefits and expenses. Deferred tax assets and liabilities are measured using the tax rates expected to be in effect when such benefits are realized.

In 2016, the Company reached an agreement with the IRS regarding the taxation of hedging activities. This agreement requires the current taxation of all unrealized gains and losses on hedge-related investments, but then defers two-thirds of the amount ratably over the following two years. Accordingly, there is an acceleration of taxes incurred currently and a related offset to the taxes being deferred.

The Company is required to evaluate the recoverability of its deferred tax assets and establish a valuation allowance, if necessary, to reduce its deferred tax asset to an amount that is more-likely-than-not to be realizable. Considerable judgment and the use of estimates are required when determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. When evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

The Company utilized a three-year rolling calculation of actual comprehensive income before taxes adjusted for permanent items to measure the cumulative losses in recent years. In 2020, the Company entered into a funds withheld coinsurance agreement with Athene. The cumulative comprehensive income includes items that are not indicative of the Company’s ability to generate future taxable income. As such, an adjustment was made to exclude the change in AOCI not attributable to the funds withheld coinsurance agreement with Athene. The change in AOCI attributable to these assets is excluded because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore the Company believes that the period-to-period fair market value fluctuations in AOCI are inconsistent when analyzing trends in our business. The changes in AOCI within the funds withheld account related to the

Part II | Item 8. Notes to Consolidated Financial Statements | 15. Income Taxes
Athene Reinsurance Transaction are not excluded because they offset the related earnings from the Athene Reinsurance Transaction included in pre-tax income and this appropriately results in removing the impact from the Athene Reinsurance Transaction from the cumulative income test which economically should be minimal over the life of the reinsured business. Based on these factors, it is reasonable that the Company rely on the estimated projection of future income as evidence in assessing the sources of taxable income available to realize the benefit of deferred tax assets.

The Company evaluated each component of the deferred tax asset and assessed the effects of limitations and/or interpretations on the value of such components to be fully recognized in the future. The Company also evaluated the likelihood of sufficient taxable income in the future to offset the available deferred tax assets based on evidence considered to be objective and verifiable. Based on the analysis at December 31, 2022 and 2021, the Company concluded that it is more-likely-than-not, that the $320 million and $1,716 million, respectively, of net deferred tax assets will be realized through future projected taxable income.

For the year ended December 31, 2022, recent changes in market conditions, including rising interest rates, impacted the unrealized tax gains and losses in the available for sale securities portfolio resulting in deferred tax assets related to net unrealized tax capital losses for the life insurance group. The deferred tax asset relates to the unrealized losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery, our capital loss carryback capacity, along with reversing capital deferred tax liabilities. As of December 31, 2022, based on all available evidence, we concluded that a valuation allowance should be established on a portion of the deferred tax asset related to unrealized losses that are not more-likely-than-not to be realized. For the year ended December 31, 2022 and 2021, respectively, the Company recorded a $906 million and nil valuation allowance associated with the unrealized tax capital losses in the Life Insurance Companies' available for sale securities portfolio. All of the valuation allowance establishment was allocated to other comprehensive income.

At December 31, 2022 and 2021, respectively, the Company recorded a valuation allowance in the amount of $4 million and $2 million against the deferred tax assets associated with both realized and unrealized losses on capital assets, in the Non-life Companies', where it is not more-likely-than-not that the full tax benefit of the losses will be realized.

The net change in the total valuation allowance for the year ended December 31, 2022 and 2021 was an increase of $908 million and nil, respectively. For the year ended December 31, 2022, $906 million of the increase was recognized in other comprehensive income.

Carryforwards

The following table sets forth the amount and expiration dates of federal and state operating, capital loss and tax credit carryforwards for tax periods indicated. Included in the table is a Section 382 loss carryforward attributable to a previous acquisition. Section 382 of the Internal Revenue Code imposes limitations on the utilization of net operating loss carryforwards. The Section 382 limitation is an annual limitation on the amount of pre-acquisition net operating losses that a corporation may use to offset post-acquisition income. Section 382 further limits certain unrealized built-in losses at the time of acquisition.

	December 31,
	2022	2021
Federal net operating and capital loss carryforwards (1)	$2,568	$1,280
Section 382 net operating loss from previous acquisition (2)	137	137
State net operating and capital loss carryforwards (3)	350	161
Foreign Tax Credit (4)	44	—
Alternative Minimum Credit (5)	6	6
Total	$3,105	$1,584

(1) Unlimited carryforward
(2) Begins to expire in 2026 with annual limitation of approximately $21 million.
(3) For the year ended December 31, 2022, includes $127 million with expiration of 0-20 years, and with $223 million unlimited carryforward.
(4) 10 year carryforward
(5) Subject to Section 383 limitations.

Part II | Item 8. Notes to Consolidated Financial Statements | 15. Income Taxes
Accounting for Uncertainty in Income Taxes

The Company determines whether a tax position is more likely than not to be sustained upon examination by tax authorities. The portion of a tax position that is greater than the 50% likelihood of being realized is recorded on the financial statements and any unrecognized part of a position due to uncertainties are recorded as a liability and are charged to income tax in the period that determination is made. The Company has considered both permanent and temporary positions in determining the unrecognized tax benefit. At December 31, 2022, the Company held no reserves related to unrecognized tax benefits. For the year ended December 31, 2021, the Company decreased the reserve by $2 million related to a change in the calculation of its tax basis reserves as a result of the lapse of the statute of limitations, which resulted in no reserves related to unrecognized tax benefits at December 31, 2021.

The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits as a component of income tax (benefit) expense. The Company did not recognize any interest and penalty expense in 2022, 2021 or 2020. For 2022 and 2021, the Company had accrued total interest expense of an immaterial amount and nil, respectively. For 2022 and 2021, the Company did not accrue any amounts for penalties.

Based on information available as of December 31, 2022, the Company believes that, in the next 12 months, there are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease.

Tax Examinations and Litigation

The Company is no longer subject to U.S. federal tax examinations by tax authorities for years prior to 2018. Tax years from 2018 to 2022 remain open under the statute of limitations. The 2018 IRS exam of the JFI non-life federal consolidated return closed during 2022 with no material impact to the Company. Certain of the Company’s subsidiaries’ state income tax returns are currently under examination by various jurisdictions for years ranging from 2011 to 2021. The Company does not anticipate any material changes from any of these audits.

Organization and Tax Sharing Agreements

Our U.S. federal consolidated income tax group includes both life companies and non-life companies. The Company files separate non-life and life insurance consolidated federal income tax returns with the U.S. federal government and various state and local jurisdictions, as well as certain foreign jurisdictions.

Jackson Financial and its non-life insurance subsidiaries, Jackson Holdings, LLC and PPM, file a consolidated non-life federal income tax return. Brooke Life files a consolidated life insurance company tax return with Jackson, JNY, and Squire Re II. Jackson National Life (Bermuda) LTD and VFL International Life Company SPC, LTD are taxed as controlled foreign corporations of Jackson. With the exception of several insignificant wholly-owned subsidiaries that are not included in the Brooke Life consolidated tax return, all other subsidiaries of Jackson are limited liability companies with all of their interests owned by Jackson. Accordingly, they are not considered separate entities for income tax purposes and, therefore, are taxed as part of the operations of Jackson. Income tax expense is calculated on a separate company basis.

Jackson Financial, Jackson Holdings LLC, and PPM have entered into written tax sharing agreements. These tax sharing agreements are generally based on a separate return basis with benefits for credits and losses.

Brooke Life, Jackson, JNY, and Squire RE II have entered into written tax sharing agreements. These tax sharing agreements are generally based on a separate return basis with benefits for credits and losses.

16.    Commitments and Contingencies

In the ordinary course of business, the Company and its subsidiaries are parties to legal actions and, at times, regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate their impact on the Company’s financial position. A reserve is established for contingent liabilities if it is probable that a loss has been incurred and the amount is reasonably estimable. It is possible that an adverse outcome in certain of the Company’s contingent liabilities, or the use of different assumptions in the determination of amounts recorded, could have a material effect upon the Company’s financial position. However, it is the opinion of management that the ultimate disposition of contingent

Part II | Item 8. Notes to Consolidated Financial Statements | 16. Commitments and Contingencies
liabilities is unlikely to have a material adverse effect on the Company’s financial position. Jackson has been named in civil litigation proceedings, which appear to be substantially similar to other class action litigation brought against many life insurers including allegations of misconduct in the sale of insurance products. The Company accrues for legal contingencies once the contingency is deemed to be probable and reasonably estimable.

At December 31, 2022, the Company had unfunded commitments related to its investments in limited partnerships and limited liability companies totaling $1,402 million. At December 31, 2022, unfunded commitments related to fixed-rate mortgage loans and other debt securities totaled $1,169 million.

17.    Leases

The Company leases office space and equipment under several operating leases that expire at various dates through 2051. The Company determines if a contract is a lease at inception or modification. Lease terms may include options to extend or terminate the lease and are included in the lease measurement when it is reasonably certain that the Company will exercise that option. Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and corresponding lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are determined using the Company’s incremental borrowings rate based upon information available at lease commencement. Certain lease incentives such as free rent periods are recorded as a reduction of the ROU asset. Lease costs for operating leases are recognized on a straight-line basis over the life of the lease.

The Company has lease agreements with both lease and non-lease components. The Company elected the practical expedient to combine lease and non-lease components for certain real estate leases.

Variable lease expenses may include changes in index-linked lease payments and certain variable operating expenses associated with real estate leases. These payments are recognized in operating expenses in the period incurred.

At December 31, 2022 and 2021, the Company had operating lease net ROU assets of $26 million and $31 million and associated lease liabilities of $36 million and $43 million, respectively, classified within other assets and other liabilities, respectively. Net lease expense was $46 million, $33 million, and $28 million in 2022, 2021 and 2020, respectively, including expenses associated with software leases.

The following table summarizes the components of operating lease costs and other information related to operating leases recorded within operating costs and other expenses, net of deferrals, (in millions):

	Years Ended December 31,
	2022	2021	2020
Lease Cost:
Operating leases (1)	$7	$8	$12
Variable lease costs	4	4	5
Sublease income	(3)	(4)	(5)
Net Lease Cost	$8	$8	$12

Other Information:
Cash paid for amounts included in the measurement of operating lease liability	$9	$11	$12
Weighted average lease term	6 years	7 years	7 years
Weighted average discount rate	3.9%	3.8%	3.8%
(1)    Operating lease costs exclude software leases, as intangible assets are excluded from the scope of Accounting Standard Codification 842, Leases.

Part II | Item 8. Notes to Consolidated Financial Statements | 17. Leases
At December 31, 2022, the maturities of operating lease liabilities were as follows (in millions):

2023	$9
2024	8
2025	6
2026	6
2027	4
Thereafter	7
Total	$40
Less: interest	4
Present value of lease liabilities	$36

18.    Share-Based Compensation

Prudential Share Plans

Historically, certain associates participated in various share award plans relating to Prudential shares and/or American Depositary Receipts (“ADRs”) that were tradable on the New York Stock Exchange. Outstanding non-vested Prudential ADRs granted as of December 31, 2020 were 6,241,847. In 2021, these plans were replaced through a re-issuance under Jackson Financial Inc.’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the remaining outstanding awards were exchanged for awards under the new plan as further described below.

2021 Omnibus Incentive Plan

In April 2021, the Company’s Board of Directors adopted, and the Company’s shareholders approved, the Incentive Plan. This Incentive Plan became effective following the completion of the Demerger and replaced the Prudential Share Plans. The outstanding unvested awards previously issued under the Prudential Share Plans were exchanged for equivalent awards of shares of JFI’s Class A Common Stock under the Incentive Plan, with a grant date of October 4, 2021. The performance conditions of the awards were modified to be based on U.S. GAAP based metrics. The incremental compensation cost resulting from the modifications will be recognized ratably over the remaining requisite service period of each award.

The Incentive Plan allows for stock-based awards including stock options, stock appreciation rights, restricted share awards, performance share awards, and deferred share units. The Incentive Plan has a ten-year term, expiring in September 2031. The Company currently has Restricted Share Unit and Performance Share Unit equity-based compensation awards outstanding. Dividend equivalents are generally accrued on restricted share units and performance share units outstanding as of the record date. These dividend equivalents are paid only on restricted share units and performance share units that ultimately vest. Generally, the requisite service period is the vesting period. In the case of retirement (eligibility for which is based on the associate's age and years of service as provided in the relevant award agreement), awards vest in full, but are subject to the satisfaction of any applicable performance criteria and paid in line with the original vesting date. The maximum aggregate number of shares of the Company’s common stock that may be issued pursuant to awards under the Incentive Plan shall not exceed 11,000,000 shares. Shares for which payment is in cash, including the shares withheld to cover associate payroll taxes, as well as shares that expire, terminate, or are canceled or forfeited, may be awarded or granted again under the Incentive Plan.

The Company reflects the cash settled awards of the above plan as a liability classified plan and, therefore, reports the accrued compensation expense and the value of the cash settled awards within other liabilities. At December 31, 2022 and 2021, the Company had $79 million and $80 million accrued for future payments under this plan, respectively.

Part II | Item 8. Notes to Consolidated Financial Statements | 18. Share-Based Compensation
Restricted Share Units ("RSUs")

JFI grants RSUs to certain associates and non-employee directors. The majority of associate RSUs are expected to vest in three equal installments on the first through third anniversaries of the grant date over a 3-year service period, subject to forfeiture and transfer restrictions, and are payable in cash or shares at the Company’s discretion. The associate awards granted in 2021 will have a shortened, 30-month vesting period. In addition, 1- and 2-year awards were issued in connection with the Company’s Demerger. RSUs have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. In lieu of cash dividend payments, the dividends on unvested RSUs are awarded in additional units equal to the value of the dividends and are subject to the same vesting and distribution conditions as the underlying RSU.

Outstanding non-vested RSUs granted to associates were as follows:

Year Ended December 31, 2022	Share-Settled		Cash-Settled
	RSUs	Weighted-Average Grant Date Fair Value per Share	RSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	1,345,401	$26.65	1,920,880	$26.09
Granted (1)	400,179	$38.32	1,171,221	$38.74
Vested	(421,085)	$27.14	(836,671)	$26.98
Forfeited	(146,486)	$27.15	(98,657)	$29.01
Non-vested at end of period	1,178,009	$30.38	2,156,773	$32.89

(1) Includes dividend equivalents granted in the current period on awards outstanding

Year Ended December 31, 2021	Share-Settled		Cash-Settled
	RSUs	Weighted-Average Grant Date Fair Value per Share	RSUs	Weighted-Average Grant Date Fair Value per Share
Nonvested at beginning of period	—	$—	—	$—
Granted (1)	641,312	$26.91	1,694,960	$26.57
Vested	—	$—	—	$—
Forfeited	—	$—	(8,772)	$26.41
Re-issuance due to modification	704,089	$26.41	234,692	$26.41
Nonvested at end of period	1,345,401	$26.65	1,920,880	$26.09

(1) Includes dividend equivalents granted in the current period on awards outstanding

Performance Share Units ("PSUs")

JFI grants PSUs to certain associates. PSU vesting is contingent on meeting a specified service requirement and the level of achievement of performance conditions. The PSU awards entitle recipients to receive, upon vesting, a number of units that ranges from 0% to 200% of the number of PSUs awarded, depending on the level of achievement of the specified performance conditions. The awards are generally expected to vest after a period of three years, subject to forfeiture and transfer restrictions, and are payable in cash or shares at the Company’s discretion. However, the awards granted in 2021 will have a shortened, 30-month vesting period. Award recipients have immediate dividend rights and voting rights upon issuance of underlying shares when the share units vest. The dividends on unvested PSUs are awarded in additional units equal to the value of the dividends and are subject to the same vesting and distribution conditions as the underlying PSUs. The modified PSU awards retained their vesting and performance conditions, modified to be based on U.S. GAAP based metrics, rather than IFRS.

Part II | Item 8. Notes to Consolidated Financial Statements | 18. Share-Based Compensation
Outstanding non-vested PSUs granted were as follows:

Year Ended December 31, 2022	Share-Settled		Cash-Settled
	PSUs	Weighted-Average Grant Date Fair Value per Share	PSUs	Weighted-Average Grant Date Fair Value per Share
Non-vested at beginning of period	5,775,795	$26.59	1,993,641	$26.56
Granted (1)	749,064	$37.75	292,132	$37.87
Vested	(2,127,430)	$26.64	(709,089)	$26.63
Forfeited	(322,099)	$27.00	(89,231)	$26.79
Non-vested at end of period	4,075,330	$28.59	1,487,453	$28.73
(1) Includes dividend equivalents granted in the current period on awards outstanding

Year Ended December 31, 2021	Share-Settled		Cash-Settled
	PSUs	Weighted-Average Grant Date Fair Value per Share	PSUs	Weighted-Average Grant Date Fair Value per Share
Nonvested at beginning of period	—	$—	—	$—
Granted (1)	678,468	$27.95	294,976	$27.42
Vested	—	$—	—	$—
Forfeited	(43,753)	$26.41	(14,868)	$26.41
Re-issuance due to modification	5,141,080	$26.41	1,713,533	$26.41
Nonvested at end of period	5,775,795	$26.59	1,993,641	$26.56
(1) Includes dividend equivalents granted in the current period on awards outstanding

Compensation Cost

JFI charges the fair value of the restricted share units and performance share units to expense over the requisite service period. The fair value of equity-classified RSUs and PSUs is based on the price of JFI’s common stock on the grant date. The fair value of liability-classified RSUs and PSUs is based on the price of JFI’s common stock as of the reporting date. For performance-based awards, JFI estimates the number of shares expected to vest at the end of the performance period based on the probable achievement of the performance objectives. RSUs have graded vesting features and JFI recognizes expense for those awards on a straight-line basis over the requisite service period. The Company recognizes forfeitures as they occur when recognizing share-based compensation expense.

Total expense related to these share-based plans was as follows (in millions):

	For the Years Ended December 31,
	2022	2021	2020
Compensation expense recognized	$131	$129	$56
Income tax benefit recognized	$29	$26	$12

Unrecognized compensation cost for RSUs and PSUs under the Incentive Plan as of December 31, 2022 was $50 million with a weighted average recognition period of 1.07 years.

The shares issued under the Incentive Plan may be authorized and unissued, or reacquired treasury shares.

19.    Other Related Party Transactions

The Company's investment management operation, PPM, provides investment services to certain Prudential affiliated entities. The Company recognized $33 million, $28 million, and $37 million of revenue during the years ended December 31, 2022, 2021 and 2020, associated with these investment services. This revenue is included in fee income in the accompanying Consolidated Income Statements.

Part II | Item 8. Notes to Consolidated Financial Statements | 20. Statutory Accounting and Regulatory Matters
The investments in the segregated account related to the coinsurance agreement with Athene are subject to an investment management agreement between Jackson and Apollo Insurance Solutions Group LP (“Apollo”), which merged with Athene in 2022. Apollo management fees, which are calculated and paid monthly in arrears, are paid directly from the funds withheld account, administered by Athene. These payments were $83 million, $104 million, and $60 million during the years ended December 31, 2022, 2021 and 2020, associated with these services.

20.    Statutory Accounting and Regulatory Matters

The Company’s insurance subsidiaries are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing investments and certain assets and accounting for deferred income taxes on a different basis.

At December 31, 2022 and 2021, Jackson’s statutory capital and surplus was $6.0 billion and $6.1 billion, respectively. Jackson had statutory net income (loss) of $3,688 million, $136 million, and $(1,933) million, in 2022, 2021 and 2020, respectively.

Furthermore, at December 31, 2022 and 2021, Brooke Life’s statutory capital and surplus was $6.0 billion and $6.1 billion, respectively, which includes its investment in Jackson of $6.0 billion and $6.1 billion, in 2022 and 2021, respectively. Brooke Life’s statutory net income (loss) was $(109) million, $(94) million, and $(85) million in 2022, 2021, and 2020, respectively. Brooke Life’s statutory net income did not include dividend payments from Jackson in 2022 or 2021. Brooke Life paid dividends of $510 million to its parent in 2022 with no related dividend payments in 2021.

The Company’s consolidated assets are primarily those of its life insurance subsidiary, Jackson. Under the Michigan Insurance Code of 1956, Jackson must notify the Michigan Director of Insurance prior to payment of any dividend. Ordinary dividends on capital stock may only be distributed out of earned surplus, excluding any unrealized capital gains and the effect of permitted practices (referred to as adjusted earned surplus). Ordinary dividends are also limited to the greater of 10% of statutory surplus as of the preceding year end, excluding any increase arising from the application of permitted practices, or the statutory net income, excluding any net realized investment gains, for the twelve-month period ended on the preceding December 31. The Michigan Director of Insurance may approve payment of dividends in excess of these amounts, which would be deemed an extraordinary dividend. The maximum amount that would qualify as an ordinary dividend for Jackson, which would consequently be free from restriction and available for payment of dividends to Brooke Life in 2023, is estimated to be $3,688 million, subject to the availability of adjusted earned surplus as of the dividend date. At December 31, 2022, Jackson had $943 million adjusted earned surplus available for ordinary dividends. Furthermore, at December 31, 2022, Brooke Life had adjusted earned surplus of $545 million. The maximum amount that would qualify as an ordinary dividend for Brooke Life, which would consequently be free from restriction and available for payment of dividends to Brooke Life’s parent in 2023, is estimated to be $501 million, subject to the availability of adjusted earned surplus as of the dividend date.

On February 24, 2023, Jackson received approval from the Michigan Director of Insurance for a $600 million distribution to Jackson’s parent company, Brooke Life. The distribution occurred in the first quarter of 2023. Brooke Life subsequently upstreamed this distribution to its ultimate parent, Jackson Financial, except for $90 million of the distribution to be used for debt servicing of its surplus note payable.

Under Michigan insurance law, Value of Business Acquired ("VOBA") is reported as an admitted asset if certain criteria are met. Pursuant to Michigan insurance law, Jackson reported $33 million of statutory basis VOBA, at December 31, 2021, which was fully admissible. At December 31, 2022, Jackson's statutory basis VOBA was nil as the balance was fully amortized in 2022.

The NAIC has developed certain risk-based capital (“RBC”) requirements for life insurance companies. Under those requirements, compliance is determined by a ratio of a company’s total adjusted capital (“TAC”), calculated in a manner prescribed by the NAIC to its authorized control level RBC, calculated in a manner prescribed by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice the authorized control level RBC (“Company

Part II | Item 8. Notes to Consolidated Financial Statements | 20. Statutory Accounting and Regulatory Matters
action level RBC”). At December 31, 2022, Jackson and Brooke Life’s TAC remained well in excess of the Company action level RBC.

In addition, on the basis of statutory financial statements that insurers file with the state insurance regulators, the NAIC annually calculates twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A usual range of results for each ratio is used as a benchmark and departure from the usual range on four or more of the ratios can lead to inquiries from individual state insurance departments. In 2022 and 2021, there were no significant exceptions with any ratios.

21.    Benefit Plans

The Company has a defined contribution retirement plan covering substantially all associates and certain affiliates. Effective January 1, 2020, associates are immediately eligible to participate in the Company’s matching contribution. To be eligible to participate in the Company’s profit-sharing contribution, an associate must have attained the age of 21, completed at least 1,000 hours of service in a 12-month period and passed their 12-month employment anniversary. In addition, the associate must be employed on the applicable January 1 or July 1 entry date. The Company’s annual profit-sharing contributions, as declared by Jackson’s Board of Directors, are based on a percentage of eligible compensation paid to participating associates during the year. In addition, the Company matches a participant’s elective contribution, up to 6 percent of eligible compensation, to the plan during the year. The Company’s expense related to this plan was $31 million, $32 million, and $34 million in 2022, 2021 and 2020, respectively.

The Company maintains non-qualified voluntary deferred compensation plans for certain associates and independent agents. At December 31, 2022 and 2021, the total aggregate liability for such plans was $469 million and $564 million, respectively, and was reported in other liabilities. The Company’s expense (income) related to these plans, including a match of elective deferrals for the agents’ deferred compensation plan and the change in value of participant elective deferrals, was $(47) million, $54 million, and $56 million in 2022, 2021 and 2020, respectively.

22.    Operating Costs and Other Expenses

The following table is a summary of the Company’s operating costs and other expenses (in millions):

	Years Ended December 31,
	2022	2021	2020
Asset-based commission expenses	$1,010	$1,126	$907
Other commission expenses	846	1,042	1,020
Deferral of acquisition costs	(628)	(796)	(735)
Sub-advisor expenses	329	389	324
General and administrative expenses	875	1,078	985
Athene ceding commission (1)	—	—	(1,202)
Total operating costs and other expenses	$2,432	$2,839	$1,299

(1) See Note 8 of the Notes to Consolidated Financial Statements for further information.

Part II | Item 8. Notes to Consolidated Financial Statements | 23. Accumulated Other Comprehensive Income (Loss)
23.    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in shareholders’ equity (except those arising from transactions with owners/shareholders) and includes net income, net unrealized gains or losses on available-for-sale securities, the impact of changes in the non-performance risk used in the remeasurement of market risk benefits, and the impact of changes in the discount rate used in the remeasurement of our reserves for future policy benefits and claims payable.

The following table represents changes in the balance of accumulated other comprehensive income (loss) ("AOCI"), net of income tax, related to unrealized investment gains (losses) (in millions, recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
Balance, beginning of period (1)	$1,360	$3,821	$2,398

Change in accounting principle, net of tax	—	(385)	—

Other comprehensive income (loss):
Change in unrealized gains (losses) of investments	(8,296)	(1,829)	2,598
Change in current discount rate - reserve for future policy benefits (2)	1,664	507	—
Change in non-performance risk on market risk benefits	1,875	(424)	—
Change in unrealized gains (losses) - other	36	37	131
Change in deferred tax asset	114	371	(602)
Other comprehensive income (loss) before reclassifications	(4,607)	(1,338)	2,127
Reclassifications from AOCI, net of tax	(131)	(738)	(704)
Other comprehensive income (loss)	(4,738)	(2,076)	1,423
Balance, end of period (1)	$(3,378)	$1,360	$3,821
(1)Includes $(2,106) million and $287 million related to the investments held within the funds withheld account related to the Athene Reinsurance Transaction as of December 31, 2022 and December 31, 2021, respectively.
(2)Represents the impact of changes in the discount rate used in the remeasurement of our direct reserves for future policy benefits and claims payable, net of the remeasurement of ceded reserves for future policy benefits and claims payable.

The following table represents amounts reclassified out of AOCI (in millions, recast for the adoption of LDTI for 2022 and 2021):

AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Consolidated Income Statement

	Years Ended December 31,
	2022	2021	2020
Net unrealized investment gain (loss):
Net realized gain (loss) on investments	$(167)	$(932)	$(1,148)	Net gains (losses) on derivatives and investments
Other impaired securities	—	(10)	10	Net gains (losses) on derivatives and investments
Net unrealized gain (loss)	(167)	(942)	(1,138)
Amortization of deferred acquisition costs	—	—	247
Reclassifications, before income taxes	(167)	(942)	(891)
Income tax expense (benefit)	(36)	(204)	(187)
Reclassifications, net of income taxes	$(131)	$(738)	$(704)

24.    Equity

Common Stock

At the time of the Demerger, the Company had two classes of common stock: Class A Common Stock and Class B Common Stock. Both classes had a par value of $0.01 per share. Each share of Class A Common Stock was entitled to one vote per share. Each share of Class B Common Stock was entitled to one-tenth of one vote per share. Except for voting rights, the Company’s Class A Common Stock and Class B Common Stock had the same dividend rights, were equal in all

Part II | Item 8. Notes to Consolidated Financial Statements | 24. Equity
other respects, and were otherwise treated as if they were one class of shares. On June 9, 2022, our shareholders approved the Third Amended and Restated Certificate of Incorporation, which amended and restated the Second Amended and Restated Certificate of Incorporation to eliminate the Class B Common Stock. At December 31, 2021, the Company was authorized to issue up to 900 million shares of Class A Common Stock and 100 million shares of Class B Common Stock. At December 31, 2022, the Company was authorized to issue up to 1 billion shares of common stock (formerly known as the Class A Common Stock at December 31, 2021).

Stock Split

On September 9, 2021, the Company effected a 104,960.3836276-for-1 stock split of its Class A Common Stock and Class B Common Stock by way of a reclassification of its Class A Common Stock and Class B Common Stock. The incremental par value of the newly issued shares was recorded with the offset to additional paid-in capital. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Share Repurchase and Common Stock Conversion

On November 8, 2021, our Board of Directors authorized a share repurchase program of our Class A Common Stock of $300 million. On February 28, 2022, our Board of Directors authorized an increase of $300 million in our existing authorization to repurchase shares of our outstanding Class A Common Stock as part of the Company's share repurchase program.

On December 13, 2021, we repurchased 2,242,516 shares of our Class A Common Stock from Prudential and 1,134,767 shares of our Class A Common Stock from Athene. The price per share in the repurchase was $37.01. On December 13, 2021, Athene converted a total of 725,623 shares of its Class B Common Stock to Class A Common Stock on a one-for-one basis. On February 1, 2022, Athene converted the remaining 638,861 shares of its Class B Common Stock to Class A Common Stock on a one-for-one basis.

On March 12, 2022, we repurchased 750,000 shares of our Class A Common Stock from Athene. The price per share in the repurchase was $37.89.

On February 27, 2023, our Board of Directors authorized an increase of $450 million in our existing authorization to repurchase shares of our outstanding common stock as part of the Company's share repurchase program. As of February 22, 2023, the Company had remaining authorization to purchase $90 million of its common shares. The Company expects to repurchase shares from time to time in the open market or in privately negotiated transactions. The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board at any time. It does not have an expiration date. There can be no assurance that we will continue share repurchases or approve any increase to, or approve any new, stock repurchase program, or as to the amount of any repurchases made pursuant to such programs.

The following table represents share repurchase activities as part of this share repurchase program:

	Number of Shares Repurchased	Total Payments (in millions)	Average Price Paid Per Share
Period
2021 (October 1 - December 31)	5,778,649	$211	$36.51
Total 2021	5,778,649	211	36.51
2022 (January 1 - March 31)	3,433,610	140	40.84
2022 (April 1 - June 30)	1,870,854	66	35.15
2022 (July 1 - September 30)	1,200,000	39	32.75
2022 (October 1 - December 31)	1,142,105	38	33.33
Total 2022	7,646,569	283	37.05
2023 (January 1 - February 22)	409,037	$16	$39.56

Part II | Item 8. Notes to Consolidated Financial Statements | 24. Equity
The following table represents changes in the balance of common stock outstanding:

	Common Stock	Treasury Stock		Total Common Stock Outstanding
Shares at December 31, 2020	94,464,343	—		94,464,343
Shares repurchased under repurchase program	—	(5,778,649)		(5,778,649)
Shares at December 31, 2021	94,464,343	(5,778,649)		88,685,694
Share-based compensation programs	10,568	1,640,405	(1)	1,650,973
Shares repurchased under repurchase program	—	(7,646,569)		(7,646,569)
Shares at December 31, 2022	94,474,911	(11,784,813)		82,690,098

(1) Represents net shares issued from treasury stock pursuant to the Company’s share-based compensation programs.

Dividends to Shareholders

Any declaration of cash dividends will be at the discretion of JFI’s Board of Directors and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to paying cash dividends, restrictions imposed by Delaware law, general business conditions and any other factors that JFI’s Board of Directors deems relevant in making any such determination. Therefore, there can be no assurance that we will pay any cash dividends to holders of our common stock or as to the amount of any such cash dividend.

The following table presents declaration date, record date, payment date and dividends paid per share of JFI’s common stock:

	Declaration Date	Record Date	Payment Date	Dividends Paid Per Share
Quarter Ended
03/31/2022	February 28, 2022	March 14, 2022	March 23, 2022	0.55
06/30/2022	May 9, 2022	June 2, 2022	June 16, 2022	0.55
09/30/2022	August 8, 2022	September 1, 2022	September 15, 2022	0.55
12/31/2022	November 7, 2022	December 1, 2022	December 15, 2022	0.55
Quarter Ended
12/31/2021	November 8, 2021	November 19, 2021	December 9, 2021	0.50

There were no dividends declared or paid to the Company’s shareholders for the year ended December 31, 2020.

Dividend equivalents are generally accrued on restricted share units and performance share units outstanding as of the record date. Dividend equivalents on restricted share units and performance share units that are ultimately payable in cash are recognized as compensation expense while those that are ultimately payable in shares are recognized as dividends.

Cumulative Effect of Changes in Accounting Principles

On January 1, 2023, the Company adopted LDTI resulting in a decrease in total equity of $3.0 billion as of the transition date of January 1, 2021, comprised of a reduction in accumulated other comprehensive income (“AOCI”) of $0.4 billion and a reduction in retained earnings of $2.6 billion.

In 2020, the Company adopted ASU 2016-13 and all related amendments with a cumulative effect after-tax adjustment at December 31, 2020 of $56 million to reduce retained earnings primarily related to the Company’s commercial mortgage loans.

Part II | Item 8. Notes to Consolidated Financial Statements | 25. Earnings Per Share

25.    Earnings Per Share

Basic earnings per share is calculated by dividing net income (loss) attributable to Jackson Financial Inc. shareholders by the weighted-average number of common shares outstanding during the period. When the Class B Common Stock was outstanding, except for voting rights, the two classes of common stock had the same dividend rights, were equal in all respects, and were otherwise treated as if they were one class of shares, including the treatment for the earnings per share calculations. Diluted earnings per share is calculated by dividing the net income (loss) attributable to Jackson Financial Inc. shareholders, by the weighted-average number of shares of common stock outstanding for the period, plus shares representing the dilutive effect of share-based awards. In 2020, the Company did not have any outstanding share-based awards involving the issuance of the Company’s equity and, therefore, no impact to the diluted earnings per share calculation. Beginning in 2021, the Company granted its first share-based awards subject to vesting provisions of the Incentive Plan, which have a dilutive effect. See Note 18 of the Notes to Consolidated Financial Statements for further description of share-based awards.

The following table sets forth the calculation of earnings per common share (recast for the adoption of LDTI for 2022 and 2021):

	Years Ended December 31,
	2022	2021	2020
	(in millions, except share and per share data)
Net income (loss) attributable to Jackson Financial Inc.	$6,186	$3,417	$(1,634)

Weighted average shares of common stock outstanding - basic	85,513,787	93,994,520	67,658,901
Dilutive common shares	3,176,913	470,991	—
Weighted average shares of common stock outstanding - diluted	88,690,700	94,465,511	67,658,901

Earnings per share—common stock
Basic	$72.34	$36.35	$(24.14)
Diluted	$69.75	$36.17	$(24.14)

26.    Revision and Reclassifications of Prior Period Financial Statements

At September 30, 2022, the Company identified errors related to the classification of certain balances and amounts in line items of Consolidated Balance Sheets, Income Statements, and Statements of Cash Flows of its previously issued Consolidated Financial Statements. These errors consist of balances and amounts related to deferred sales inducement assets, liabilities for certain life-contingent annuities, sub-advisor fee expenses, and other operating expenses and do not impact previously reported net income, total equity, or net cash flows.

Management evaluated these errors and the impact to previously issued financial statements based upon SEC Staff Accounting Bulletin No. 99, Materiality, which has since been codified in Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections. Based on this evaluation, management has concluded that the adjustments and impact of these errors are not material to any previously issued quarterly or annual financial statements. However, to improve the consistency and comparability of the financial statements, management has revised previously reported financial statement line items and related disclosures in this report.

In addition, certain other immaterial amounts in prior period financial statements have been reclassified to conform to the current period presentation.

Part II | Item 8. Notes to Consolidated Financial Statements | 26. Revision and Reclassifications of Prior Period Financial Statements
The following tables, recast for the adoption of LDTI for 2021, present Consolidated Balance Sheets and Income Statements line items affected by the revisions and reclassifications of previously reported financial statements adjusted for the adoption of LDTI, detailing amounts previously reported, the impact upon those line items due to revisions and reclassifications and amounts as currently revised within the financial statements. For the years ended December 31, 2021 and 2020 the reclassification also impacted the Consolidated Statements of Cash Flows in the amount of $61 million and $65 million, respectively, which increased financing cash flows offset by a decrease in operating cash flows. In addition, there were revisions reflected in our disclosures throughout this Form 10-K.

Consolidated Balance Sheets (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	12/31/21	12/31/21	12/31/21	12/31/21

Assets
Deferred acquisition costs	$14,249	$(724)	$—	$13,525
Reinsurance recoverable, net of allowance for credit losses	33,126	(292)	—	32,834
Reinsurance recoverable on market risk benefits, at fair value	—	383	—	383
Market risk benefit assets, at fair value	—	1,664	—	1,664
Deferred income taxes, net	954	762	—	1,716
Other assets	853	5	75	933
Total assets	375,484	1,798	75	377,357

Liabilities
Reserves for future policy benefits and claims payable	17,629	(3,477)	1,038	15,190
Other contract holder funds	59,689	(5)	(963)	58,721
Market risk benefit liabilities, at fair value	—	8,033	—	8,033
Notes issued by consolidated variable interest entities, at fair value under fair value option	—	—	1,404	1,404
Other liabilities	3,944	—	(1,404)	2,540
Total liabilities	364,410	4,551	75	369,036

Equity
Accumulated other comprehensive income, net of tax expense	1,744	(384)	—	1,360
Retained earnings	2,809	(2,369)	—	440
Total Equity	11,074	(2,753)	—	8,321
Total liabilities and equity	$375,484	$1,798	$75	$377,357

Part II | Item 8. Notes to Consolidated Financial Statements | 26. Revision and Reclassifications of Prior Period Financial Statements

Consolidated Income Statements (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	Year Ended	Year Ended	Year Ended	Year Ended
	12/31/21	12/31/21	12/31/21	12/31/21

Revenues
Fee income	$7,670	$—	$389	$8,059
Premium	133	—	15	148
Net investment income	3,429	—	(5)	3,424
Total net gains (losses) on derivatives and investments	(2,478)	(2,887)	—	(5,365)
Total revenues	8,848	(2,887)	399	6,360
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	913	(45)	57	925
(Gain) loss from updating future policy benefits cash flow assumptions, net	—	41	—	41
Market risk benefits (gains) losses, net	—	(3,966)	—	(3,966)
Interest credited on other contract holder funds, net of deferrals and amortization	868	(2)	(34)	832
Operating costs and other expenses, net of deferrals	2,462	—	377	2,839
Amortization of deferred acquisition costs	521	787	(1)	1,307
Total benefits and expenses	4,801	(3,185)	399	2,015
Pretax income (loss)	4,047	298	—	4,345
Income tax (benefit) expense	602	64	—	666
Net income (loss)	$3,445	$234	$—	$3,679

Consolidated Income Statements (in millions)	As Previously Reported	Impact for the Adoption of LDTI	Impact of Revisions and Reclassifications	As Revised
	Year Ended	Year Ended	Year Ended	Year Ended
	12/31/20	12/31/20	12/31/20	12/31/20

Revenues
Fee income	$6,604	$—	$324	$6,928
Premium	160	—	27	187
Net investment income	2,829	—	(11)	2,818
Total revenues	3,206	—	340	3,546
Benefits and Expenses	—
Death, other policy benefits and change in policy reserves, net of deferrals	1,284	—	78	1,362
Interest credited on other contract holder funds, net of deferrals and amortization	1,210	—	91	1,301
Operating costs and other expenses, net of deferrals	984	—	315	1,299
Amortization of deferred acquisition costs	(389)	—	(144)	(533)
Total benefits and expenses	5,697	—	340	6,037
Net income (loss)	$(1,637)	$—	$—	$(1,637)

Part II | Item 8. Notes to Consolidated Financial Statements | 27. Selected Quarterly Financial Data (Unaudited)

27.    Selected Quarterly Financial Data (Unaudited)

Effective January 1, 2023, the Company adopted LDTI using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith; and on a retrospective basis, in relation to market risk benefits ("MRBs"). See Note 2 of the Notes to Consolidated Financial Statements for further description of the adoption of this new accounting principle.

The following table contains quarterly financial information recast for the years ended December 31, 2022 and 2021 (in millions):

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Revenues
Fee income	$2,012	$1,907	$1,934	$1,993	$1,908	$2,063	$1,868	$2,096
Premiums	37	40	32	38	36	37	27	33
Net investment income:
Net investment income excluding funds withheld assets	430	639	328	507	327	538	422	552
Net investment income on funds withheld assets	260	291	364	294	313	299	317	304
Total net investment income	690	930	692	801	640	837	739	856
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(1,566)	(2,840)	2,938	(388)	(196)	(420)	(4,199)	(1,696)
Net gains (losses) on funds withheld reinsurance treaties	1,028	898	1,077	(768)	555	(115)	(474)	(36)
Total net gains (losses) on derivatives and investments	(538)	(1,942)	4,015	(1,156)	359	(535)	(4,673)	(1,732)
Other income	20	23	21	30	19	17	25	24
Total revenues	2,221	958	6,694	1,706	2,962	2,419	(2,014)	1,277

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	300	256	274	217	237	284	251	168
(Gain) loss from updating future policy benefits cash flow assumptions, net	15	48	14	6	(37)	(15)	(26)	2
Market risk benefits (gains) losses, net	(1,907)	(6,522)	1,184	1,512	(913)	1,066	(1,900)	(22)
Interest credited on other contract holder funds, net of deferrals and amortization	197	212	209	210	224	208	236	202
Interest expense	20	6	24	7	29	6	40	18
Operating costs and other expenses, net of deferrals	666	690	543	701	592	697	631	751
Amortization of deferred acquisition costs	317	331	307	328	305	328	297	320
Total benefits and expenses	(392)	(4,979)	2,555	2,981	437	2,574	(471)	1,439
Pretax income (loss)	2,613	5,937	4,139	(1,275)	2,525	(155)	(1,543)	(162)
Income tax expense (benefit)	388	1,115	845	(253)	657	(99)	(385)	(97)
Net income (loss)	2,225	4,822	3,294	(1,022)	1,868	(56)	(1,158)	(65)
Less: Net income (loss) attributable to noncontrolling interests	31	68	31	56	(11)	62	(8)	76
Net income (loss) attributable to Jackson Financial Inc.	$2,194	$4,754	$3,263	$(1,078)	$1,879	$(118)	$(1,150)	$(141)

Earnings per share
Basic	$25.41	$50.33	$37.96	$(11.41)	$22.08	$(1.25)	$(13.74)	$(1.52)
Diluted	$24.39	$50.33	$36.59	$(11.41)	$21.38	$(1.25)	$(13.74)	$(1.52)

Part II | Item 8. Notes to Consolidated Financial Statements | 28. Subsequent Events
28.    Subsequent Events

The Company has evaluated subsequent events through the March 1, 2023, the date of the filing of the Form 10-K for the year ended December 31, 2022.

Dividends Declared to Shareholders

On February 27, 2023, our Board of Directors approved a first quarter cash dividend on JFI's common stock of $0.62 per share, payable on March 23, 2023, to shareholders of record on March 14, 2023.

Share Repurchase Authorization

On February 27, 2023, our Board of Directors authorized an increase of $450 million to our existing share repurchase authorization of JFI's common stock.

Additionally, the Company has evaluated subsequent events through May 10, 2023 the date these Recast Consolidated Financial Statements were issued. (Unaudited)

On March 13, 2023, the Company issued and sold 22,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th fractional interest in a share of the Company’s Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A, $25,000 liquidation preference per share (equivalent to $25 per Depositary Share), with a 5-year dividend rate reset period and noncumulative dividends. After underwriting discounts and expenses, we received net proceeds of approximately $533 million.

In early March through late April, several regional U.S. banks were taken over by federal regulators with the Federal Deposit Insurance Corporation ("FDIC") being named the receiver. These bank failures raised concern among investors and depositors regarding the solvency and liquidity of regional banks across the country, leading to increased stress on the banking sector. In response, the FDIC invoked a systemic risk exception allowing the government to ensure repayment of all amounts on deposit at the failed banks. We continue to monitor and analyze the ongoing situation in the banking sector. Except for assets held as part of reinsurance arrangements within our funds withheld portfolios, where the Company does not have exposure to default risk, the Company's general account portfolio had no exposure to Silicon Valley Bank ("SVB"), Signature Bank, First Republic Bank, and Credit Suisse Additional Tier 1 debt during as of March 31, 2023.

Jackson is a party to an Uncommitted Money Market Line Credit Agreement dated April 6, 2023 among Jackson, Jackson Financial, and Société Générale. This agreement is an uncommitted short-term cash advance facility that provides an additional form of liquidity to Jackson and to Jackson Financial. The aggregate borrowing capacity under the agreement is $500 million and each cash advance request must be at least $100 thousand. The interest rate is set at the time of the borrowing and is fixed for the duration of the advance. Jackson and Jackson Financial are jointly and severally liable to repay any advance under the agreement, which must be repaid prior to the last day of the quarter in which the advance was drawn. As of May 10, the Company has not borrowed on this line of credit.

Schedule I
Jackson Financial Inc.
Summary of Investments—Other Than Investments in Related Parties
(In millions)

	As of December 31, 2022
			Amount at
			Which Shown
	Cost or		on Balance
Type of Investment	Amortized Cost	Fair Value	Sheet
Debt securities:
Bonds:
U.S. government securities	$6,192	$5,185	$5,185
Other government securities	1,719	1,467	1,467
Public utilities	5,893	5,225	5,225
Corporate securities	28,803	25,146	25,146
Residential mortgage-backed	510	464	464
Commercial mortgage-backed	1,821	1,638	1,638
Other asset-backed securities	6,133	5,637	5,637
Total debt securities	51,071	44,762	44,762
Equity securities	393	393	393
Mortgage loans	11,549	N/A	11,549
Policy loans	4,377	N/A	4,377
Derivative instruments	1,270	N/A	1,270
Other invested assets	2,815	N/A	3,595
Total investments	$71,475		$65,946

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule II
Jackson Financial Inc.
(Parent Company Only)
Balance Sheets
(In millions, except share data)

	December 31,
	2022(1)	2021(1)
Assets
Debt securities, available-for-sale	$450	$—
Investment in subsidiaries	8,266	7,320
Cash and cash equivalents	226	604
Accrued investment income	1	—
Intercompany receivables	2,054	2,064
Deferred income taxes, net	—	2
Other assets	4	3
Total assets	$11,001	$9,993

Liabilities and Equity
Liabilities
Senior Notes due 2023 - unaffiliated (2) (3)	598	596
Senior Notes due 2027 - unaffiliated (2) (3)	397	—
Senior Notes due 2031 - unaffiliated (2) (3)	493	495
Senior Notes due 2032 - unaffiliated (2) (3)	347	—
Senior Notes due 2051 - unaffiliated (2) (3)	488	490
Term loan due 2023 - unaffiliated (2)	—	751
Deferred income taxes, net	1	—
Intercompany payables	19	—
Other liabilities	12	20
Total liabilities	2,355	2,352
Equity
Common stock, (i) at December 31, 2022, common stock (formerly known as the Class A Common Stock at December 31, 2021) 1,000,000,000 shares authorized, $0.01 par value per share and 82,690,098 shares issued and outstanding (ii) at December 31, 2021, Class A Common Stock 900,000,000 shares authorized, $0.01 par value per share and 88,046,833 shares issued and outstanding and Class B Common Stock 100,000,000 shares authorized, $0.01 par value per share and 638,861 shares issued and outstanding (See Note 24 to Consolidated Financial Statements)	1	1
Additional paid-in capital	6,063	6,051
Treasury stock, at cost; 11,784,813 and 5,778,649 shares at December 31, 2022 and 2021, respectively.	(443)	(211)
Accumulated other comprehensive income (loss)	(3,378)	1,360
Retained earnings (deficit)	6,403	440
Total equity	8,646	7,641
Total liabilities and equity	$11,001	$9,993

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.
(2) See Note 13 - Long-Term Debt to our Consolidated Financial Statements for additional information regarding these borrowings.
(3) Includes unamortized debt issuance costs totaling $20 million and $17 million for the senior notes on a combined basis at December 31, 2022 and 2021, respectively.

(continued)

Schedule II
Jackson Financial Inc.
(Parent Company Only)
Statements of Income
(In millions)

	For the Years Ended December 31,
	2022(1)	2021(1)	2020
Revenues
Net investment income	$10	$—	$—
Dividends from subsidiaries	510	—	—
Interest income from subsidiaries	90	90	49
Total revenues	610	90	49

Benefits and Expenses
Interest expense	76	15	4
Operating costs and other expenses	29	53	17
Total benefits and expenses	105	68	21
Pretax income	505	22	28
Income tax expense (benefit)	(1)	9	10
Subsidiary equity earnings (loss)	5,680	3,404	(1,652)
Net income (loss)	$6,186	$3,417	$(1,634)

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

(continued)

Schedule II
Jackson Financial Inc.
(Parent Company Only)
Statements of Cash Flows
(In millions)

	For the Years Ended December 31,
	2022(1)	2021(1)	2020
Cash flows from operating activities:
Net income	$6,186	$3,417	$(1,634)
Adjustments to reconcile net income to net cash provided by operating activities:
Subsidiary equity earnings	(5,680)	(3,404)	1,652
Interest expense	76	15	4
Amortization of discount and premium on investments	(5)	—	—
Change in other assets and liabilities, net	4	(43)	4
Net cash provided by (used in) operating activities	581	(15)	26

Cash flows from investing activities:
Sales, maturities and repayments of:
Debt securities	—	—	—
Purchases of:
Debt securities	(445)	—	—
Other investing activities	—	—	—
Net cash provided by (used in) investing activities	(445)	—	—

Cash flows from financing activities:
Net proceeds from (payments on) borrowings	(750)	740	—
Net proceeds from issuance of senior notes	750	1,593	—
Debt issuance costs	(7)	(28)	—
Dividends on common stock	(186)	(50)	—
Capital distribution to subsidiary	—	(1,550)	(526)
Share based compensation	—	123	—
Purchase of treasury stock	(321)	(211)	—
Common stock issuance—Athene	—	—	500
Net cash provided by (used in) financing activities	(514)	617	(26)
Net increase (decrease) in cash and short-term investments	(378)	602	—
Cash and cash equivalents, beginning of year	604	2	2
Total cash and cash equivalents, end of year	$226	$604	$2

Non-cash financing transactions
Non-cash dividend equivalents on stock based awards	$(13)	$—	$—
Non-cash debt restructuring transactions	$—	$—	$(2,350)
Shares issued in settlement of the debt restructuring	$—	$—	$2,350

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule III
Jackson Financial Inc.
Supplemental Insurance Information
(In millions)

		Reserves for
	Deferred	Future Policy
	Acquisition	Benefits and	Other Contract
	Costs	Claims Payable	Holder Funds
December 31, 2022(1)
Retail Annuities	$12,740	$1,412	$36,454
Closed Life and Annuity Blocks	119	10,906	12,717
Institutional Products	—	—	9,019
Corporate and Other	64	—	—
Total	$12,923	$12,318	$58,190

December 31, 2021(2)
Retail Annuities	$13,368	$1,709	$36,743
Closed Life and Annuity Blocks	130	13,481	13,148
Institutional Products	—	—	8,830
Corporate and Other	27	—	—
Total	$13,525	$15,190	$58,721

December 31, 2020
Retail Annuities	$13,739	$9,078	$38,962
Closed Life and Annuity Blocks	134	13,434	13,492
Institutional Products	—	—	11,138
Corporate and Other	24	—	—
Total	$13,897	$22,512	$63,592

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.

(continued)

Schedule III
Jackson Financial Inc.
Supplemental Insurance Information
(In millions)

			Interest Credited	Deferred
			on Other	Acquisition and	Operating
		Net Investment	Contract Holder	Sales Inducements	Costs and
	Premium	Income	Funds	Amortization	Other Expenses
December 31, 2022(1)
Retail Annuities	$10	$403	$253	$557	$2,174
Closed Life and Annuity Blocks	134	706	412	11	130
Institutional Products	—	312	201	—	5
Corporate and Other	—	65	—	—	123
Segment subtotal	144	1,486	866	568	2,432
Non-operating items (2)	(12)	1,275	—	658	—
Total	$132	$2,761	$866	$1,226	$2,432

December 31, 2021(1)
Retail Annuities	$15	$692	$225	$557	$2,456
Closed Life and Annuity Blocks	145	950	419	13	179
Institutional Products	—	260	188	—	5
Corporate and Other	—	55	—	—	147
Segment subtotal	160	1,957	832	570	2,787
Non-operating items (2)	(12)	1,467	—	737	52
Total	$148	$3,424	$832	$1,307	$2,839

December 31, 2020
Retail Annuities	$27	$956	$477	$57	$2,158
Closed Life and Annuity Blocks	172	778	436	17	187
Institutional Products	—	355	250	—	5
Corporate and Other	—	(35)	—	20	134
Segment subtotal	199	2,054	1,163	94	2,484
Non-operating items (2)	(12)	764	138	(627)	(1,185)
Total	$187	$2,818	$1,301	$(533)	$1,299

(1) Recast for the adoption of ASU 2018-12. See Notes 1 and 2 to the Consolidated Financial Statements.
(2) See Note 3. Segment Information for further details on the non-operating items.

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule IV
Jackson Financial Inc.
Reinsurance
For the Years Ended December 31, 2022, 2021, and 2020
(In millions)

					% Amount
					Assumed to
	Gross Amount	Ceded	Assumed	Net Amount	Net
December 31, 2022
Life insurance in-force	$86,792	$49,007	$15,976	$53,761	29.7%
Insurance premium
Life insurance	$325	$228	$37	$134	27.6%
Accident and health	25	28	3	—
Payout annuity	10	—	—	10
Annuity guaranteed benefits	—	12	—	(12)
Total insurance premium	$360	$268	$40	$132	30.3%

December 31, 2021
Life insurance in-force	$105,704	$63,548	$16,358	$58,514	28.0%
Insurance premium
Life insurance	$354	$247	$38	$145	26.2%
Accident and health	38	42	4	—
Payout annuity	15	—	—	15
Annuity guaranteed benefits	—	12	—	(12)
Total insurance premium	$407	$301	$42	$148	28.4%

December 31, 2020
Life insurance in-force	$118,328	$72,188	$17,034	$63,174	27.0%
Insurance premium
Life insurance	$273	$142	$42	$173	24.3%
Accident and health	36	41	5	—
Payout annuity	27	—	—	27
Annuity guaranteed benefits	—	13	—	(13)
Total insurance premium	$336	$196	$47	$187	25.1%

See the accompanying Report of Independent Registered Public Accounting Firm

Schedule V
Jackson Financial Inc.
Valuation and Qualifying Accounts
For the Years Ended December 31, 2022 and 2021
(In millions)

	Balance at	Charged to
	Beginning	Costs and				Balance at
	of Period	Expenses		Deductions		End of Period
December 31, 2022
Allowance for credit losses on debt securities	$9	$36		$(22)	(1)	$23
Allowances for credit losses on mortgage and other loans	94	—		1	(2)	95
Allowance for credit losses on reinsurance recoverable	12	3		—		15
Valuation allowance on deferred tax asset	2	908	(3)	—		910
	$117	$947		$(21)		$1,043

December 31, 2021
Allowance for credit losses on debt securities	$14	$11		$(16)	(1)	$9
Allowances for credit losses on mortgage and other loans	179	—		(85)	(2)	94
Allowance for credit losses on reinsurance recoverable	13	—		(1)		12
Valuation allowance on deferred tax asset	2	—		—		2
	$208	$11		$(102)		$117
(1) Represents reductions for securities disposed.
(2) Represents provision (release) of allowance for write-offs.
(3) Includes $906 million valuation allowance during the year ended December 31, 2022, associated with the unrealized tax losses in the companies' available for sale securities portfolio, see Note 15. Income Taxes for further information.

See the accompanying Report of Independent Registered Public Accounting Firm